SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC 20549
                          --------------------

                             FORM 10-SB/A

  GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL BUSINESS ISSUERS
   UNDER SECTION 12(b) OR 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934


                          SunVest Resorts, Inc.
           ----------------------------------------------
           (Name of Small Business Issuer in Its Charter)


                    Florida                       65-0693150
       -------------------------------         -------------------
       (State or Other Jurisdiction of          (I.R.S. Employer
        Incorporation or Organization)         Identification No.)


       307 South 21st Avenue, Hollywood, Florida         33020
       -----------------------------------------       ----------
        (Address of Principal Executive Offices)       (Zip Code)


                                (954) 922-6070
             ------------------------------------------------
             (Issuer's Telephone Number, Including Area Code)

       Securities registered under Section 12(b) of the Exchange Act:

                                                     Name of Each Exchange
         Title of Each Class                         on Which Registered
         -------------------                         ---------------------
               None                                          None
         -------------------                         ---------------------

      Securities registered under Section 12(g) of the Exchange Act:

                        Common Stock, $.02 par value
                        ----------------------------
                              (Title of Class)
End page
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                                      Part 1
                                  (Alternative 2)

Item 6.          Description of Business
                 -----------------------

General

     SunVest Resorts, Inc., a Florida corporation (the "Company"), was created on August 6, 1996, through the merger of Telshare International, Inc., a publicly-held Delaware corporation, and two Florida corporations, Colony Plaza Development, Inc. ("Colony"), and Cove Development, Inc.("Cove"). Teleshare International, Inc., had ceased operations in 1988, but maintained its publicly held status. As a result of the merger, the shareholders of Colony and Cove, Harvey Birdman, Diane Birdman, Louis Birdman, Herbert Hirsch and Bonita Hirsch (collectively, the "HB Group"), acquired 8,000,000 out of 8,866,000 shares of common stock outstanding, or 90.12% of the outstanding stock of the Company. At the time of the merger, Colony owned a newly acquired 302-room resort hotel called Colony Plaza and located in Ocoee, west of Orlando, Florida, and Cove owned a newly-acquired 173-room resort hotel called Pirates Cove and located in Daytona Beach Shores, Florida. The Company conducts all of its activities strictly through subsidiaries and, as used herein, the term "Company" refers to SunVest Resorts, Inc. acting through one or more subsidiary, unless the context
indicates otherwise.    Colony and Cove are the Company's only
corporate subsidiaries. As discussed on page 4 below, the Company also owns 100% of the membership interests in Lakeshore LC.

     The HB Group, the members of which constitute the management of the Company, See, Directors, Executive Officers and Significant Employees, has engaged in the business of acquiring, renovating and converting hotels into resort hotel condominiums ("condotels") and multi-family rental projects into primary and second home condominium communities for the last ten years. Through the end of 1999, the HB Group had converted 11 condotels and multi-family projects, containing 1711 units with an aggregate sell-out price of $70.3 million.

Current Business and Properties

     The Company converts hotels into condotels and develops large-scale age-focused communities called "active adult communities (AACs)." All of the Company's current projects are located in Florida.

     Condotels

     Conversion into condotels is accomplished through the purchase and renovation of resort hotels. A typical project consists of substantial interior and exterior renovation and upgrading of the existing property through the installation of kitchens, and other condominium amenities, upgrading bathrooms and renovation of the common areas such as the front desk, swimming pool, tennis courts, restaurant, lounge, gift shop and laundry facility.

        As discussed below, in its two condotel projects, Colony
Plaza and Pirates Cove, the Company has retained ownership and responsibility for the operation of the front desk,

End page 2
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restaurant, lounge and gift shop (the "Commercial Component").
The Company has outsourced property maintenance, laundry, rental and resale agent services to organizations experienced in hotel/condominium management under 15-year contracts, expiring in February 2011 (with respect to Colony Plaza) and in September 2010 (with respect to Pirate's Cove). These organizations manage the units for the owners and retain 55% of the total rental income and pay 45% of the total rental income to the unit owners. The Company receives 3% of the gross revenue from rental operations and 5% of the gross revenue from food and beverage operations.

     Since 1996, the Company has converted Colony Plaza and Pirates Cove. Colony's total investment in Colony Plaza was approximately $6.25 million financed by means of a $1,548,000 first mortgage loan from BankAtlantic FSB, Ft. Lauderdale, Florida ("BankAtlantic"), personally guaranteed by members of the HB Group, and a three-year, 18% second mortgage loan from Mortgage Investment Group 9, Ltd., a Florida limited partnership ("MIG-9"). The general partner of MIG-9, owning a 1% general partnership interest, is an entity owned by the HB Group; the members of the HB Group have also purchased 18% of the limited partnership interests in MIG-9 at the same price as the other limited partners. In 1996, 25 units at Colony Plaza were transferred by Colony to Holiday Vacation Ventures, a Florida general partnership ("HVV"), in exchange for a 65% partnership interest. HVV, in turn, sold timeshare interests in such units. As of September 30, 1999, Colony owned the Commercial Component of Colony Plaza and HVV owned approximately 200 weeks in timeshare interests. All of the remaining 277 units were owned by individual unit owners.

     Cove's total investment in Pirates Cove was approximately $5.4 million, financed by means of a $1,258,000 first mortgage loan from BankAtlantic, personally guaranteed by members of the HB Group, and a $1,300,000 second mortgage loan from Mortgage Investment Group 10, Ltd. ("MIG-10"). MIG-10 has been structured identically to MIG-9. As of September 30, 1999, the assets of Cove consisted of the Commercial Component of Pirates Cove and eight (8) unsold condotel units, from which Cove derived rental income on the same basis as the individual owners of the other 165 units.

     Active Adult Communities

     AAC's are large-scale master planned communities for active adults age 55 and over. A typical AAC is a complex of individually-owned garden style or multi-story residences, with resort-type amenities, such as swimming pool, tennis court and fitness center, as well as amenities associated with permanent residence, such as community center, hobby rooms, and convenience store. AACs are a segment of the resort market experiencing above-average growth due to the general aging of the U.S. population with, according to Modern Maturity, the number of Americans over age 55 projected to grow to 75 million by 2010. The resulting increase in demand for AAC units is projected to occur as "baby boomers" acquire second homes to be used as eventual retirement residences.

     The Company entered the AAC business in late 1998 by acquiring, through a wholly-owned Florida limited liability company, Lakeshore Club Development LC ("Lakeshore LC"), Lakeshore Club. Lakeshore LC was established by the Company by means of a nominal contribution to capital. Lakeshore Club is a complex of 500 already existing garden-style

END PAGE 3
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units set on 110 acres in Fedhaven, Polk County, Florida, 10 miles east of Lake Wales, 45 miles south of Disney World, in Orlando, Florida, and on a 7500-acre Lake "Walk in the Water". The sports-related amenities will include a fishing pier, marina, lakefront promenade, tennis courts, exercise rooms, miniature golf course and driving range and baseball, basketball, volleyball and handball courts. In addition, it will contain community amenities such as a clubhouse, 350-seat theater for shows and social events (under the direction of a full-time social director), arts and crafts rooms, library, bank, post office, laundromat, beauty salon, restaurant/convenience store, as well as a 24-hour, on-call paramedic emergency service and an on-site fire department.

     Lakeshore LC acquired Lakeshore Club for $5.5 million and expects to spend an additional $7.5 million in renovation costs of the 500 units and the common areas, for a total investment of $26,000 per unit in combined construction and acquisition costs. The total cost of the 500-unit conversion, including soft costs (i.e. interest, marketing, advertising and support personnel costs) and $5.5 million in acquisition costs, is estimated at $20.1 million. A projected total sellout of $33.0 million is expected, with an average sales price per unit of $66,000.

     Lakeshore LC has financed the acquisition and initial renovation and other costs of the Lakeshore Club through a $6.2 million first mortgage from BankAtlantic and a $2.5 million second mortgage loan from Mortgage Investment Group 20, Ltd. (MIG-20"). MIG-20 has been structured identically to MIG-9 and MIG-10. The terms of the first mortgage are: maturity date of September
1, 2001 and interest rate at prime + 1 1/2%. The terms of the second mortgage are: maturity December 2001, interest rate 18%, with no principal amortized. Management believes that the proceeds from the two loans and net proceeds from the sale of units will be sufficient to carry out the 500-unit conversion and common areas construction and renovation through complete sellout. As of December 31, 1999, the conversion and renovation of 60 among the Lakeshore Club units was substantially completed. On January 14, 2000, Lakeshore LC closed on the sale of the first of such units.

     The 110-acre parcel can accommodate up to 200 additional garden-style units. Having already received the appropriate approvals from Polk County, if Lakeshore LC achieves satisfactory results in selling the existing 500 units, it will construct the additional units at a cost of approximately $50,000 per unit. The aggregate sellout price, at an average of $85,000 sales price per unit for the 200 units, is projected to be $17.0 million.

     On December 30, 1999, Lakeshore LC acquired, for $1.8 million, 420 acres of undeveloped land contiguous to Lakeshore Club. Lakeshore LC financed this purchase by means of a $1.3 million first mortgage seller-financed loan and a $500,000 second mortgage loan from Mortgage Investment Group 24, Ltd. ("MIG-24"). MG-24 has been structured identically to MIG-9 and MIG-10. This phase II parcel has the capacity for the development of up to 2000 AAC units and a golf course. The Company intends to develop this parcel in phases after the 700 units at Lakeshore Club are substantially sold.

Construction

     Presently, all renovation activities are carried out by the Company through third party general contractors and subcontractors, under the supervision of the Company's management. If the Company were to expand its development as opposed to renovation activities, the Company

END PAGE 4
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would become subject to the risks and challenges typically
associated with development. Among such risks are construction-related risks, e.g. weather, local labor conditions and availability of materials and supplies. Among such challenges is proper coordination between construction of units with unit sales orders in order to control the costs and risks associated with completed but unsold inventory.

Marketing and Sales Activities

     Domestically, the Company markets its condotels through newspaper and other advertising and contacts within real estate brokerage firms in the area where the project is located. In Puerto Rico and South America, where the Company has discovered a significant as yet untapped market for their products, the Company markets through newspaper advertising and local real estate brokerage companies. Sales to residents of Puerto Rico and South America are facilitated by a program developed by the Company for verifying the income, employment status and credit history of these customers thus facilitating their obtaining acquisition financing from U.S. lending institutions.

     The Company's marketing activities in connection with the Lakeshore Club are and will be focused on 50 and over active adults in South Florida, New York, New Jersey, Massachusetts, Michigan, Ohio, Illinois, Wisconsin and Ontario and Quebec, Canada. The Company will use advertising in retirement publications, newspapers, radio and television and through an in-house telemarketing program. To attract attention from potential purchasers travelling through Central Florida for vacation or otherwise, the Company has secured over two dozen billboards located along key stretches of highways connecting Fedhaven to Orlando, Tampa and South Florida.

     While more than one factor may contribute to a given sale, the Company believes that a substantial portion of sales at its AAC will be attributable to follow-ups on referrals from residents of these communities and to exposing potential purchasers to the AAC experience. As a result, as more units at the Lakeshore Club become renovated and all the amenities are completed, the Company will implement a program which enables prospective purchasers to visit and stay (for a modest charge) in vacation homes for a few days to one week to experience the Lakeshore Club lifestyle prior to deciding whether to purchase a home. The Company sells all of its units through in-house commissioned sales personnel.

Employees

     Since its inception and as of September 30, 1999, the Company had no employees. However, as of that date, the Company leased the services of 95 full-time employee equivalents, which are being leased from an independent employee leasing company. Substantially all of such personnel work within the state of Florida, primarily at the Company's main office complex located in Hollywood, Broward County, Florida, and in various sales offices throughout the state and Puerto Rico.

END PAGE 5
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Regulation

     The Company's sales and operations are subject to regulation by the federal government and by the State of Florida. On a federal level, the Federal Trade Commission enforces the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject is contained in the Securities Act of 1933, as amended, the Securities and Exchange Act of 1934, as amended, the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act and the Civil Rights Acts of 1964 and 1968. In Florida, the Condominium Act and the rules and regulations promulgated thereunder as administered by the Division of Land Sales, Condominiums and Mobile Homes of the Department of Business and Professional Regulations, provide the most significant regulation of its conversion business. Florida law requires the Company to file and obtain approval for a detailed offering statement describing its business and all material aspects of a proposed development and sale of fee simple interests. The Company is required to deliver the offering statement to all prospective purchasers, together with certain additional information concerning the terms of the purchase. Florida law also permits the purchaser of a fee simple interest to cancel a contract of purchase at any time within 15 calendar days following the date on which the purchaser has received the last of the documents that Florida law requires the seller to provide. The Company believes that it is in material compliance with all federal and state laws and regulations to which it is currently or may be subject. Any failure to comply with applicable laws or regulations could have a material adverse effect on the profitability of the Company.

Market and Competition

     The Company is subject to significant competition from other entities engaged in the business of resort development, sales and operation. The condotel and condominium conversion segment of the Company's business, which is focused in Florida, is fragmented and localized. Competitors are typically private and, often, single-project companies. Some may have greater capital resources than the Company.

     The AAC market in Florida is similarly locally-based and fragmented, but, recently, it has attracted at least one leading national AAC developer, Del Webb Corporation, which has recently acquired the Spring Creek communities near Ocala, Florida. Many of these local and national entities possess significantly greater financial, marketing, personnel and other resources than the Company. In addition, there are many hotels and other vacation resorts in Florida that provide competitive alternatives to the purchase of a home in the Company's AAC community. The Company believes, however, that it will compete effectively with these other entities on the basis of the quality of the homes and amenities and the very competitive prices it is able to provide at Lakeshore Club.

Certain Factors Affecting the Company's Operations

     Set forth below is a brief description of certain matters that may affect the Company and its operations:

END PAGE 6
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     Financing and Leverage.

     The maturity dates, interest rate and outstanding balance
(as of September 30, 1999) of the Company's mortgage loans were as follows:
                                             Maturity    Interest
Borrower       Lender         Secured by       Date         Rate     Balance
--------       ------         ----------      -------    ---------  ---------
Lakeshore LC   MIG-20         Phase I of      Oct. 1, 2001     18%  2,500,000
                              Lakeshore Club

Lakeshore LC   MIG-24         420 Acres       July 1, 2001     18%    500,000
                              (Phase II land)

Lakeshore LC   BankAtlantic   Phase I         Oct. 1, 2002   Prime  6,513,726
               FSB            Lakeshore Club                 + 1.5%

Lakeshore LC   Lightsey       420 acres       April 1, 2009     8%  1,350,000
               (Seller)       (Phase II land)

Colony (as a   Litchfield     Timeshare       March 31, 2000 Prime    323,466
partner in HVV)Financial Corp interests                      + 3%

Colony (as a   Litchfield     A/R from sales  Revolving loan Prime    422,343
partner in HVV)Financial Corp of timeshare    with no        + 3%
                              Interests       maturity date

Colony         Union Bank     Commercial      April 29, 2003  8 3/4%  378,189
                              Component at
                              Colony Plaza

Cove           BankAtlantic   8 unsold units  June 30, 2000  10.25%   375,000

Cove           Vacation       8 unsold units  Demand         12.00%   200,000
               Investment (2nd mortgage)
               Plan, Inc.
               ("VIP")(an
               entity owned
               by the HB Group)

Cove           Union Bank     Commercial      April 29, 2003 8 3/4%   227,476
                              Component at
                              Pirates Cove                         ----------
                              TOTAL                               $12,790,200

     Copies of the documents relating to the material among these mortgages (those with an outstanding balance in excess of $500,000) are attached as Exhibits 6(a).1, 6(a).2, 6(a).3 and 6(a).4.

     As shown above, of the mortgage loans, only the loan from Litchfield Financial Corp to Colony (as a partner in HVV), secured by timeshare interests, with a principal amount of $323,466 (at September 30, 1999) and the loans from BankAtlantic and VIP to Cove, secured by the 8 unsold units, with an aggregate principal amount (at September 30, 1999) of $575,000, are due in their entirety in the next twelve months. With respect to the Litchfield loan, HVV has been repaying this loan from proceeds of sales of timeshare interests; in fact, the principal balance of this loan as of December 31, 1999, was reduced to $213,102. Should such proceeds generated in the next three months not be sufficient to repay this loan, management believes that HVV will be able to refinance it with the current lender or any one of the many other lenders in the Orlando area specializing in timeshare financing. With respect to the loans to Cove secured by the 8 unsold units, management believes that the fair market value of this collateral significantly exceeds the amount of both mortgages and that Cove would be able to refinance the BankAtlantic loan and the VIP loan if a sufficient number of units is not sold before June 30, 2000.

     As shown on Exhibit A to the note attached as Exhibit 6(a).3, the terms of the acquisition/construction loan to Lakeshore LC from BankAtlantic do call for certain principal payments. However, under the note, the borrower has 120 days to make up a shortfall in principal reduction for a given quarter. By operation of both of these provisions, Lakeshore LC's principal repayment obligations for the next twelve months under the BankAtlantic note are, in the aggregate, $2.7 million ($225,000 + $787,500 + $1,012,500 + $675,000). These principal repayment requirements must be read in light of the arrangement informally agreed to by BankAtlantic that $25,000 from the proceeds of each of the first 150 units at Lakeshore Club would be paid to the lender as a release price and that $37,500 of such proceeds from the sale of each of the other 350 units would be paid to the lender as a release price. The Company projects a sell-off of $10.428 million in units at Lakeshore Club during 2000, giving BankAtlantic a total reduction of principal (including repaying $1,325,000 in additional advances during 2000) of $4,012,500, an amount substantially higher than the $2.7 million aggregate amount in principal reduction called for in the note.

     In the event sales of units at Lakeshore Club occur slower than projected, management intends to obtain a modification of the loan delaying principal repayments further into the future. Management has already advertised Lakeshore Club for sale with the view to selling Phase I at a price at least sufficient to repay all indebtedness of Lakeshore LC, except the seller financing with respect to the 420 acres. Under the worst scenario, where no significant sales of units take place, management believes that it has at least until June 30, 2000, to convert Lakeshore Club into a rental project and refinance it as such. In this connection, it is to be noted that before its acquisition by Lakeshore LC, Lakeshore Club was an entirely rental project and that the units not yet converted are still being rented by Lakeshore LC, yielding during 1999 approximately $500,000 in rental income. Management believes that, if necessary, the units at Lakeshore Club could be slightly refurbished and the project would be a viable rental property that could carry the existing debt on Lakeshore Club and the Phase II land.

     In terms of the Company's debt service requirements in the next twelve months with respect to the mortgage loans owed by Cove, the combination of rental income from the 8 unsold units and Cove's share of the revenue from the Commercial Component in 2000 is projected to

END PAGE 8
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 be sufficient - if none of these units or the Commercial
Component itself are sold and these loans are not paid off - to pay the approximately $82,341 in debt service for the twelve months. Colony's Commercial Component is subject to an agreement under which it would be sold by Colony for an aggregate purchase price of $625,000, with a closing scheduled for February 1, 2000. Under the terms of this purchase, Colony would repay the Union Bank mortgage to which the property is subject within nine months after the closing, i.e. using the $100,000 down payment and a portion of the first three $131,250 quarterly installments due under the terms of the sale. The documents relating to this proposed sale are attached as Exhibit 6(a).5.

     The loans to HVV from Litchfield Financial Corp. would, in the aggregate, require a debt service of approximately $67,000 over the next twelve months. HVV's income from rental of the units and sales of timeshare interests in the units will be sufficient to carry the two loans. The timeshare interests are listed for sale as a block at a price which would repay the two loans.

     The interest component of the debt service requirements of Lakeshore LC over the next twelve months would, of course, be paid in full if the projected sales of 158 units, yielding $10.428 million in net proceeds, were to occur during 2000. In the absence of significant sales of units, as stated above, management's options would be to obtain a modification of the BankAtlantic and MIG-20 loans, refinance with a new lender or refinance Lakeshore Club as a rental project.

     During 1998 and 1999, the Company's cash flow needs were partially met by means of advances from the HB Group and entities controlled by the HB Group. As of September 30, 1999, the amounts advanced to Cove, Colony and Lakeshore LC were as follows:

     Obligee                                           Amount
     -------                                           ------
     Herbert Hirsch                                   $311,864
     Diane Birdman                                     203,892
     Harvey Birdman                                    183,244
                                                       -------
       TOTAL                                                      $679,000

     VIP                                               693,000
     Corporate Realty Services, Inc.
         (accrued fees for administrative support services)
       and P.D. Payroll Corp
         (accrued payroll service fees)                 76,100
                                                        ------
           TOTAL                                                 $769,100
                                                                ---------
                                                  GRAND TOTAL  $1,448,100

     These advances have accrued interest at 12% and are due on demand. Management anticipates repaying the advances from VIP whenever the timeshare interests owned by Colony are sold. The accrued administrative support and payroll service fees fluctuate with the needs of the Company's subsidiaries and are really in the nature of an operating expense. With respect to the advances from the three shareholders, the Company and the shareholders are in the process of negotiating a repayment plan which takes into account the Company's projected cash flow needs in 2000.

END PAGE 9
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     In general terms, as a result of acquiring Lakeshore Club
and the adjacent land, the Company is currently highly leveraged. The Company's degree of leverage from time to time will affect its net available capital resources, which could limit its ability to capitalize on business opportunities or withstand adverse changes.

     Cyclical Nature of Real Estate Operations and Other Conditions Generally. All of the Company's projects are subject to real estate market conditions (both where they are located and in areas where potential customers reside), the cyclical nature of real estate operations, general national economic conditions and changing demographic conditions. These are long-term projects and sales activity varies from period to period, with the ultimate success of any project not to be judged by results in any particular period or periods. A project may generate significantly higher sales levels at inception (whether because of pent-up demand or other reasons) than it does during later periods. Revenues and earnings of the Company will also be affected by period-to-period fluctuations in the mix of product and unit closing among the Company's projects.

     Profitability of the Company's real estate operations also depend upon the availability and cost of mortgage financing available to the potential buyers of its units. An increase in interest rates, which may result from governmental policies and other factors outside the control of the Company, may adversely affect the buying decisions of potential unit buyers and their ability to sell their existing homes.

     Geographic Concentration. The Company's current business operations are centralized in Florida. This geographic concentration and limited number of projects may create increased vulnerability to regional economic downturns or adverse project-specific matters.

     Potential Mergers. On July 1, 1999, the Company entered into an Agreement and Plan of Merger with SellMAX.com, Inc., a start-up e-commerce company specializing in selling high-ticket items over the Internet in a non-auction arrangement. The agreement became effective on September 3, 1999. Under the terms of the agreement, SellMAX would have merged into the Company, with the SellMAX shareholders receiving 90% of the equity of the Company and its management becoming the management of the Company. Also, at the closing of the merger, the Company would have sold its stock in Colony and Cove and its membership interest in Lakeshore LC to the HB Group in a transaction determined to be fair to the shareholders of the Company other than the members of HB Group by an independent appraisal firm. In the course of due diligence, both parties reached the conclusion that a merger would not be in the best interests of the parties and its shareholders. All negotiations were, therefore, terminated on November 13, 1999.

     In the next twelve months, management intends to continue its efforts to enhance the Company's ability to raise equity capital and thus facilitate a more active trading market for the Company's stock and liquidity for the shareholders. This objective is more likely to be achieved by means of a merger of the Company with a merger partner conducting a business which is perceived by the capital markets as having a higher growth potential than the Company's existing real estate business. Management intends, therefore, to pursue merger opportunities

END PAGE 10
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with companies conducting a technology-related business, as well as companies with exceptional potential in the real estate business.

Forward Looking Information; Certain Cautionary Statements.

     Certain statements contained in this Registration Statement that are not historical results are forward looking statements. These forward looking statements involve risks and uncertainties including, but not limited to, those referred to above. Actual results may differ materially from those projected or implied. Further, certain forward looking statements are based upon assumptions of future events which may not be accurate.

Item 7.          Description of Property.
                 ------------------------

     Except for its conversion and development projects, the Company does not own any property. The Company's executive offices are located at 307 South 21st Avenue in Hollywood, Florida, in a 2,500 square foot building owned by VIP. In 1998 and 1999 (9 months), respectively, the Company paid $27,000 and $21,000, respectively, in rent to VIP.

Item 8.          Directors, Executive Officers and Significant
Employees.
                 --------------------------------------------------------

                        Position with the Issuer, Term of
Service;
Name              Age   Business Experience and Family Relationships
----              ---   --------------------------------------------
Herbert Hirsch    59    Mr. Hirsch has served as President and a director of
                        the Company since August 1996. Mr. Hirsch's primary responsibilities are to coordinate all sales and marketing activities, to review and approve all sales contracts and closings and to coordinate all advertising efforts. Since 1990, Mr. Hirsch, as a member of the HB Group, has been a principal with several single project entities engaged in the resort condominium and second home residential condominium conversion and development business.

Harvey Birdman    61    Mr. Birdman has served as Executive Vice President
                        and a director of the Company since August 1996. Mr.
                        Birdman's primary responsibilities are to initiate all project acquisitions, to arrange all financing and to analyze all strategic and project planning.
                        Since 1990, Mr. Birdman, as a member of the HB Group, has served as a principal with several single-project entities engaged in the resort condominium and second home residential condominium conversion and development business. Mr. Birdman is the husband of Diane Birdman and father of Louis Birdman.

Diane Birdman     55    Mrs. Birdman has served as a Vice President, the
                        Treasurer and a director of the Company since August
                        1996. Mrs. Birdman's primary responsibilities are to coordinate the administration of the condominium associations at the resort properties owned and

END PAGE 11
-----------

                        developed by the Company and to oversee the accounting department. Since 1990, Mr. Birdman, as a member of the HB Group, has served as a principal with several single-project entities engaged in the resort condominium and second home residential condominium conversion and development business. Mrs. Birdman attended Broward Community College, where she majored in Accounting, and attended Temple University, where she majored in Business. Mrs. Birdman is the wife of Harvey Birdman and the mother of Louis Birdman.

Louis Birdman     35    Mr. Birdman has served as a Vice President, the
                        Secretary and a director of the Company since August
                        1996. Mr. Birdman's primary responsibilities are to manage all design and construction activities, as well as to interact with municipal planning, zoning and building officials. Mr. Birdman is the owner of Louis Birdman Architect, P.A., and was the co-founder and principal-in-charge of ARC Avenue, Inc., from 1985-1995 and co-founder of ARC-CON Design Build,
                        Inc., - General Contractors, where he was principal-in-charge from 1989-1995. Mr. Birdman is a registered architect in Florida and a certified member of the National Council of Architectural Registration
                        Boards. He received his Bachelor's degree in Design and Architecture from the University of Florida and his Bachelor's degree in Architecture from the University of Miami. Mr. Birdman is the son of Harvey and Diane Birdman.

Cary Greenberg    52    Mr. Greenberg has served as Vice President and Chief
                        Financial Officer of the Company since March 1998.
                        Mr. Greenberg's primary responsibilities include oversight of the financial accounting and internal controls systems of the Company. In addition, he participates in the analysis of the financial feasibility of proposed projects. Prior to joining the Company, Mr. Greenberg served for twelve years as the Chief Financial Officer of a subsidiary of American Greetings Corporation. Greenberg is a
                        Certified Public Accountant in New York, Florida and
                        Texas.

Item 9          Remuneration of Directors and Officers.

(a)     Name of Individual        Capacity in Which          Aggregate
       or Identity of Group   Remuneration was Received     Remuneration
       --------------------   -------------------------     ------------
       3 highest paid         Directors, President, Vice-       $0
       directors and          President, and Treasurer
       executive officers     or Secretary
       as a group

(b)    Remuneration pursuant to ongoing plan or arrangement.  None.

END PAGE 12
-----------

Item 10.     Security Ownership of Management and Certain Security Holders.
             --------------------------------------------------------------

     The following table sets forth information about the voting securities held of record as of November 9, 1999, by each of the officers and directors of the Company and all such persons as a group:

                    Name and Address                            Percent
Title of Class      of Owner             Amount Owed            of Class
------------------- -------------------- -------------------    --------

Common Stock,       Herbert Hirsch       1,445,000 Shares        16.05%
$.02 par value      307 S 21st Ave.
                    Hollywood, FL 33020

Common Stock,       Harvey Birdman       1,266,000 Shares        14.07%
$.02 par value      307 S 21st Ave.
                    Hollywood, FL 33020

Common Stock,       Diane Birdman        1,517,000 Shares        16.86%
$.02 par value      307 S 21st Ave.
                    Hollywood, FL 33020

Common Stock,       Louis Birdman(1)     1,855,000 Shares        20.61%
$.02 par value      307 S 21st Ave.
                    Hollywood, FL 33020

All Officers and
Directors as a Group                     6,083,000               67.59%

* Percentages are based on 9,000,000 shares of Common Stock issued and outstanding on November 9, 1999.
(1) Includes 100,000 Shares owned by Mr. Birdman's children. Mr.
Birdman disclaims beneficial ownership of such shares.

     The following table sets forth information as of November 9, 1999, about each shareholder who owns more that 10% of any class of the Company's securities:
                                                              Percent
Title of Class    Name and Address of Owner  Amount Owned     of Class
--------------    -------------------------  ------------     --------

Common Stock,     Herbert Hirsch             1,445,000 Shares  16.05%
$.02 par value    700 S. Ocean Blvd., #1106
                  Boca Raton, Florida 33432

Common Stock,     Harvey Birdman             1,266,000 Shares  14.07%
$.02 par value    3755 NE 214th Street
                  Aventura, Florida 33180

END PAGE 13
-----------
Common Stock,     Diane  Birdman             1,517,000 Shares  16.86%
$.02 par value    3755 NE 214th Street
                  Aventura, Florida 33180

Common Stock,     Louis Birdman(1)           1,855,000 Shares  20.61%
$.02 par value    3755 NE 214th Street
                  Aventura, Florida 33180

Common Stock,     Bonita Hirsch(2)           1,747,000 Shares  19.41%
$.02 par value    700 S. Ocean Blvd., #1106
                  Boca Raton, Florida 33432

All Officers and
Directors as a Group                         6,083,000         67.59%

* Percentages are based on 9,000,000 shares of Common Stock issued and outstanding on November 9, 1999.
(1) Includes 100,000 Shares owned by Mr. Birdman's children. Mr.
Birdman disclaims beneficial ownership of such shares.
(2) Includes 300,000 shares owned by Mrs. Hirsch's grandchildren.
Mrs. Hirsch disclaims beneficial ownership of such shares.

     As of November 9, 1999, there are no outstanding options, warrants or other rights to purchase securities from the Company.

Item 11.     Interest of Management and Others in Certain Transactions.
             ---------------------------------------------------------

Employee Leasing

     Until May, 1999, the Company leased employees providing personnel-related services from P.D. Payroll Corp., a Florida corporation owned by the HB Group ("PD"). PD employed the sales, administrative and in-house construction personnel relating to properties converted by the Company. In addition, PD provided centralized payroll and personnel services, including worker's compensation administration. The Company reimbursed PD at cost for the salaries and benefits of such personnel. In the last two years, the Company paid $374,000 to PD. As stated above, since May 1999, these employees have been employed by an unrelated company.

     The Company has received administrative support from Corporate Realty Services, Inc. ("CRS"), 48% of which is owned by the HB Group. The administrative support services have included such services as record keeping, accounting, use of office equipment and management services for each of the properties converted by the Company. The Company pays CRS a base rate fee of $229,000 per annum plus expenses, which management believes represents an arms-length, fair price for such services. CRS maintains credit with suppliers and is reimbursed for the cost of supplies incurred in connection with the services provided to the resort properties. In the last two years, the Company has paid $360,000 to CRS.

END PAGE 14
-----------

Other Transactions

     From time to time, in order to help the Company meet its cash flow obligations, members of the HB Group and entities controlled by them have made advances to the Company. These advances have been unsecured and have carried an interest rate of 12%. During 1998, the Company made advances in the total amount of $335,000 to one or more entities controlled by the HB Group. These advances were unsecured, carried interest at 12% and were repaid in their entirety in January 1999. As of September 30, 1999, the Company owed $679,000 to members of the HB Group and $814,000 to entities controlled by the HB Group.

     Members of the HB Group own 100% of the stock of the general partner of MIG-9, MIG-10, MIG-20 and MIG-24, each a limited partnership which is a second mortgage lender to Colony, Cove and Lakeshore LC, respectively. The HB Group also owns an 18% limited partnership interest in each of MIG-9, MIG-10, MIG-20 and MIG-24, which it acquired on the same terms as the other limited partners. The mortgage loans held by MIG-9 and MIG-10 have been repaid as of December 31, 1998. In the last two years, the HB Group received in the aggregate $49,750 in their distributive share of interest received by MIG-9, MIG-10, MIG-20 and MIG-24.

Item 12.     Securities Being Offered.
             ------------------------

     The Company is authorized by its Articles of Incorporation to issue 25,000,000 shares of common stock, $.02 par value, which is the only class of equity securities authorized.

     Shareholders are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulate their votes in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election should they choose to do so. Shareholders are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors, from funds legally available therefor. Shareholders are entitled to share pro rata in any distribution to the holders of common stock in the event of any liquidation, dissolution or winding-up of the Company.

     The Company's Common Stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities nad also may affect the ability of purchasers of these securities to sell their shares in the secondary market. It may also cause less broker-dealers willing to make a market and it may affect the level of news coverage the Company receives.

End page 15
-----------

                                   PART II

Item 1. Market Price of and Dividends on the Common Equity and Other Shareholder Matters.
            ------------------------------------------------------------

     The Company's Common Stock is traded on the OTC Bulletin Board under the symbol "SUNE." The following table sets forth the range of high and low bids for the Common Stock within the last eleven quarters as reported by NASDAQ. These quotations reflect inter-dealer prices that without retail mark-up, mark-down or commission and may not represent actual transactions.

         1st Quarter       2nd Quarter       3rd Quarter
4th Quarter
         High     Low      High     Low      High     Low      High     Low
         Bid      Bid      Bid      Bid      Bid      Bid      Bid      Bid
         ----     ----     ----     ----     ----     ----     ----     ----
1997     1 5/8    1 1/2    1 5/8    1 1/2    1 5/8    1 1/2    1 5/8    1 1/2
1998     2        1        3 5/8    2 1/2    2        1        4 1/4    1 1/4
1999     2 1/2      1/2    3        1 1/2    2 7/8    1 7/8    -----    -----

     As of September 30, 1999, the Company had 431 shareholders of record.

     The Board of Directors has not declared and the Company has not paid any dividends during the last eleven quarters.

Item 2.     Legal Proceedings.
            -----------------

    The Company is not a party to, nor is any of its property the subject of any material pending legal proceeding which is not routine litigation that is incidental to its business or any other material legal proceeding.

Item 3.     Changes in and Disagreements With Accountants.
            ----------------------------------------------

     The Company made no change in, and had no disagreements with, its accountants.

Item 4.     Recent Sales of Unregistered Securities.
            ----------------------------------------

     On October 30, 1998, the Company issued 11,500 shares of Common Stock to 115 individuals, all of whom were either employees leased to the Company or consultants or advisors to the Company and none of whom were members of the HB Group or their immediate families. These shares were issued for no consideration and under a one-time bonus plan. All of the recipients received and executed a contract relating to the bonus plan. This offering was made in reliance on the exemption from the registration requirements under the Securities Act of 1933 set forth in Rule 701 to such Act.

     On October 1, 1999, the Company issued, 122,468 shares of
Common Stock to four individuals in consideration of their efforts in assisting the Company in identifying potential opportunities for merger partners in the technology area. In exchange for the shares, the individuals had foregone the receipt of approximately $61,234 in consulting fees. All of these

END PAGE 16
-----------

individuals qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D and acquired such shares for investment and not with the view to distribution. This offering was made in reliance on the exemption from the registration statements under the Securities Act of 1933 set forth in Section 4(2) of such Act.

Item 5.     Indemnification of Officers and Directors.
            ------------------------------------------

     Under section 10.1 of the Company's Bylaws, the Company will indemnify its directors and officers to the full extent permitted under the Florida Business Corporation Act.


                                 PART F/S

Following are:

1. Consolidated Financial Statements together with Independent Auditor's Report of SunVest Resorts, Inc. for years ended
       December 31, 1998 and 1997.

2. Consolidated Balance Sheets (unaudited) of SunVest Resorts, Inc. as of September 30, 1999 and Consolidated Statements of Income and Cash Flow (unaudited) for the nine months ended September 30, 1998 and the nine months ended September 30, 1999.

END PAGE 17
-----------

              SUNVEST RESORTS, INC. AND SUBSIDIARIES

                   INDEPENDENT AUDITORS' REPORT

                               AND

               CONSOLIDATED FINANCIAL STATEMENTS

            YEARS ENDED DECEMBER 31, 1998 AND 1997

END PAGE 18
-----------

             SUNVEST RESORTS, INC. AND SUBSIDIARIES
             YEARS ENDED DECEMBER 31, 1998 AND 1997






                           CONTENTS





                                                          PAGE

Independent auditors' report                                1

Consolidated financial statements:

  Consolidated balance sheets                               2

  Consolidated statements of operations                     3

  Consolidated statements of shareholders' deficit          4

  Consolidated statements of cash flows                 5 - 6

  Summary of significant accounting policies           7 - 10

  Notes to consolidated financial statements          11 - 19

End page 19
-----------

             HIXSON, MARIN, POWELL & DESANCTIS, P.A.
                  CERTIFIED PUBLIC ACCOUNTANTS
      DAVID L. HIXSON, C.P.A. * RAYMOND F. MARIN, C.P.A.
     DONALD F. POWELL, C.P.A. * PETER V. DeSANCTIS, C.P.A.

16100 N. E. 10th AVENUE, SUITE B              3300 PGA BOULEVARD
NORTH MIAMI BEACH, FL 33162             GARDENS PLAZA, SUITE 601
DADE: (305) 944-7001                PALM BEACH GARDENS, FL 32410
BROWARD: (854) 920-1311                      TEL: (561) 824-5700
FAX: (305) 944-6637                          FAX: (561) 824-5702

RESPOND TO: []                                    RESPOND TO: []



                  INDEPENDENT AUDITORS' REPORT






Board of Directors and Shareholders
Sunvest Resorts, Inc. and Subsidiaries
Hollywood, Florida



We have audited the accompanying consolidated balance sheets of Sunvest Resorts, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunvest Resorts, Inc. and Subsidiaries, as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ HIXSON, MARIN, POWELL & DESANCTIS, P.A.

North Miami Beach, Florida
June 15, 1999

END PAGE 20
-----------

             SUNVEST RESORTS, INC. AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS - DECEMBER 31,1998 AND 1997

                              ASSETS
                                           1998         1997
                                         ________     ________

Cash and equivalents                     $852,800     $423,400
Deposits held in escrow                   166,400      204,000
Mortgage notes receivable               1,096,100    1,947,100
Condominium units held for sale         1,602,200    2,963,700
Condominium units underdevelopment      2,958,200          -
Income producing property               3,747,800      914,400
Land held for future development        1,842,500       28,400
Deferred costs                            313,000      455,700
Deferred tax asset                        231,500      169,800
Other                                     154,900      121,900
                                      -----------   ----------
                                      $12,965,400   $7,228,400
                                      ===========   ==========


                 LIABILITIES AND SHAREHOLDERS' DEFICIT

Liabilities:
 Notes and mortgages payable          $11,298,200   $5,043,700
Accounts payable and accrued liabilities  590,000      466,100
Deposits on sales contracts                61,400      142,800
Due to condominium associations            56,300       63,800
Advances from shareholders                967,700    1,237,800
Due to related parties                    718,800      793,600
Deferred tax liability                        -         79,000
                                      -----------   ----------
                                       13,692,400    7,826,800
                                      -----------   ----------

Minority interest                         114,900       50,100
                                      -----------   ----------

Shareholders' deficit:
 Common stock, $.02 par, authorized 25,000,000 shares;
  issued and outstanding 8,877,532 shares in 1998 and
  8,866,032 shares in 1997                177,500      177,300
 Capital in excess of par                 579,600      568,300
Accumulated deficit                    (1,599,000)   (1,394,100)
                                      ------------  ------------
                                         (841,900)     (648,500)
                                      ------------  ------------
                                      $12,965,400    $7,228,400
                                      ============  ============


Read the accompanying summary of significant accounting policies and notes to consolidated financial statements, both of which are an integral part of this consolidated financial statement.

End page 21
-----------

             SUNVEST RESORTS, INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF OPERATIONS
             YEARS ENDED DECEMBER 31, 1998 AND 1997

                                           1998         1997
                                         ________     ________
Revenues:
  Condominium units                    $2,109,300    5,897,600
  Timeshare interests                     488,700      781,700
  Rents                                   476,200      416,400
                                       ----------   ----------
                                        3,074,200    7,095,700
                                       ----------   ----------
Cost of sales:
  Condominium units                     1,527,800    3,771,600
  Timeshare interests                     184,600      195,100
                                       ----------   ----------
                                        1,712,100    3,966,700
                                       ----------   ----------

                                        1,362,100    3,129,000
                                       ----------   ----------
Operating expenses:
  Advertising                              34,700       83,500
  Selling and promotion                   168,700      976,800
  General and administrative              877,100    1,050,100
  Depreciation and amortization           208,400      294,700
                                       ----------   ----------
                                        1,288,900    2,405,100
                                       ----------   ----------

Income before other income (expenses),
  minority interest and provision for
  income taxes (benefit)                   73,200      723,900
                                       ----------   ----------

Other income (expenses):
  Interest income                         219,300      341,600
  Other                                   134,600       84,000
  Interest expense                       (745,000)  (1,114,300)
                                        ----------   ----------
                                         (391,100)    (688,700)

(Loss) income before minority interest and
  provision for income taxes (benefit)   (317,900)      35,200

Minority interest in (income)
  losses of joint venture                 (27,700)      99,000
                                       ----------   ----------
(Loss) Income before provision for income
  taxes (benefit)                        (345,600)     134,200
                                       ----------   ----------

Provision for Income taxes (benefit)     (140,700)      39,400
                                       ----------   ----------

Net (loss) income                       $(204,900)     $94,800
                                       ==========   ==========

(Loss) income per share of common stock
  Basic                                 $   (0.02)     $  0.01
                                       ==========   ==========


  Diluted                               $   (0.02)     $  0.01
                                       ==========   ==========

Weighted average common shares
  outstanding                           8,868,080    8,866,032
                                       ==========   ==========

Read the accompanying summary of significant accounting policies and notes to consolidated financial statements, both of which are an integral part of this consolidated financial statement.


End page 22
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
              YEARS ENDED DECEMBER 31, 1998 AND 1997

                                  Year ending
                  Balance,        Dec. 31, 1997    Balance
                  Beginning       Net Income       Dec. 31, 1997
                  ---------       -------------    -------------

Total             $  (743,300)     $    94,800     $(648,500)
Common Stock:
  Shares            8,866,032              -        8,866,032
  Amount          $   177,300              -          177,300
Capital in
  excess of par   $   568,300              -           94,800
Accumulated
  Deficit         $(1,488,900)          94,800    $(1,394,100)

----------------------------
Year ended December 31, 1998:
----------------------------

                    Common stock
                    issued for
                    promotional       Net         Balance,
                    purposes          (Loss)      ending
                    ------------      ------      ------------
Total               11,500            $(204,900)  $  (841,900)
Common Stock
  Shares            11,500                   -      8,877,532
  Amount               200                   -    $   177,500
Capital in
  excess of par     11,300                   -    $   579,600
Accumulated
  Deficit                             $(204,900)  $(1,599,000)

Read the accompanying summary of significant accounting policies and notes to consolidated financial statements, both of which are an integral part of this consolidated financial statement.


End page 23
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS
              YEARS ENDED DECEMBER 31, 1998 AND 1997

                                       1998            1997
                                     ----------      ----------
Cash flows from operating activities:
 Sources of cash:
  Customers                         $ 2,684,700     $ 3,837,700
  Proceeds from sale of mortgage
   notes receivable                     783,700       3,609,400
  Interest and dividends                206,700         332,900
  Other                                 597,800         534,000
                                     ----------       ---------
                                      4,272,900       8,314,000
                                     ==========       =========
Uses of Cash:
 Condominium units                    2,878,900         758,500
 Suppliers and employees              1,424,400       1,797,200
 Interest                               701,600       1,123,800
                                     ----------       ---------
                                      5,004,900       3,679,600
                                     ----------       ---------
Cash (used-in) provided by
 operating activities                  (732,000)      4,634,500
                                     ==========       =========

Cash flows (used-in) investing activities:
 Uses of cash:
  Payments for:
   Related parties                       74,800         560,000
   Shareholders                         270,100         450,800
   Income producing property          2,802,600          28,200
   Land held for future development   1,814,100              -
   Other assets                         168,600              -
                                     ----------       ---------
 Cash (used-in) Investing activities (5,130,200)     (1,039,000)
                                     ==========       =========

Cash flows from financing activities:
 Sources of cash:
  Proceeds from:
   Mortgages and notes                7,011,100       5,909,300
  Mortgage, related party             2,500,000              -
   Minority interests                    37,100          57,100
                                     ----------       ---------
                                      9,548,200       5,966,400

Uses of cash:
 Payment of:
  Mortgages and notes                 3,256,600       9,235,800
                                     ----------       ---------

Cash provided by (used-in)
 financing activities                 6,291,600      (3,269,400)
                                     ==========       =========
Increase in cash and equivalents        429,400         326,100

Cash and equivalents, beginning         423,400          97,300
                                     ----------       ---------
Cash and equivalents, ending        $   852,800        $423,400
                                     ==========       =========

Read the accompanying summary of significant accounting policies and motes to consolidated financial statements, both of which are an integral part of this consolidated financial statement.


End page 24
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
         CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
              YEARS ENDED DECEMBER 31,1998 AND 1997

                                        1998            1997
                                     ----------       ---------
Reconcilliation of net (loss) income
to cash (used-in) provided by
Operating activities:

Net (loss) income                    $ (204,900)         94,800
                                     ----------       ---------
Adjustments to reconcile net income
(loss) to cash provided by (used-in)
operating activities:
  Depreciation and amortization         208,400         294,700
  Deferred income taxes                (140,700)         39,400
  Services paid in form of
    common stock                         11,500              -
  Provision for losses on loans
    Receivable                           15,000         211,200
  Minority interest in joint ventures'
    Income (loss)                        27,700         (99,000)

Changes in assets and liabilities:
  Deposits held In escrow                37,600         (19,700)
  Mortgages receivable                  836,000         866,800
  Condominium units                  (1,596,700)      3,297,300
  Prepaid expenses and other            (33,000)        170,900
  Accounts payable and accrued
    Liabilities                         196,000          28,600
  Due to condominium association         (7,500)        (91,900)
  Deposits on sales contracts           (81,400)       (158,600)
                                     ----------       ---------
    Total adjustments                  (527,100)      4,539,700
                                     ----------       ---------
Cash (used-in) provided by
  operating activities                $(732,000)     $4,634,500
                                     ==========       =========


Read the accompanying summary of significant accounting policies and notes to consolidated financial statements, both of which are an integral part of this financial statement.



End page 25
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              YEARS ENDED DECEMBER 31, 1998 AND 1997



Basis of accounting:
-------------------
SunVest Resorts, Inc. and Subsidiaries (the Company) prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

Principles of consolidation:
---------------------------
The consolidated financial statements include the accounts of SunVest Resorts, Inc. and all subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Management estimates:
--------------------
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of the financial statements and actual results could differ from those estimates. Every effort is made to ensure the integrity of such estimates.

Fair value of financial instruments:
-----------------------------------
The carrying amounts of cash and equivalents, receivables
(mortgage notes, trade, other and related parties), accounts payable, accrued liabilities and due to related parties approximate their fair values because of the short duration of these instruments.

Impairment of long-lived assets:
-------------------------------
Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable.

Revenue recognition:
-------------------
CONDOMINIUMS:
The Company utilizes the full accrual method when all of the following conditions are met: (a) buyer/seller are bound by contract, consideration exchanged after certain down payments and other continuing investments tests are met (not less then 10% of the sales price), financing is arranged and all conditions have been met by closing; (b) investment is considered adequate; (c) no future subordination of receivables and (d) ownership of the unit has been transferred. Gain (revenue less related costs) is then recognized when the collectibility is reasonably assured, the process is substantially complete and the requisite rescission period has expired. The agreement provides that the condominium unit is collateralized to its mortgage note, payable monthly with interest at 9.875% over a fifteen- 15) year period.

Timeshare units:
Revenues on sales of timeshare interests are recognized using the full accrual method when a minimum of 10% of the sales prices has been received in cash, the refund period has expired, collectibility of the receivable representing the remainder Of the sales price is reasonably assured and the Company has completed substantially all of its obligations with respect to the development related to the project. In cases where not all development has been completed, the Company recognizes revenue in accordance with the percentage of completion method of accounting. For those units sold, all development has been completed. When a unit Is sold, the Company may finance a portion of the sales price with interest at eighteen percent (18.0%) for a seven-(7) year period. Maintenance fees on said units are paid to an independent association of the unit owners. The sold units do not


End page 26
-----------


               SUNVEST RESORTS, INC. AND SUBSIDIARIES
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              YEARS ENDED DECEMBER 31, 1998 AND 1997



Revenue recognition (continued)
-------------------
Timeshare units (continued)
apply to a specific unit and the buyer retains a fee simple ownership of rea1 estate. The timeshare unit owner has the right use the type of unit for a one-week period annually.

Rentals:
Revenues from rentals is recognized using the straight line method over the life of the lease.

Other information:
Profit is recognized on estimates of the average gross profit per unit within such resort property after the allocation of acquisition and development costs based upon average cost per unit. Estimated profits are deferred unto sales meet the requirements for revenue recognition. Certain sales with receipts less than the minimum requisite of 10% are accounted for using the installment method, under which, gain is recognized as principal payments on the related notes are collected.

The sales price, less provisions for loan losses and cancellations (not of retained payments), is recorded as revenue and the estimated average cost of the resort condominium units and timeshare interest is charged against income in the year of revenue recognition. Estimated profits may be deferred until the sale meets the requirements for sales of real estate. All payments received prior to revenue recognition are accounted for as deposits on sales contracts. Installment notes receivable (resulting from sales) are deemed cancelled when a delinquency is greater than ninety days (90). If the cancellation occurs in the year of sale, revenue on those sales are reversed. If the cancellation occurs subsequent to a year end, the cancellation will be charged to the allowance for cancellation.

Sales of resort condominium units and timeshare interest units generally are accounted for under the full accrual method, after certain down payments and other continuing investment tests are met. Gain (revenue less related costs) is not recognized until the collectibility of the sales price is reasonably assured and the process is substantially complete. Revenues are recognized after the requisite rescission period has expired and the Company has collected total receipts of a pre-determined minimum but not less than 10% of the sales price. The agreement for sale provides for a down payment and a note collateralized by the condominium unit or timeshare interest, payable in monthly installments including interest over periods up to 15 years.

Cash and equivalents:
--------------------
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

Real property:
-------------
Condominium units held for sale and other real property are stated at the lower of cost or market. Costs include the original acquisition, carrying costs capitalized during the development period and the cost of improvements.

Costs incurred for the timeshare condominiums are capitalized and include costs of acquisition, renovation and carrying costs.

Income producing property retained by the Company is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over estimated useful lives of the assets. Estimated useful lives are as follows:

                                            Estimated
                                          Useful Lives
                                            (in years)
                                             ---------

          Land improvements                     15
          Buildings and improvements            30
          Furniture, fixtures and equipment   5 - 10

The cost of the land, buildings and equipment was allocated from the original purchase price for that portion that is being retained by the Company.

Repairs and maintenance are charged to operations as incurred, and expenditures for significant betterments and renewals are capitalized. The cost of property and equipment retired or sold, together


End page 27
-----------


               SUNVEST RESORTS, INC. AND SUBSIDIARIES
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              YEARS ENDED DECEMBER 31, 1998 AND 1997



Real Property (continued):
-------------
with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

Land held for future development:
--------------------------------
Land held for future development consists of undeveloped and partially developed land and is carried at the lower of cost or net realizable value.

Capitalized costs:
-----------------
Interest and real estate taxes incurred and applicable to property being developed are capitalized to the property. These amounts are stated at cost not in excess of market value.

Amortization:
------------
Loan and organizational costs are being amortized using the straight-line method over a period not exceeding five (5) years. Deferred condominium conversion costs are amortized based upon the sale of condominium units and deferred management agreement costs are amortized over the terms of the agreements, not exceeding 15 years.


Advertising:
-----------
The Company expenses advertising costs incurred.

Income taxes:
------------
The Company files a consolidated tax return and adheres to the asset/liability approach for financial accounting and reporting for income taxes. Income tax expense is provided for the tax effects of transactions reported in the financial statements and consists of taxes currently due plus deferred taxes related primarily to differences between the bases of the balance sheet for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax consequences of those differences, which will either be taxable or deductible when they are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. A valuation allowance is provided on deferred tax assets when it is more likely than not that the asset will not be realized.

Per share amounts:
-----------------
Income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares outstanding throughout the year.

Stock based compensation:
------------------------
The Company applies the intrinsic value method for accounting for stock based compensation described by Accounting Principles Bound Opinion No. 25, "Accounting for Stock Issued to Employees." Had the Company applied the fair value method described by the Statement of Financial Accounting Standards Board (SFAS) No. 123, "Accounting for Stock-Based Compensation," it would report the effect of compensation expense for stock based compensation as pro-forma effects on income and earnings per share, if material.

Accounting for transfer of financial asset:
------------------------------------------
Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standard provides for distinguishing transfers of financial assets that are sales from transfers that are collateralized borrowings. The standards would require that servicing assets be measured by allocating the carrying amount between the assets sold and retained interests based on



End page 28
-----------


               SUNVEST RESORTS, INC. AND SUBSIDIARIES
            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
              YEARS ENDED DECEMBER 31, 1998 AND 1997


Accounting for transfer of financial asset (continued):
------------------------------------------
their relative fair value. Implementation of the new standard does not have a material impact on the consolidated financial statements, as the book values of receivables approximate fair value.

Accounting Pronouncements:
-------------------------
The Company adopted Statement of Financial Accounting Standards Board (SFAS) No. 130, "Reporting Comprehensive Income," issued in June 1997. Comprehensive income includes net income and all changes in an enterprise's other comprehensive income including, among other things, foreign currency translation adjustments and unrealized gains and losses on certain investments in debt equity securities. There were no differences between net (loss) income and comprehensive income (loss) for each year. The Company also adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting information about operating segments in annual financial statements, and requires that an enterprise report selected information about operating segments in interim reports issued to shareholders. The Company does not expect the adoption of these statements to have a material impact on its financial condition or results of operations.

The American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-5 (SOP), "Reporting on the Costs of Start-Up Activities," which requires that costs incurred for start-up activities, be expensed as incurred. This SOP, is effective in the first quarter of 1999 and is not expected to have a material impact on the consolidated financial statements.

The Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP defines the types of computer software project costs that may be capitalized. All other costs must be expensed in the period incurred. For costs to be capitalized, the computer software project must be intended to create a new system or add identifiable functionality to an existing system. The SOP did not have an impact on the Company's consolidated financial statements.

Reclassification:
----------------
In order to facilitate the comparison of financial data, certain amounts reported in the prior periods have been reclassified to conform with the current year's reporting format.



End page 29
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLILDATED FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1998 AND 1997




1.  Organization, business and strategic planning:
    ---------------------------------------------
SunVest Resorts, Inc. (SunVest Delaware), formerly TelShare International, Inc. was incorporated in the State of Delaware on March 5, 1985. Prior to August 2, 1996, SunVest Delaware was a shell corporation with no active business operations. On July 16, 1996, SunVest Delaware's shareholders approved a proposal to acquire two Florida corporations, Colony Plaza Development, Inc. (Colony) and Cove Development, Inc. (Cove), in exchange for shares of SunVest Delaware's common stock. The shareholders also approved the change in corporate name and authorized capitalization to consist of 25,000,000 shares of common stock, $.02 par value per share.

SunVest Resorts, Inc. (the Company), a Florida corporation was organized on August 2, 1996 under the laws of the State of Florida. SunVest and subsidiaries (the Company) purchases and converts hotel properties in or near tourist destinations and resort areas (resort properties) to condominiums and develops, markets, operates and finances whole ownership interests (condominiums) and vacation ownership interests (timeshares) in condominiums in Company-owned resort properties. Condominiums are generally purchased as a second home or vacation getaway; whereas, timeshare units provide buyers with the exclusive right to use a condominium unit in perpetuity, typically for a one-week period of time each year.

SunVest Delaware issued 8,000,000 shares of its common stock, $.02 par value in exchange for all the outstanding common stock of Colony and Cove. On August 6, 1996, a wholly owned Florida subsidiary also named SunVest Resorts, Inc. was created and a downstream merger was effected in order to change the Company's corporate domicile to Florida. The acquisitions have been accounted for in a manner similar to the pooling of interests method in accordance with Accounting Principles Board Opinion No. 16, Accounting For Business Combinations, since it represents an exchange of entities under common control. Accordingly, the Company's consolidated financial statements include the accounts of the companies transferred, all at historical costs. No inter-company transactions existed between the companies during the periods presented and no adjustments were necessary to conform the accounting policies of the companies. Costs associated with consummating the transaction amounted to approximately $45,000 had been charged to operations in 1996.

The Company's subsidiaries and percentage owned are as follows:

                            Percentage    State        Date
    Company                   Owned    Organized  Organization
Colony Plaza
  Development, Inc.           100%      Florida  April 11, 1995
Cove Development, Inc.        100%      Florida   July 20, 1995
Holiday Vacation
  Ventures, G.P.               66%      Florida  April 26, 1996
Cove Vacation Ventures, G.P.  100%      Florida  April 26, 1996

The Company presently owns two resort properties, Colony Plaza Resort Condominium in Ocoee, Florida (302 units) and Pirates Cove Resort Condominium in Daytona Beach Shores, Florida (174 units). Each of the resort properties has been converted from a hotel into a resort condominium in which the Company sells condominium units. Timeshare units are not sold at the Colony Plaza Resort. The Company and its assignees maintain an easement to the condominium property to facilitate hotel operations.

In June 1996, Colony sold ninety-four (94) whole interest condominium units to Holiday Vacation Ventures (HVV), a general partnership in which Colony had a 50% interest and subsequently increased to 66% (related party). HVV has since renovated and combined twenty-five (25) of the condominium units into thirteen
(13) condominium units for sale as six hundred seventy-six (676) timeshare units and is actively marketing them. Through 1998, HVV sold back 47 of the remaining sixty-nine (69) condominium units to

End page 30
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997




1.  Organization, business and strategic planning (continued):
    ---------------------------------------------------------
Colony leaving a balance of 22 units which may be sold as whole interests or renovated in the future into units for sale as timeshare units. The Company acquired Lakeshore Club Villas, a 500-unit 110-acre rental complex plus 420 acres of undeveloped adjoining land. The plan is to convert the units and add 200 new units. The project will be marketed as an active adult community. The undeveloped land has a development capacity of 2,000 additional units and a golf course.

Certain portions of the resort properties have been retained by the Company and are not being conveyed to the buyers of either whole interests or timeshare units nor to the condominium associations. Retained portions consist of the resort property's recreational and commonly used facilities such as pools, parking areas, lobbies and restaurants, which are contiguous to the condominium units. Owners and their guests will have rights of access and use of such facilities subject to certain terms and conditions. The condominium associations will be responsible for all costs associated with the maintenance and operations of such facilities. The Company also acquired two parcels of land noncontiguous to the Pirates Cove Resort Condominium, which have been recorded as land held for future development.

The costs of the property less amounts allocated to the various components of the property acquired are based in part upon appraisals by independent property appraisers at the time of purchase.

2.  Concentration of credit risk:
    ----------------------------
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents, mortgage notes receivable and amounts due from related parties. During the year, the Company had deposits with financial institutions which exceeded federally insured limits covered by the Federal Deposit Insurance Corporation and other agencies. Management regularly monitors their balances and attempts to keep this potential risk to a minimum by maintaining their accounts with financial institutions that they believe are of good quality.

The Company may have a concentration of credit risk with respect to mortgage notes receivable and amounts due from related parties. The Company has a large number of geographically dispersed customers on which it performs ongoing credit evaluations and has not experienced significant losses. The Company maintains an allowance for loan losses based upon the expected collectibility of all receivables. Therefore, no additional credit risk beyond amounts provided for collection losses is believed inherent in the Company's mortgage notes and accounts receivable and to date have been within management's expectations.

3.  Mortgage notes receivable:
    -------------------------
The Company provides mortgage financing to its customers in connection with the sale of condominium and timeshare units.
Such mortgages, which are collateralized by the unit or interest sold, bear interest at rates ranging from 9.50% to 18% a year and are payable in monthly installments over periods ranging from 2 to 15 years. Substantially all mortgage notes receivable are collateralized to the Company's borrowings of approximately $1,128,500. The Company reflects its mortgage notes receivable less an allowance for loan losses, discounts and deferred profit on installment sales.

End Page 31
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997


3.  Mortgage notes receivable (continued):
    -------------------------------------
Subsequent to December 31, 1998, the Company sold, without recourse, mortgage notes receivable for approximately $225,600 after giving effect to a discount of $11,900. The discount on the sale of the mortgages will be charged to the allowances for loan losses and discount. The Company utilized the proceeds from the sale of the mortgages to pay down financing notes of $190,000 and the balance ($35,600) was utilized as working capital.

Collections of mortgage notes receivable subsequent to December
31, 1998 after giving effect to the subsequent sale of mortgage notes are as follows:

                        Years Ending
                        December 31,                  Amount
                        ------------                  ------
                           1999                   $  382,400
                           2000                      163,300
                           2001                      186,300
                           2002                      197,100
                           2003                      162,000
                        Thereafter                   104,000
                                                     -------
                                                   1,195,100
Less allowance for loan losses and discount           99,000
                                                   ---------
                                                $  1,096,100
                                                   =========

4.  Details of financial statement components:
    -----------------------------------------
             Condominium units held for sale:

                                               1998
                                --------------------------------
                                         Condominium   Timeshare
                                Total       Units        Units
                                -----       -----        -----
Land                       $   83,900    $   48,000   $   35,900
Building, improvements,
  furniture and equipment     762,700       416,700      346,000
Development costs             755,600       472,300      283,300
                            ---------     ---------    ---------
                           $1,602,200    $  937,000   $  665,200
                            =========     =========    =========
                                               1997
                                --------------------------------
                                         Condominium   Timeshare
                                Total       Units        Units
                                -----       -----        -----
Land                       $  104,800    $   55,100   $   49,700
Building, improvements,
  furniture and equipment   1,264,100       785,100      479,000
Development costs           1,594,800       906,300      688,500
                            ---------     ---------    ---------
                           $2,963,700    $1,746,500   $1,217,200
                            =========     =========    =========
All condominium units held for sale are collateralized to mortgage notes payable.


End Page 32
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997




4.  Details of financial statement components (continued):
    -----------------------------------------------------
    Condominium units under development:

                                              1998
                                              ----
          Land                           $   231,400
          Building, improvements,
            furniture and equipment        2,372,200
          Development costs                  354,200
                                          ----------
                                         $ 2,958,200
                                          ==========

Income producing property:
                                     1998               1997
                                    ------             ------
Land                              $  578,500        $  347,100
Building                           2,684,200           313,700
Land improvements                     64,700            64,700
Building improvements                461,100           183,200
Furniture and equipment               43,700            43,700
                                ------------        ----------
                                   3,832,200           952,400
Less accumulated depreciation         84,400            38,000
                                ------------        ----------
                                  $3,747,800        $  914,400
                                ============        ==========

All income producing property is collateralized to mortgage notes payable.

Deferred costs:
Loan costs                        $  458,000        $  483,800
Conversion costs                      40,600            40,600
Leasing costs                         52,800           121,900
Organizational costs                     900               900
                                ------------        ----------
                                     552,300           647,200
                                ------------        ----------
Less accumulated amortization        239,300           191,500
                                ------------        ----------
                                $    313,000        $  455,700
                                ============        ==========

Other:
Interest, mortgages receivable $      31,600       $       -
Other receivables                     93,100           121,600
Prepaids and other                    30,200               300
                                ------------        ----------
                                $    154,900        $  121,900
                                ============        ==========




End Page 33
-----------


              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997




5.  Notes and mortgages payable:             1998         1997
    ---------------------------              ----         ----
Mortgage note, bank, interest at 2%
above the bank's prime lending rate
(8.5%) payable monthly, revolving
principal balance, matures June 3, 2000,
collateralized by real property, and
assignment of Cove's rents and leases
and guaranteed by the Company's officers
and their spouses.                    $    317,200   $ 1,258,000

Second mortgage note, related party,
controlled by the Company's principal
shareholders, interest at 18% until
May 1, 1998, 12% after that date
collateralized by real property.           200,000       200,000

Financing note, bank, under a $2,000,000
credit line to an affiliate, collateralized
by certain mortgages receivable of the
Company and affiliates.  Interest at the
bank's prime rate (8.5%) plus 1%; principal
is payable from collections of the Company's
mortgages serviced by the bank at 80% of
the reduction of such mortgages, maturing
on February 1, 1998.  Loan was paid in
January, 1998 from proceeds from  the
sale of certain mortgages receivable.         -          178,800

Mortgage note, bank, interest at 2% above
the bank's prime lending note (8.5%)
payable monthly, maturing September 6, 1998,
collateralized by real property at Colony
and all leases affecting Colony and
guaranteed by the Company's officers
and their spouses.                            -           12,000

Financing note, bank, under a $1,000,000
revolving loan. Outstanding balance at
December 31, 1998 aggregates $204,000;
interest at 1% above the bank's prime
rate (8.5%); collateralized by certain
mortgages receivable; principal is
payable from collections of specific
mortgages serviced by the bank at 80%
of the reduction of such mortgages;
paid in full January 4, 1999, from
proceeds derived from sales of mortgages. 204,000        650,100

Financing note, bank, credit facility to
the Company and certain affiliates,
maturing June, 2003, interest at 8.75%
payable monthly; joint and several
liability with affiliates and
collateralized by the Company's income
producing property
and property of certain affiliates        621,600        631,500

Construction loan, bank, under a
$6,900,000 credit facility, interest
at 1.5% above bank's prime rate (7.75%)
payable monthly, matures September, 2001,
collateralized by Lakeshore property
and guarantees by the Company's officers
and their spouses.                      4,800,000            -



End Page 34
-----------

              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997




5.  Notes and mortgages payable (continued):   1998         1997
    ---------------------------------------    ----         ----
Mortgage note, interest at 8% starting
April, 1999, payable monthly, thereafter
principle and interest of $27,300 starting
May, 2004.  Collateralize by Lakeshore
unimproved land.                             1,350,000         -

Second mortgage note, related party,
interest at 18%, payable monthly.
Collateralized by real property.             2,500,000         -

Credit facility, financial institution
providing $2,500,000 to HVV to acquire
certain condominium units from Colony;
$715,000 revolving loan to convert and
renovate condominium units for sale as
timeshare units and up to $7,500,000
for a revolving credit loan to finance
receivables generated by the sale of
timeshare units.  Outstanding balances
at December 31, 1998 and 1997 amount to
$835,400 and $1,641,400, respectively
under the acquisition loan $470,000
and $471,900, respectively under the
receivable loan.  Interest at the greater
of 10.75% a year or the prime rate (8.5%)
plus 3%.  Interest payable monthly, for
the revolving credit loan portion is
based on collections of the specific
mortgages generated through the sale of
timeshare units.  The outstanding principal
on the acquisition and renovation portions
of the facility are due and payable based
upon the closing of sales of timeshare
units with a minimum of $1,675 for each
timeshare unit sold with the entire
outstanding principal on the acquisition
and renovation loans due and payable by
the earlier of the date that 80% of the
timeshare units are sold or December 31,
The final maturity date of the
revolving credit loan is June 30, 2001.     1,305,400  2,113,300
                                            ---------  ---------
                                          $11,298,200 $5,043,700
                                          =========== ==========

All outstanding mortgage notes and the acquisition portion of the credit facility are collateralized by real estate. Lines of credit and receivable loans are collateralized by specific mortgages receivable collateralized by real estate.
Substantially all borrowings are guaranteed by certain principal shareholders and officers of the Company and their spouses. Certain principals of Colony's venture partner also guarantee the credit facility loan.

During 1998 and 1997, the Company incurred interest costs of $745,000 and $1,114,300, respectively, of which $84,300 in 1998 was capitalized.  No interest was capitalized in 1997.

End Page 35
-----------

              SUNVEST RESORTS, INC. AND SUBSIDIARIES
     NOTES TO CONSOLILDATED FINANCIAL STATEMENTS (CONTINUED)
              YEARS ENDED DECEMBER 31, 1998 AND 1997




5.  Notes and mortgages payable (continued):
    ---------------------------------------
Principal payments due on the notes and mortgages payable for the five years subsequent to December 31, 1998 after giving effect to the use of proceeds from the sale of certain mortgaged receivables disclosed in Note 4 are as follows:

          Years Ending
          December 31,                      Amount
          ------------                      ------
             1999                       $  1,643,500
             2000                          4,629,700
             2001                          2,126,500
             2002                             28,900
             2003                            519,600
          Thereafter                       1,350,000
                                         -----------
                                         $11,298,200
                                         ===========

6.  Income taxes:
    ------------
Components of the net deferred tax asset as reflected on the Company's consolidated balance sheets are as follows:
                                    1998               1997
                                    ----               ----
Deferred tax assets:
  Loan losses                  $  168,000          $   52,900
  Net operating loss
    carryforwards                 343,700             360,900
                                 --------            --------
                                  511,700             413,800
  Less valuation allowance        280,200             244,000
                                 --------            --------
  Deferred tax asset              231,500             169,800
                                 --------            --------

Deferred tax liabilities:
  Other assets                         -               73,400
  Other                                -                5,600
  Deferred tax liability              -                79,000
                                 --------            --------

Deferred taxes, Net            $  231,500          $   90,800
                                 --------            --------

The components of the provision for income tax expense (benefit) for the years ended December 31, 1998 and 1997 are as follows:

Deferred:
Federal                        $ (122,600)        $    35,700
State                           (  18,100)              3,700
                               -----------        -----------
                               $ (140,700)        $    39,400
                               ===========        ===========

Income taxes (benefit) for the years ended December 31, 1998 and 1997 differ from that which would result from applying statutory tax rates primarily due to certain operating expenses which are not tax deductible. The provision for income taxes is reconciled to the amount obtained by applying the federal statutory income tax rate to income before provision for income taxes as follows:

Provision at statutory rate    $ (121,000)        $    47,000

State taxes, net of federal
  benefits                      (  12,000)              4,800

Graduated tax rates and others  (   7,700)          (  12,400)
                                ----------        -----------
                               $ (140,700)        $    39,400
                                =========          ==========

End Page 36
-----------


                     SUNVEST RESORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1998 AND 1997



6.  Income taxes (continued):
At December 31, 1998, the Company had available federal net operating loss carryforwards of approximately $1,005,000 which will generally expire between 2001 and 2012.

The net operating loss carryforward of SunVest Resorts, Inc, formerly Telshare International, Inc, of approximately $696,800 expires in varying years to 2009, which prior management had provided a valuation allowance ($280,200) equal to any benefits since it is more likely than not that any benefits may not be realized.

If available evidence suggests that it is more likely than not that some portion or all of deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Management has established a valuation allowance equal to net deferred tax assets on the net operating loss carryforward. Future changes in such a valuation would be included in the provision for deferred income taxes in the period of change.

7. Transactions with related parties, commitments and contingencies:
In 1997, the Company made net advances amounting to approximately $47,000 to companies owned and controlled by the Company's principal shareholders and officers ("affiliated companies"). During 1998 the Company received net advances of $260,200 and made net advances of approximately $335,000. Advances made and received were unsecured. Interest of 12% per annum was charged on inter-company advances. Interest incurred by the Company on advances from affiliated companies amounted to approximately $135,800 and $144,500 for the years ended December 31, 1998 and 1997, respectively.

The Company incurred interest expense of approximately $112,500 and $217,500 during 1998 and 1997, respectively, on second mortgages held by limited partnerships in which the general partner is an affiliated company. The outstanding balances due under these second mortgages aggregated $2,500,000 and $200,000 at December 31, 1998 and 1997, respectively.

The Company received unsecured net advances from shareholders aggregating $1,237,800 through 1997. The outstanding balance of such advances approximated $967,700 at December 31, 1998. Interest of 12% per annum is charged on shareholder advances and during 1998 and 1997 the Company incurred interest expense of approximately $127,600 and $175,700, respectively, on such advances.

In 1998, general and administrative expenses include approximately $229,000 overhead charged by an affiliated company. The affiliated company provided, among other services, the overall management, purchasing, accounting and record keeping functions for the Company, as well as its corporate office premises. During 1998 and 1997, centralized payroll and personnel services were provided to Colony Cove and Lakeshore by another affiliated company. Overhead charges are determined by management.

A summary of transactions and/or balances with related parties is as follows:

                                       1998
1997
Advances from shareholders       $   967,700              $ 1,237,800
Due to related parties               718,800                  793,600
Second mortgage payable                 -                     200,000
Interest expense                     423,400                  537,700
General, administrative and
  marketing                          322,000                  322,000
                                 -----------               ----------
                                 $ 2,338,900              $ 3,091,100
                                 ===========              ===========

End page 37
-----------

                     SUNVEST RESORTS, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

7. Transactions with related parties, commitments and contingencies:
In the opinion of management, the realization and payment of related party amounts will occur in the normal course of business.

Colony and Cove have each entered fifteen-year lease agreements with unrelated parties for management ("management companies") of their hotel and restaurant operations. The management companies operate rental programs, which allow participating owners of whole interests to rent their condominium units to hotel guests. Additionally, the Company's unsold condominium and timeshare units are rented to transients by the management companies on a rotational basis. The lease agreements for Colony and Cove extend through February, 2011 and September 2010, respectively. The lease agreements provide that the Company will receive three percent of the management companies' revenue from hotel operations and five percent of restaurant revenues (as defined). Additionally, the management companies remit to the Company a percentage of the gross rental revenues earned on Company owned units (Colony-45% and Cove-50%). Colony has waived the three percent rent through February 28, 1997.

Colony and Cove have recorded the Declarations of Condominium ("Declaration") with respect to the 302 units and 174 units converted to condominium effective March 4, 1996 and February 7, 1996, respectively. Cove guaranteed the condominium associations' estimated operating budgets through February 4, 1997. Thereafter, Cove paid its prorate share of the condominium associations' estimated operating budget on its unsold units in the same manner as other unit owners. Colony continued to guarantee its association's budget through December 31, 1997 ("the guarantee periods"). During the guarantee periods, Colony and Cove were not obligated to pay regular monthly assessments on their unsold units; instead they pay common expenses incurred in excess of maintenance assessments billed to individual unit owners ("shortfall"). Colony, at its option, elected to extend its guarantee period beyond December 31, 1997. The associations' shortfalls, together with maintenance assessments accrued on HVV's unsold timeshare units, aggregating approximately $714,000, have been capitalized as a cost of condominium units held for sale. The Company estimates that no additional shortfall will be funded by Colony and that rental income will offset any additional maintenance assessments incurred by HVV.

At December 31, 1998, property improvement and development costs include amounts accrued for developer funded converter reserves ($165,400), capitalized interest and taxes during the development stage ($552,300) and the condominium associations' shortfalls ($681,000). The Company has received approximately $22,500 of deposits on sales contracts for five (5) of the whole interest units representing an aggregate sales price of approximately $170,000. Additionally, HVV has received approximately $38,900 of deposits on 48 timeshare units of which 21 are non-cancelable sales contracts representing an aggregate sales price of approximately $95,000.



End Page 38
-----------

                    Consolidated Balance Sheets(unaudited)
                            of SunVest Resorts, Inc.
                            as of September 30, 1998
                                       and
                            as of September 30, 1999

                                       and

            Consolidated Statements of Income and Cash Flow (unaudited)
                            for the nine months ended
                                September 30, 1998
                                      and
                               the nine months ended
                                September 30, 1999.
End page 39
-----------

                      SUNVEST RESORTS, INC. AND SUBSIDIARIES
                CONSOLIDATED BALANCE SHEET- SEPTEMBER 30,1999 & 1998

                                       ASSETS

                                          1999              1998
                                          ----              ----
Cash and equivalents                   $305,400           $133,000
Deposit held in escrow                  216,000            191,500
Mortgage notes receivable             1,398,100          2,737,100
Project costs                         7,179,000          1,693,600
Income producing property             3,785,300            912,500
Land held for future development      1,842,400             28,400
Deferred cost                           140,400            446,000
Deferred income taxes                   186,400            168,900
Other                                    65,000            110,300
                                     ----------          ---------
                                    $15,118,000         $6,421,300
                                     ==========          =========






                        LIABILITIES AND SHAREHOLDERS DEFICIT

Liabilities
Notes and mortgages payable personally
  guaranteed by shareholders        $12,790,200          $4,744,000
Accounts payable and
  accrued liabilities                 1,462,300             560,100
Deposits on sales contracts              49,700             162,800
Due to condominium associations          49,100              55,400
Advances from shareholders              679,000             843,600
Due to related parties                  813,500             760,200
                                     ----------           ---------
                                     15,843,800           7,126,100
                                     ----------           ---------

Minority interest                       104,900              99,800
                                     ----------           ---------

Shareholders deficit

Common stock,$.02 par, authorized
  25,000,000 shares; issued and
  outstanding 8,877,532 shares in 1998
  8,866,032 in 1997                     177,500            177,500
Capital in excess of par                579,600            579,600
Accumulated deficit                  (1,587,800)        (1,561,700)
                                     ----------          ---------
                                       (830,700)          (804,600)
                                    $14,118,000         $5,421,300
                                     ==========          =========


End page 40
-----------

                         SUNVEST RESORTS, INC. AND SUBSIDIARIES
                          CONSOLIDATED STATEMENTS OF OPERATIONS
                       NINE MONTHS ENDED SEPTEMBER 30,1999 & 1998




                                               1999          1998
                                               ----          ----

Revenue-Condominium units & timeshare      $1,546,000     $2,182,300
        Rents                                 795,600        333,300
                                            ---------      ---------
                                            2,341,600      2,516,600
                                            ---------      ---------

Cost of sales:                              1,143,000      1,527,600
                                            ---------      ---------

Gross Profit                                1,198,600        988,000
                                            ---------      ---------
Operating expenses:
  Advertising                                  31,500         24,800
  Selling and promotion                       214,300        140,000
  General and administrative                  671,400        595,800
  Depreciation and amortization               185,700        132,200
                                            ---------      ---------
                                            1,102,900        892,800
                                            ---------      ---------
Income before other income (expenses)
  and income taxes                             95,700         95,200
                                            ---------      ---------

Other income(expenses)
  Interest income                              77,600         65,100
  Other                                        88,600         78,900
  Interest expense                           (216,300)      (503,400)
                                            ---------      ---------
                                              (50,100)      (359,400)
                                            ---------      ---------
(Loss) Income before minority interest
  and income taxes                             45,600       (264,200)

Minority Interest                             (18,400)       (15,100)
                                            ---------      ---------

Income before income tax expense (benefit)     29,200       (279,300)

Income tax expense                             18,000       (111,700)
                                            ---------      ---------
Net (loss) income                              11,200       (167,600)
                                            =========      =========

Accumulated deficit, opening               (1,599,000)    (1,394,100)
                                            ---------      ---------
Accumulated deficit, ending               ($1,587,800)   ($1,561,700)
                                            =========      =========
(Loss) Income per share of common stock:
  Basic                                         $0.00         ($0.02)
                                            =========      =========
  Diluted                                       $0.00         ($0.02)
                                            =========      =========

End page 41
-----------

                 SUNVEST RESORTS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF CASH FLOWS
              NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                       1999            1998
                                       ----            ----
Cash flows from operating activities:
 Sources of cash:
  Customers                         $   375,400     $ 2,162,400
  Proceeds from sale of mortgage
   notes receivable                     550,600         783,700
  Interest                              148,500         179,400
  Rents and other                       961,800         446,900
                                     ----------       ---------
                                      2,038,300       3,591,400
                                     ==========       =========
Uses of Cash:
 Condominium units                    1,666,100       1,716,900
 Suppliers and employees                993,800       1,106,300
 Interest                               210,100         485,000
                                     ----------       ---------
                                      2,860,000       3,316,200
                                     ----------       ---------
Cash (used-in) provided by
 operating activities                  (823,700)        275,200
                                     ==========       =========

Cash flows (used-in) investing activities:
 Uses of cash:
  Payments for:
   Related parties                      243,000         227,800
   Shareholders                               0          51,000
   Income producing property                  0       2,802,000
   Land held for future investment            0       2,814,100
   Other assets                         134,100         149,500
                                     ----------       ---------
 Cash (used-in) Investing activities   (377,100)     (5,044,800)
                                     ==========       =========

Cash flows from financing activities:
 Sources of cash:
  Proceeds from:
   Mortgages and notes                1,775,000       4,800,000
   Mortgage, related party              500,000       2,500,000
   Minority interests                     5,100          24.200
                                     ----------       ---------
                                      2,280,100       7,324,200

Uses of cash:
 Payment of:
  Mortgages and notes                 1,626,700       2,845,000
                                     ----------       ---------

Cash provided by (used-in)
 financing activities                   653,400       4,479,200
                                     ----------       ---------
Decrease in cash and equivalents       (547,400)       (290,400)

Cash and equivalents, beginning         852,800         423,400
                                     ----------       ---------
Cash and equivalents, ending        $   305,400        $133,000
                                     ==========       =========

End page 42
-----------

                     SUNVEST RESORTS, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                   NINE MONTHS ENDED SEPTEMBER 30, 1999 & 1998

The unaudited consolidated financial statements include all adjustments which are necessary, in the opinion of management, to fairly reflect the Company's financial position and results of operations. All such adjustments are of a normal recurring nature. The financial statements have been prepared using the accounting policies described in the Company's audited Consolidated Financial Statements for the year ended December 31, 1998, contained in the Company's Form 10-SB.

End page 43

                                   PART III

Item 1.     Index to Exhibits
            -----------------
2.1      Articles of Incorporation of Registrant, dated August 6, 1996.

2.2      Bylaws of Registrant

6(a).1   Mortgage and Security Agreement between Lakeshore Club
         Development, Inc. (predecessor in interest to Lakeshore
         Club LC) and Mortgage Investment Group 20, Ltd., dated
         September 30, 1998.

6(a).2   Mortgage and Security Agreement between Lakeshore Club
         Development, LC and Mortgage Investment Group 24, Ltd., dated June 30, 1999.

6(a).3 Consolidation Promissory Note made by Lakeshore Club LC to the order of BankAtlantic, FSB, dated June 30, 1999.

6(a).4 Purchase Mortgage between Lakeshore Club Development, LC and Cary Lightsey and Layne Lightsey, dated December 31, 1998.

6(a).5   Agreement for Purchase and Sale between Colony Plaza
         Development, Inc. and Cypress Hotel Management Company, dated October 8, 1999.

6(c).1 Sample of Stock Agreement relating to the October 30, 1998, bonus plan offering.

10.1     Consent of Hixson, Marin, Powell & DeSanctis, P.A., CPA's.

27       Financial Data Schedule

                                  SIGNATURES

     In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                   SUNVEST RESORTS, INC.
                                   (Registrant)

January 28, 2000                   By: /S/ Herbert Hirsch
                                      ---------------------------------------
                                      Herbert Hirsch
                                      President and Chief Executive Officer

End page 44
________________________________________________________________
EXHIBIT 2.1  ARTICLES OF INCORPORATION OF REGISTRANT, DATED
AUGUST 6, 1996
_____________________________________________________________________________

                       ARTICLES OF INCORPORATION
                                  OF
                         SUNVEST RESORTS, INC.


     The undersigned, for the purposes of forming a corporation for profit under the laws of Florida, adopts the following
Articles of Incorporation:


                             ARTICLE 1
                         NAME AND ADDRESS

     Section 1.1    Name.  The name of the Corporation is SunVest
Resorts, Inc.

     Section 1.2 Address of Principal Office. The address of the principal office of the corporation is 307 S. 21st Avenue, Hollywood, Florida 33020.

     Section 1.3 Mailing Address. The mailing address of the corporation is Korn & Korn, P.C., P. O. Box 8020, Hallandale,
Florida 33008.

                             ARTICLE 2
                             DURATION

     Section 2.1 Duration. This corporation shall exist perpetually. Corporate existence shall commence on the date these Articles are executed, except that if they are not filed by the Department of State of Florida within five business days after they are executed, corporate existence shall commence upon filing by the Department of State.


                             ARTICLE 3
                             PURPOSES

     Section 3.1 Purposes. this corporation is organized for the purposes of transacting any or all lawful business permitted under the laws of the United States and of the State of Florida.


                             ARTICLE 4
                              CAPTIAL
     Section 4.1 Authorized Capital. The maximum number of shares of stock which this corporation is authorized to have outstanding at any one time is 25,,000,000 shares of voting common stock having a par value of $.02 per share.


                             ARTICLE 5
                INITIAL REGISTERED OFFICE AND AGENT

     Section 5.1 Name and Address. the street address of the initial registered office of this corporation is 200 Laura
Street, Jacksonville, Florida 32202, and the name of the initial registered agent of this corporation at that address is F&L Corp.


                             ARTICLE 6
                             DIRECTORS

     Section 6.1 Number. This corporation shall have four (4) director(s) initially, The number of directors may be increased or diminished from time to time by the bylaws, but shall never be less than one.

     Section 6.2 Initial Directors. the name and address of the members of the first board of directors of the corporation are:

     NAME              ADDRESS
     ____              _______
     Harvey Birdman    307 S. 21st Avenue
                       Hollywood, Florida 33020

    Diane Birdman      307 S. 21st Avenue
                       Hollywood, Florida 33020

    Louis Birdman      307 S. 21st Avenue
                       Hollywood, Florida 33020

    Herbert Hirsch     307 S. 21st Avenue
                       Hollywood, Florida 33020


                             ARTICLE 7
                              BYLAWS


     Section 7.1 Bylaws. the initial bylaws of this corporation shall be adopted by the board of directors. Bylaws may be amended or repealed from time to time by either the board of directors or the shareholders, but the board of directors shall not alter, amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the board of directors.


                             ARTICLE 8
                            INCORPORATOR

     Section 8.1    Name and Address.  The name and street
address of the incorporator of this corporation is:

     NAME              ADDRESS
     ____              _______
     Harvey Birdman    307 S. 21st Avenue
                       Hollywood, Florida 33020


                             ARTICLE 9
                          INDEMNIFICATION

     Section 9.1 Indemnification. The board of directors is specifically authorized to make provision for indemnification of directors, officers, employees and agents to the full extent permitted by law.


                             ARTICLE 10
                             AMENDMENT

     Section 10.1 Amendment. this corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation, and any right conferred upon the shareholders is subject to this reservation.

     IN WITNESS WHEREOF, the incorporator has executed these Articles on August 6, 1996..



                              /S/ Harvey Birdman
                         -----------------------------------
                         Harvey Birdman, Incorporator


            ACCEPTANCE OF APPOINTMENT AS REGISTERED AGENT

     Having been named to accept service of process for the above stated corporation, at the place designated in the above Articles of Incorporation, I hereby agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties. I am familiar with and accept the obligations of a registered agent.


                    F&L CORP., Registered Agent


                             /S/ Charles V. Hedrick
                    ____________________________________________
                    By: Charles V. Hedrick, Authorized Signatory

                   Date: August 13, 1996


________________________________________________________________
EXHIBIT  2.2  BYLAWS OF REGISTRANT
________________________________________________________________

















                               BYLAWS

                                 OF

                        SUNVEST RESORTS, INC.
                       (a Florida corporation)



                       TABLE OF CONTENTS

                           ARTICLE I

                          Definitions
                          -----------

Section 1.1    Definitions................................1

                           ARTICLE 2

                            Offices
                            -------

Section 2.1    Principal and Business Offices.............1
Section 2.2    Registered Office..........................1

                           ARTICLE 3

                         Shareholders
                         ------------

Section 3.1    Annual Meeting.............................2
Section 3.2    Special Meetings...........................2
Section 3.3    Place of Meetings..........................2
Section 3.4    Notice of Meeting..........................2
Section 3.5    Waiver of Notice...........................3
Section 3.6    Fixing of Record Date......................3
Section 3.7    Shareholders' List for Meetings............4
Section 3.8    Quorum.....................................5
Section 3.9    Voting of Shares...........................5
Section 3.10   Vote Required..............................5
Section 3.11   Conduct of Meeting.........................6
Section 3.12   Inspectors of Election.....................6
Section 3.13   Proxies....................................6
Section 3.14   Action by Shareholders Without Meeting.....7
Section 3.15   Acceptance of Instruments Showing
               Shareholder Action.........................8

                            ARTICLE 4

                       Board of Directors
                       ------------------

Section 4.1    General Powers and Number..................8
Section 4.2    Qualifications.............................9
Section 4.3    Term of Office.............................9
Section 4.4    Removal....................................9
Section 4.5....Resignation................................9
Section 4.6....Vacancies..................................9
Section 4.7....Compensation...............................9
Section 4.8....Regular Meetings...........................9
Section 4.9....Special Meetings..........................10
Section 4.10...Notice....................................10
Section 4.11...Waiver of Notice..........................10
Section 4.12...Quorum and Voting.........................10
Section 4.13...Conduct of Meetings.......................10
Section 4.14...Committees................................11
Section 4.15...Action Without Meeting....................12

                          ARTICLE 5

                          Officers
                          --------

Section 5.1    Number....................................12
Section 5.2....Election and Term of Office...............12
Section 5.3....Removal...................................12
Section 5.4....Resignation...............................12
Section 5.5....Vacancies.................................12
Section 5.6....President.................................13
Section 5.7....Vice Presidents...........................13
Section 5.8....Secretary.................................13
Section 5.9....Treasurer.................................14
Section 5.10...Assistant Secretaries and Assistant
               Treasurers................................14
Section 5.11...Other Assistants and Acting Officers......14
Section 5.12...Salaries..................................14

                           ARTICLE 6

    Contracts, Checks and Deposits; Special Corporate Acts
    ------------------------------------------------------

Section 6.1....Contracts.................................14
Section 6.2....Checks, Drafts, etc.......................15
Section 6.3....Deposits..................................15
Section 6.4....Voting of Securities Owned by Corporation.15

                           ARTICLE 7

          Certificates for Shares; Transfer of Shares
          -------------------------------------------

Section 7.1....Consideration for Shares..................15
Section 7.2....Certificates for Shares...................16
Section 7.3....Transfer of Shares........................16
Section 7.4....Restrictions on Transfer..................17
Section 7.5....Lost, Destroyed, or Stolen Certificates...17
Section 7.6....Stock Regulations.........................17

                             ARTICLE 8

                               Seal
                               ----
Section 8.1....Seal......................................17

                             ARTICLE 9

                          Books and Records
                          -----------------

Section 9.1....Books and Records.........................17
Section 9.2....Shareholders' Inspection Rights...........18
Section 9.3....Distribution of Financial Information.....18
Section 9.4....Other Reports.............................18

                            ARTICLE 10

                         Indemnification
                         ---------------

Section 10.1   Provision of Indemnification              18

                            ARTICLE 11

                            Amendments
                            ----------

Section 11.1...Power to Amend............................19
Section 11.2...Implied Amendments........................19



                          ARTICLE 1

                         Definitions
                         -----------

     Section 1.1 Definitions. The following terms shall have the following meanings for purposes of these bylaws:

     "Act" means the Florida Business Corporation Act, as it may be amended from time to time, or any successor legislation thereto.

     "Deliver" or "delivery" includes delivery by hand; United
States mail; facsimile, telegraph, teletype or other form of electronic transmission; and private mail carriers handling nationwide mail services.

     "Distribution" means a direct or indirect transfer of money or other property (except shares in the corporation) or an incurrence of indebtedness by the corporation to or for the benefit of shareholders in respect of any of the corporation's shares. A distribution may be in the form of a declaration or payment of a dividend; a purchase, redemption, or other acquisition of shares; a distribution of indebtedness; or otherwise.

     "Principal office" means the office (within or without the State of Florida) where the corporation's principal executive offices are located, as designated in the articles of incorporation or other initial filing until an annual report has been filed with the Florida Department of State, and thereafter as designated in the annual report.


                            ARTICLE 2

                             Offices
                             -------

     Section 2.1    Principal and Business Offices.  The
corporation may have such principal and other business offices, either within or without the State of Florida, as the Board of Directors may designate or as the business of the corporation may require from time to time.

     Section 2.2 Registered Office. The registered office of the corporation required by the Act to be maintained in the State of Florida may but need not be identical with the principal office if located in the State of Florida, and the address of the registered office may be changed from time to time by the Board of Directors or by the registered agent. The business office of the registered agent of the corporation shall be identical to such registered office.

                             ARTICLE 3

                           Shareholders
                           ------------

     Section 3.1 Annual Meeting. The annual meeting of shareholders shall be held within four months after the close of each fiscal year of the corporation on a date and at a time and place designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may come before the meeting. If the election of directors shall not be held on the day fixed as herein provided for any annual meeting of shareholders, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of shareholders as soon thereafter as is practicable.

     Section 3.2    Special Meetings.

          (a)       Call by Directors or President. Special
meetings of shareholders, for any purpose or purposes, may be called by the Board of Directors, the Chairman of the Board (if any) or the President.

          (b) Call by Shareholders. The corporation shall call a special meeting of shareholders in the event that the holders of at least ten percent of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Secretary one or more written demands for the meeting describing one or more purposes for which it is to be held. The corporation shall give notice of such a special meeting within sixty days after the date that the demand is delivered to the corporation.

     Section 3.3 Place of Meeting. The Board of Directors may designate any place, either within or without the State of Florida, as the place of meeting for any annual or special meeting of shareholders. If no designation is made, the place of meeting shall be the principal office of the corporation.

     Section 3.4     Notice of Meeting.

          (a) Content and Delivery. Written notice stating the date, time, and place of any meeting of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting, is called, shall be delivered not less than ten days nor more than sixty days before the date of the meeting by or at the direction of the President or the Secretary, or the officer or persons duly calling the meeting, to each shareholder of record entitled to vote at such meeting and to such other persons as required by the Act. Unless the Act requires otherwise, notice of an annual meeting need not include a description of the purpose or purposes for which the meeting is called. if mailed, notice of a met,-ting of shareholders shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock record books of the corporation, with postage thereon prepaid.

          (b) Notice of Adjourned Meeting. If an annual or special meeting of shareholders is adjourned to a different date, time, or place, the corporation shall not be required to give notice of the new date, time, or place if the new date, time, or place is announced at the meeting before adjournment; provided, however, that if a new record date for an adjourned meeting is or must be fixed, the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new record date who are entitled to notice of the meeting.

          (c)        No Notice Under Certain Circumstances.
Notwithstanding the other provisions of this Section, no notice of a meeting of shareholders need be given to a shareholder if:
(a) an annual report and proxy statement for two consecutive annual meetings of shareholders, or (b) all, and at least two checks in payment of dividends or interest on securities during a twelve-month period, have been sent by first-class, United States mail, addressed to the shareholder at his or her address as it appears on the share transfer books of the corporation, and returned undeliverable. The obligation of the corporation to give notice of a shareholders' meeting to any such shareholder shall be reinstated once the corporation has received a new address for such shareholder for entry on its share transfer books.

     Section 3.5     Waiver of Notice.

          (a) Written Waiver. A shareholder may waive any notice required by the Act or these bylaws before or after the date and time stated for the meeting in the notice. The waiver shall be in writing and signed by the shareholder entitled to the notice, and be delivered to the corporation for inclusion in the minutes or filing with the corporate records. Neither the business to be transacted at nor the purpose of any regular or special meeting of shareholders need be specified in any written waiver of notice.

          (b) Waiver by Attendance. A shareholder's attendance at a meeting, in person or by proxy, waives objection to all of the following: (a) lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting objects to holding the meeting or transacting business at the meeting; and (b) consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting, notice, unless the shareholder objects to considering the matter when it is presented.

     Section 3.6     Fixing of Record Date.

          (a) General. The Board of Directors may fix in advance a date as the record date for the purpose of determining shareholders entitled to notice of a shareholders' meeting, entitled to vote, or take any other action. In no event may a record date fixed by the Board of Directors be a date preceding the date upon which the resolution fixing the record date is adopted or a date more than seventy days before the date of meeting or action requiring a determination of shareholders.

          (b)        Special Meeting.  The record date for
determining shareholders entitled to demand a special meeting shall be the close of business on the date the first shareholder delivers his or her demand to the corporation.

          (c) Shareholder Action by Written Consent. If no prior action is required by the Board of Directors pursuant to the Act, the record date for determining shareholders entitled to take action without a meeting shall be the close of business on the date the first signed written consent with respect to the action in question is delivered to the corporation, but if prior action is required by the Board of Directors pursuant to the Act, such record date shall be the close of business on the date on which the Board of Directors adopts the resolution taking such prior action unless the Board of Directors otherwise fixes a record date.

          (d) Absence of Board Determination for Shareholders' Meeting.. If the Board of Directors does not determine the record date for determining shareholders entitled to notice of and to vote at an annual or special shareholders' meeting, such record date shall be the close of business on the day before the first notice with respect thereto is delivered to shareholders.

          (e) Adjourned Meeting. A record date for determining shareholders entitled to notice of or to vote at a shareholders' meeting is effective for any adjournment of the meeting unless the Board of Directors fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

          (f) Certain Distributions. If the Board of Directors does not determine the record date for determining shareholders entitled to a distribution (other than one involving a purchase, redemption, or other acquisition of the corporation's shares or a share dividend), such record date shall be the close of business on the date on which the Board of Directors authorizes the distribution.

     Section 3.7     Shareholders' List for Meetings.

          (a) Preparation and Availability. After a record date for a meeting of shareholders has been fixed, the corporation shall prepare an alphabetical list of the names of all of the shareholders entitled to notice of the meeting. The list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. Such list shall be available for inspection by any shareholder for a period of ten days prior to the meeting or such shorter time as exists between the record date and the meeting date, and continuing through the meeting, at the corporation's principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the corporation's transfer agent or registrar, if any. A shareholder or his or her agent may, on written demand, inspect the list, subject to the requirements of the Act, during regular business hours and at his or her expense, during the period that it is available for inspection pursuant to this Section. The corporation shall make the shareholders' list available at the meeting and any shareholder or his or her agent or attorney may inspect the list at any time during the meeting or any adjournment thereof.

          (b) Prima Facie Evidence. The shareholders' list is prima facie evidence of the identity of shareholders entitled to examine the shareholders' list or to vote at a meeting of shareholders.

          (c) Failure to Comply. If the requirements of this Section have not been substantially complied with, or if the corporation refuses to allow a shareholder or his or her agent or attorney to inspect the shareholders' list before or at the meeting, on the demand of any shareholder, in person or by proxy, who failed to get such access, the meeting shall be adjourned until such requirements are complied with. Refusal or failure to prepare or make available the shareholders' list shall not affect the validity of any action taken at a meeting of shareholders.

          (d)        Sale or Distribution of Information
Prohibited.  A shareholder may not sell or otherwise distribute
Any information or records inspected under this Section, except to the extent permitted by the Act.

     Section 3.8     Quorum.

          (a) What Constitutes a Quorum. Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of those shares exists with respect to that matter. If the corporation has only one class of stock outstanding, such class shall constitute a separate voting group for purposes of this Section. Except as otherwise provided in the Act, a majority of the votes entitled to be cast on the matter shall constitute a quorum of the voting group for action on that matter.

          (b) Presence of Shares. Once a share is represented for any purpose at a meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for the adjourned meeting.

          (c) Adjournment in Absence of Quorum. Where a quorum is not present, the holders of a majority of the shares represented and who would be entitled to vote at the meeting if a quorum were present may adjourn such meeting from time to time.

     Section 3.9 Voting of Shares. Each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a meeting of shareholders.

     Section 3.10    Vote Required.

          (a)        Matters Other Than Election of Directors.
If a quorum exists, except in the case of the election of directors, action on a matter shall be approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Act requires a greater number of affirmative votes.

          (b) Election of Directors. Each director shall be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors at a meeting at which a quorum is present. Each shareholder who is entitled to vote at an election of directors has the right to vote the number of shares owned by him or her for as many persons as there are directors to be elected. Shareholders do not have a right to cumulate their votes for directors.

     Section 3.11 Conduct of Meeting. The Chairman of the Board of Directors, and if there be none, or in his or her absence, the President, and in his or her absence, any person chosen by the shareholders present shall call a shareholders' meeting to order and shall act as presiding officer of the meeting, and the Secretary of the corporation shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting. The presiding officer of the meeting shall have broad discretion in determining the order of business at a shareholders' meeting. The presiding officer's authority to conduct the meeting shall include, but in no way be limited to, recognizing shareholders entitled to speak, calling for the necessary reports, stating questions and putting them to a vote, calling for nominations, and announcing the results of voting. The presiding officer also shall take such actions as are necessary and appropriate to preserve order at the meeting. The rules of parliamentary procedure need not be observed in the conduct of shareholders' meetings; however, meetings shall be conducted in accordance with accepted usage and common practice with fair treatment to all who are entitled to take part.

     Section 3.12 Inspectors of Election. Inspectors of election may be appointed by the Board of Directors to act at any meeting, of shareholders at which any vote is taken. If inspectors of election are not so appointed, the presiding officer of the meeting may, and on the request of any shareholder shall, make such appointment. The inspectors of election shall determine the number of shares outstanding, the voting rights with respect to each the shares represented at the meeting, the existence of a quorum, and the authenticity, validity, and effect of proxies; receive votes, ballots, consents, and waivers; hear and determine all challenges and questions arising in connection with the vote; count and tabulate all votes, consents, and waivers; determine and announce the result; and do such acts as are proper to conduct the election or vote with fairness to all shareholders. No inspector, whether appointed by the Board of Directors or by the person acting as presiding officer of the meeting, need be a shareholder.

     Section 3.13    Proxies.

          (a)        Appointment.  At all meetings of
shareholders, a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by his or her attorney-in-fact. If an appointment form expressly provides, any proxy holder may appoint, in writing, a substitute to act in his or her place. A telegraph, telex, or a cablegram, a facsimile transmission of a signed appointment form, or a photographic, photostatic, or equivalent reproduction of a signed appointment form is a Sufficient appointment form.

          (b) When Effective. An appointment of a proxy is effective when received by the Secretary or other officer or agent of the corporation authorized to tabulate votes. An appointment is valid for up to eleven months unless a longer period is expressly provided in the appointment form. An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

     Section 3.14    Action by Shareholders Without Meeting.

          (a) Requirements for Written Consents. Any action required or permitted by the Act to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote if one or more written consents describing the action taken shall be signed and dated by the holders of outstanding stock entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consents must be delivered to the principal office of the corporation in Florida, the corporation's principal place of business, the Secretary, or another officer or agent of the corporation having custody of the books in which proceedings of meetings of shareholders are recorded. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the date of the earliest dated consent delivered in the manner required herein, written consents signed by the number of holders required to take action are delivered to the corporation by delivery as set forth in this Section.

          (b) Revocation of Written Consents. Any written consent may be revoked prior to the date that the corporation receives the required number of consents to authorize the proposed action. No revocation is effective unless in writing and until received by the corporation at its principal office in Florida or its principal place of business, or received by the Secretary or other officer or agent having custody of the books in which proceedings of meetings of shareholders are recorded.

          (c)        Notice to Nonconsenting Shareholders.
Within ten days after obtaining such authorization by written consent, notice must be given in writing to those shareholders who have not consented in writing or who are not entitled to vote on the action. The notice shall fairly summarize the material features of the authorized action and, if the action be such for which dissenters' rights are provided under the Act, the notice shall contain a clear statement of the right of shareholders dissenting therefrom to be paid the fair value of their shares upon compliance with the provisions of the Act regarding the rights of dissenting shareholders.

          (d) Same Effect as Vote at Meeting. A consent signed under this Section has the effect of a meeting vote and may be described as such in any document. Whenever action is taken by written consent pursuant to this Section, the written consent of the shareholders consenting thereto or the written reports of inspectors appointed to tabulate such consents shall be filed with the minutes of proceedings of shareholders.

     Section 3.15 Acceptance of Instruments Showing Shareholder Action. If the name signed on a vote, consent, waiver, or proxy appointment corresponds to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver, or proxy appointment and give it effect as the act of a shareholder. If the name signed on a vote, consent, waiver, or proxy appointment does not correspond to the name of a shareholder, the corporation, if acting in good faith, may accept the vote, consent, waiver, or proxy appointment and give it effect as the act of the shareholder if any of the following apply:

          (a) The shareholder is an entity and the name signed purports to be that of an officer or agent of the entity;

          (b) The name signed purports to be that of a administrator, executor, guardian, personal representative, or conservator representing the shareholder and, if the corporation requests, evidence of fiduciary status acceptable to the corporation is presented with respect to the vote, consent, waiver, or proxy appointment;

          (c) The name signed purports to be that of a receiver or trustee in bankruptcy, or assignee for the benefit of creditors of the shareholder and, if the corporation requests, evidence of this status acceptable to the corporation is presented with respect to the vote, consent, waiver, or proxy appointment;

          (d) The name signed purports to be that of a pledgee, beneficial owner, or attorney-in-fact of the shareholder and, if the corporation requests, evidence acceptable to the corporation of the signatory's authority to sign for the shareholder is presented with respect to the vote, consent, waiver, or proxy appointment; or

          (e) Two or more persons are the shareholder as co-tenants or fiduciaries and the name signed purports to be the name of at least one of the co-owners and the person signing appears to be acting on behalf of all co-owners.

The corporation may reject a vote, consent, waiver, or proxy appointment if the Secretary or other officer or agent of the corporation who is authorized to tabulate votes, acting, in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

                              ARTICLE 4

                          Board of Directors
                          ------------------

     Section 4.1 General Powers and Number. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, the Board of Directors. The corporation shall have five (5) directors initially. The number of directors may be increased or decreased from time to time by vote of the shareholders, but shall never be less than one nor more than ten.

     Section 4.2 Qualifications. Directors must be natural persons who are eighteen years of age or older but need not be residents of this state or shareholders of the corporation.

     Section 4.3 Term of Office. Each director shall hold office until the next annual meeting of shareholders and until his or her successor shall have been elected and, if necessary, qualified, or until there is a decrease in the number of directors which takes effect after the expiration of his or her term, or until his or her prior death, resignation or removal.

     Section 4.4 Removal. The shareholders may remove one or more directors with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided that the notice of the meeting states that the purpose, or one of the purposes, of the meeting is such removal.

     Section 4.5 Resignation. A director may resign at any time by delivering written notice to the Board of Directors or its Chairman (if any) or to the corporation. A director's resignation is effective when the notice is delivered unless the notice specifies a later effective date.

     Section 4.6     Vacancies.

          (a) Who May-Fill Vacancies. Whenever any vacancy occurs on the Board of Directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors, or by the shareholders. If the directors first fill a vacancy, the shareholders shall have no further right with respect to that vacancy, and if the shareholders first fill the vacancy, the directors shall have no further rights with respect to that vacancy.

          (b) Prospective Vacancies. A vacancy that will occur at a specific later date, because of a resignation effective at a later date or otherwise, may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

     Section 4.7 Compensation. The Board of Directors, irrespective of any personal interest of any of its members, may establish reasonable compensation of all directors for services to the corporation as directors, officers, or otherwise, or may delegate such authority to an appropriate committee. The Board of Directors also shall have authority to provide for or delegate authority to an appropriate committee to provide for reasonable pensions, disability or death benefits, and other benefits or payments, to directors, officers, and employees and to their families, dependents, estates, or beneficiaries on account of prior services rendered to the corporation by such directors, officers, and employees.

     Section 4.8 Regular Meetings. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after the annual meeting of shareholders and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it, or such other suitable place as may be announced at such meeting of shareholders. The Board of Directors may provide, by resolution, the date, time, and place, either within or without the State of Florida, for the holding of additional regular meetings of the Board of Directors without other notice than such resolution.

     Section 4.9 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any) the President or one-third of the members of the Board of Directors. The person or persons calling the meeting may fix any place, either within or without the State of Florida, as the place for holding any special meeting of the Board of Directors, and if no other place is fixed, the place of the meeting shall be the principal office of the corporation in the State of Florida.

     Section 4.10    Notice.  Special meetings of the Board of
Directors must be preceded by at least two days' notice of the date, time, and place of the meeting. The notice need not describe the purpose of the special meeting.

     Section 4.11 Waiver of Notice. Notice of a meeting of the Board of Directors need not be given to any director who signs a waiver of notice either before or after the meeting. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and waiver of any and all objections to the place of the meeting, the time of the meeting, or the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

     Section 4.12 Quorum and Voting. A quorum of the Board of Directors consists of a majority of the number of directors prescribed by these bylaws. If a quorum is present when a vote is taken, the affirmative vote of a majority of directors present is the act of the Board of Directors. A director who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken is deemed to have assented to the action taken unless: (a) he or she objects at the beginning of the meeting (or promptly upon his or her arrival) to holding it or transacting specified business at the meeting; or (b) he or she votes against or abstains from the action taken.

     Section 4.13    Conduct of-Meetings.

          (a) Presiding Officer. The Board of Directors may elect from among its members a Chairman of the Board of Directors, who shall preside at meetings of the Board of Directors. The Chairman, and if there be none, or in his or her absence, the President, and in his or her absence, a Vice President in the order provided under the Section of these bylaws titled "Vice Presidents," and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall act as presiding officer of the meeting.

          (b) Minutes. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors but in the absence of the Secretary, the presiding officer may appoint any other person present to act as secretary of the meeting. Minutes of any regular or special meeting of the Board of Directors shall be prepared and distributed to each director.

          (c) Adjournments. A majority of the directors present, whether or not a quorum exists, may adjourn any meeting of the Board of Directors to another time and place. Notice of any such adjourned meeting, shall be given to the directors who are not present at the time of the adjournment and, unless the time and place of the adjourned meeting are announced at the time of the adjournment, to the other directors.

          (d) Participation by Conference Call or Similar Means. The Board of Directors may permit any or all directors to participate in a regular or a special meeting by, or conduct the meeting through the use of, any means of communication by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

     Section 4.14 Committees. The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees each of which, to the extent provided in such resolution, shall have and may exercise all the authority of the Board of Directors, except that no such committee shall have the authority to:

          (a) approve or recommend to shareholders actions or proposals required by the Act to be approved by shareholders;

          (b) fill vacancies on the Board of Directors or any committee thereof;

          (c)        adopt, amend, or repeal these bylaws;

          (d) authorize or approve the reacquisition of shares unless pursuant to a general formula or method specified by the Board of Directors; or

          (e) authorize or approve the issuance or sale or contract for the sale of shares, or determine the designation and relative rights, preferences, and limitations of a voting group except that the Board of Directors may authorize a committee (or a senior executive officer of the corporation) to do so within limits specifically prescribed by the Board of Directors.

Each committee must have two or more members, who shall serve at the pleasure of the Board of Directors. The Board of Directors, by resolution adopted in accordance with this Section, may designate one or more directors as alternate members of any such committee, who may act in the place and stead of any absent member or members at any meeting of such committee. The provisions of these bylaws which govern meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Directors apply to committees and their members as well.

     Section 4.15 Action Without Meeting. Any action required or permitted by the Act to be taken at a meeting of the Board of Directors or a committee thereof may be taken without a meeting if the action is taken by all members of the Board or of the committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director or committee member and retained by the corporation. Such action shall be effective when the last director or committee member signs the consent, unless the consent specifies a different effective date. A consent signed under this Section has the effect of a vote at a meeting and may be described as such in any document.

                           ARTICLE 5

                            Officers
                            --------

     Section 5.1 Number. The principal officers of the corporation shall be a President, the number of Vice Presidents, as authorized from time to time by the Board of Directors, a Secretary, and a Treasurer, each of whom shall be elected by the Board of Directors. Such other officers and assistant officers as may be deemed necessary may be elected or appointed by the Board of Directors. The Board of Directors may also authorize any duty appointed officer to appoint one or more officers or assistant officers. The same individual may simultaneously hold more than one office.

     Section 5.2 Election and Term of Office. The officers of the corporation to be elected by the Board of Directors shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as is practicable. Each officer shall hold office until his or her successor shall have been duly elected or until his or her prior death, resignation, or removal.

     Section 5.3 Removal. The Board of Directors may remove any officer and, unless restricted by the Board of Directors, an officer may remove any officer or assistant officer appointed by that officer, at any time, with or without cause and notwithstanding the contract rights, if any, of the officer removed. The appointment of an officer does not of itself create contract rights.

     Section 5.4 Resignation. An officer may resign at any time by delivering notice to the corporation. The resignation shall be effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date. If a resignation is made effective at a later date and the corporation accepts the future effective date, the pending vacancy may be filled before the effective date but the successor may not take office until the effective date.

     Section 5.5 Vacancies. A vacancy in any principal office because of death, resignation, removal, disqualification, or otherwise, shall be filled as soon thereafter as practicable by the Board of Directors for the unexpired portion of the term.

     Section 5.6 President. The President shall be the chief executive officer of the corporation and, subject to the direction of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. The President shall, when present, preside at all meetings of the shareholders and, if no Chairman of the Board has been elected, shall preside at all meetings of the Board of Directors. The President shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. The President shall have authority to sign certificates for shares of the corporation the issuance of which shall have been authorized by resolution of the Board of Directors, and to execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the corporation's regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or the Board of Directors, the President may authorize any Vice President or other officer or agent of the corporation to execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the off-ice of President and such other duties as may be prescribed by the Board of Directors from time to time.

     Section 5.7 Vice Presidents. In the absence of the President or in the event of the President's death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so actin-, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign certificates for shares of the corporation the issuance of which shall have been authorized by resolution of the Board of Directors; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

     Section 5.8 Secretary. The Secretary shall: (a) keep, or cause to be kept, minutes of the meetings of the shareholders and of the Board of Directors (and of committees thereof in one or more books provided for that purpose (including records of actions taken by the shareholders or the Board of Directors (or committees thereof without a meeting); (b) be custodian of the corporate records and of the seal of the corporation, if any, and if the corporation has a seal, see that it is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (c) authenticate the records of the corporation; (d) maintain a record of the shareholders of the corporation, in a form that permits preparation of a list of the names and addresses of all shareholders, by class or series of shares and showing the number and class or series of shares held by each shareholder; (e) have general charge of the stock transfer books of the corporation; and (f) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned by the President or by the Board of Directors.

     Section 5.9 Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) maintain appropriate accounting records; (c) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of these bylaws; and
(d) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors shall determine.

     Section 5.10 Assistant Secretaries and Assistant Treasurers. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize. The Assistant Treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties and have such authority as shall from time to time be delegated or assigned to them by the Secretary or the Treasurer, respectively, or by the President or the Board of Directors.

     Section 5.11 Other Assistants and Acting Officers. The Board of Directors shall have the power to appoint, or to authorize any duly appointed officer of the corporation to appoint, any person to act as assistant to any officer, or as agent for the corporation in his or her stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or an authorized officer shall have the power to perform all the duties of the office to which he or she is so appointed to be an assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors or the appointing officer.

     Section 5.12 Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

                            ARTICLE 6

     Contracts, Checks and Deposits; Special Corporate Acts
     ------------------------------------------------------

     Section 6.1 Contracts. The Board of Directors may authorize any officer or officers, or any agent or agents to enter into any contract or execute or deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances. In the absence of other designation, all deeds, mortgages, and instruments of assignment or pledge made by the corporation shall be executed in the name of the corporation by the President or one of the Vice Presidents, if any; the Secretary or an Assistant Secretary, when necessary or required, shall attest and affix the corporate seal, if any, thereto; and when so executed no other party to such instrument or any third party shall be required to make any inquiry into the authority of the signing officer or officers.

     Section 6.2 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes, or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by or under the authority of a resolution of the Board of Directors.

     Section 6.3 Deposits. All funds of the corporation not other-wise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies, or other depositories as may be selected by or under the authority of a resolution of the Board of Directors.

     Section 6.4 Voting of Securities Owned by Corporation. Subject always to the specific directions of the Board of Directors, (a) any shares or other securities issued by any other corporation and owned or controlled by this corporation may be voted at any meeting of security holders of such other corporation by the President of this corporation if he or she be present, or in his or her absence, by any Vice President of this corporation who may be present, and (b) whenever, in the judgment of the President, or in his or her absence, of any Vice President, it is desirable for this corporation to execute a proxy or written consent in respect of any such shares or other securities, such proxy or consent shall be executed in the name of this corporation by the President or one of the Vice Presidents, if any, of this corporation, without necessity of any authorization by the Board of Directors, affixation of corporate seal, if any, or countersignature or attestation by another officer. Any person or persons designated in the manner above stated as the proxy or proxies of this corporation shall have full fight, power, and authority to vote the shares or other securities issued by such other corporation and owned or controlled by this corporation the same as such shares or other securities might be voted by this corporation.

                             ARTICLE 7

           Certificates for Shares; Transfer of Shares
           -------------------------------------------

     Section 7.1 Consideration for Shares. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, promises to perform services evidenced by a written contract, or other securities of the corporation. Before the corporation issues shares, the Board of Directors shall determine that the consideration received or to be received for the shares to be issued is adequate. The determination of the Board of Directors is conclusive insofar as the adequacy of consideration for the issuance of shares relates to whether the shares are validly issued, fully paid, and nonassessable. The corporation may place in escrow shares issued for future services or benefits or a promissory note, or make other arrangements to restrict the transfer of the shares, and may credit distributions in respect of the shares against their purchase price, until the services are performed, the note is paid, or the benefits are received.
If the services are not performed, the note is not paid, or the benefits are not received, the corporation may cancel, in whole or in part, the shares escrowed or restricted and the distributions credited.

     Section 7.2 Certificates for Shares. Every holder of shares in the corporation shall be entitled to have a certificate representing all shares to which he or she is entitled unless the Board of Directors authorizes the issuance of some or all shares without certificates. Any such authorization shall not affect shares already represented by certificates until the certificates are surrendered to the corporation. If the Board of Directors authorizes the issuance of any shares without certificates, within a reasonable time after the issue or transfer of any such shares, the corporation shall send the shareholder a written statement of the information required by the Act to be set forth on certificates, including any restrictions on transfer. Certificates representing shares of the corporation shall be in such form, consistent with the Act, as shall be determined by the Board of Directors. Such certificates shall be signed (either manually or in facsimile) by the President or any Vice President or any other persons designated by the Board of Directors and may be sealed with the seal of the corporation or a facsimile thereof. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. Unless the Board of Directors authorizes shares without certificates, all certificates surrendered to the corporation for transfer shall be canceled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in these bylaws with respect to lost, destroyed, or stolen certificates. The validity of a share certificate is not affected if a person who signed the certificate (either manually or in facsimile) no longer holds office when the certificate is issued.

     Section 7.3 Transfer of Shares. Prior to due presentment of a certificate for shares for registration of transfer, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications, and otherwise to have and exercise all the rights and power of an owner. Where a certificate for shares is presented to the corporation with a request to register a transfer, the corporation shall not be liable to the owner or any other person suffering loss as a result of such registration of transfer if (a) there were on or with the certificate the necessary endorsements, and (b) the corporation had no duty to inquire into adverse claims or has discharged any such duty. The corporation may require reasonable assurance that such endorsements are genuine and effective and compliance with such other regulations as may be prescribed by or tinder the authority of the Board of Directors.

     Section 7.4 Restrictions on Transfer. The face or reverse side of each certificate representing shares shall bear a conspicuous notation as required by the Act of any restriction imposed by the corporation upon the transfer of such shares.

     Section 7.5 Lost, Destroyed, or Stolen Certificates. Unless the Board of Directors authorizes shares without certificates, where the owner claims that certificates for shares have been lost, destroyed, or wrongfully taken, a new certificate shall be issued in place thereof if the owner (a) so requests before the corporation has notice that Such shares have been acquired by a bona fide purchaser, (b) files with the corporation a sufficient indemnity bond if required by the Board of Directors or any principal officer, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

     Section 7.6 Stock Regulations. The Board of Directors shall have the power and authority to make all such further rules and regulations not inconsistent with law as they may deem expedient concerning the issue, transfer, and registration of shares of the corporation.

                               ARTICLE 8

                                  Seal
                                  ----

     Section 8.1 Seal. The Board of Directors may provide for a corporate seal for the corporation.

                                ARTICLE 9

                            Books and Records
                            -----------------

     Section 9.1     Books and Records.

          (a) The corporation shall keep as permanent records minutes of all meetings of the shareholders and Board of Directors, a record of all actions taken by the shareholders or Board of Directors without a meeting, and a record of all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the corporation.

          (b)        The corporation shall maintain accurate
accounting records.

          (c) The corporation or its agent shall maintain a record of the shareholders in a form that permits preparation of a list of the names and addresses of all shareholders in alphabetical order by class of shares showing the number and series of shares held by each.

          (d) The corporation shall keep a copy of all written communications within the preceding three years to all shareholders generally or to all shareholders of a class or series, including the financial statements required to be furnished by the Act, and a copy of its most recent annual report delivered to the Department of State.

     Section 9.2     Shareholders' Inspection Rights.
Shareholders are entitled to inspect and copy records of the corporation as permitted by the Act.

     Section 9.3 Distribution of Financial Information. The corporation shall prepare and disseminate financial statements to shareholders as required by the Act.

     Section 9.4     Other Reports.  The corporation shall
disseminate such other reports to shareholders as are required by the Act, including reports regarding indemnification in certain circumstances and reports regarding the issuance or authorization for issuance of shares in exchange for promises to render services in the future.

                            ARTICLE 10

                         Indemnification
                         ---------------

     Section 10.1 Provision of Indemnification. The corporation shall, to the fullest extent permitted or required by the Act, including any amendments thereto (but in the case of any such amendment, only to the extent such amendment permits or requires the corporation to provide broader indemnification rights than prior to such amendment), indemnify its Directors or Officers against any and all Liabilities, and advance any and all reasonable Expenses incurred in any Proceeding to which any such Director or Officer is or is threatened to be made a Party or a witness because he or she is or was a Director or Officer of the corporation. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification against Liabilities or the advancement of Expenses which a Director or Officer may be entitled under any written agreement, Board resolution, vote of shareholders, the Act, or otherwise. The corporation may, but shall not be required to, supplement the foregoing rights to indemnification against Liabilities and advancement of Expenses by the purchase of insurance on behalf of any one or more of its Directors or Officers whether or not the corporation would be obligated to indemnify or advance Expenses to such Director or Officer under this Article. For purposes of this Article, the terms "Directors" and "Officers" includes former directors or officers and any directors or officers who are or were serving at the request of the corporation as directors, officers, employees, or agents of another corporation, partnership, joint venture, trust, or other enterprise, including,, without limitation, any employee benefit plan (other than in the capacity as agents separately retained and compensated for the provision of goods or services to the enterprise, including, without limitation, attorneys-at-law, accountants, and financial consultants). All other capitalized terms used in this Article and not otherwise defined herein shall have the meaning set forth in Section 607.0850, Florida Statutes, as amended. The provisions of this Article are intended solely for the benefit of the indemnified parties described herein, their heirs and personal representatives and shall not create any rights in favor of third parties. No amendment to or repeal of this Article shall diminish the rights of indemnification provided for herein prior to such amendment or repeal.

                           ARTICLE 11

                           Amendments
                           ----------

     Section 11.1 Power to Amend. These bylaws may be amended or repealed by either the Board of Directors or the shareholders, unless the Act reserves the power to amend these bylaws generally or any particular bylaw provision, as the case may be, exclusively to the shareholders or unless the shareholders, in amending or repealing these bylaws generally or any particular bylaw provision, provide expressly that the Board of Directors may not amend or repeal these bylaws or such bylaw provision, as the case may be.

     Section 11.2 Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors which would be inconsistent with the bylaws then in effect but which is taken or authorized by affirmative vote of not less than the number of shares or the number of directors required to amend the bylaws so that the bylaws would be consistent with such action shall be given the same effect as though the bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

_____________________________________________________________________________
EXHIBIT 6(a).1  MORTGAGE AND SECURITY AGREEMENT BWETWEEN
LAKESHORE CLUB DEVELOPMENT, INC. (PREDECESSOR IN INTEREST TO
LAKESHORE CLUB DEVELOPMENT, LC) AND MORTGAGE INVESTMENT GROUP 20,
LTD., DATED SEPTEMBER 30, 1998
_____________________________________________________________________________
This document prepared by and return to:     :
     GARY A. KOR.N, ESQ.                     :
     BEDZOW, KORN, BROWN & LIPTON, P.A.      :
     Suite 200                               :
     20803 Biscayne Boulevard                :
     Aventura, Florida 33180                 :
     Mailing Address:                        :
     P.O. Box 8020                           :
     Hallandale, Florida 33006-8020          :
     Phone (305) 935-6888 (Dade)             :
           (305) 523-6001 (Broward)          :
     Fax No. (305) 936-9SO2                  : (Reserved for Use by the Clerk)
=================================================================+============

                               MORTGAGE AND SECURITY AGREEMENT
                               -------------------------------

     THIS MORTGAGE is made as of the 30 day of September, 1998, between LAKESHORE CLUB DEVELOPMENT, INC., a Florida corporation (hereinafter called the "Mortgagor"), and MORTGAGE INVESTMENT GROUP 20, LTD., a Florida Limited Partnership, with offices at 307 South 21st Avenue, Hollywood, Florida 33020, as Mortgagee and Secured Party (hereinafter called the "Mortgagee").

                                        WITNESSETH:
                                        ----------

     WHEREAS, the Mortgagor is justly indebted to Mortgagee in the principal sum of TWO MILLION FIVE HUNDRED THOUSAND AND N0/100 ($2,500,000.00) DOLLARS as evidenced by that certain promissory note ("Note") of even date herewith, executed by Mortgagor and delivered to Mortgagee, payable according, to the terms therein provided, with a maturity date of October 1, 2001, and by reference being a part hereof to the same extent as though set out in full herein.

     NOW THIS INDENTURE WITNESSETH, to secure the performance and observance by the Mortgagor of all of the covenants and conditions contained within this Mortgage, to secure the timely and complete payment of the indebtedness evidenced by the Note, and in order to charge the properties, interests and rights hereinafter described with such payment, performance and observance, and for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS paid by the Mortgagee to the Mortgagor, and for other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Mortgagor does hereby grant, bargain, sell, alien,, transfer, mortgage, hypothecate, pledge, deliver, set over, warrant and confirm unto the Mortgagee, its successors and assigns forever:

                                   THE MORTGAGED PROPERTY
                                   ----------------------

     That certain piece, parcel or tract of land in which the Mortgagor has a fee simple interest, situate in the County of Polk and State of Florida (hereinafter called the "Land") described within Exhibit "A" attached hereto.

TOGETHER WITH all lands, buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, and all fixtures, machinery, equipment, furniture and other personal property of every nature whatsoever now or hereafter owned by the Mortgagor and located in or on the Land, buildings. structures or other improvements, betterments, renewals and replacements to any of the foregoing; and all of the right, title and interest of the Mortgagor in any such personal property or fixtures subject to a conditional sales contract, chattel mortgage or similar lien or claim to-ether with the benefit of any deposits or payments now or hereafter made by the Mortgagor or on Mortgagor's behalf.

     TOGETHER WITH all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, rights, titles, interest, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining to any of the property hereinabove described, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Mortgagor, and the reversion and reversions, remainder and remainders, rents, issues, profits thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of Mortgagor of, in and to the same, including, but not limited to, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking, of the Mortgaged Property or any part thereof under the power of eminent domain, the alteration of the grade of any street, or for any damage (whether caused by such taking or otherwise to the Mortgaged Property or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Mortgaged Property or any part thereof;

     TOGETHER WITH all rents, royalties, issues, profits, revenue, income and other benefits from the Mortgaged Property to be applied against the indebtedness secured hereby, provided however, that permission is hereby given to Mortgagor so long as no default has occurred hereunder, to collect, receive, take, use and enjoy such rents, royalties. issues, profits, revenue, income, licenses, foreclosures, concessions and other benefits as they become due and payable, but not in advance thereof. The foregoing assignment shall be fully operative without any further action on the part of either party and specifically Mortgagee shall be entitled, at its option upon the occurrence of a default hereunder, to all rents, royalties, issues, profits, revenue, income and other benefits from the Mortga2ed Property, whether or not Mortgagee takes possession of the Mortgaged Property. Upon any such notice or default hereunder, the permission hereby given to Mortgagor to collect such rents, royalties, issues, profits, revenue, income and other benefits from the Mortgaged Property shall terminate and such permission shall not be reinstated upon a cure of the default without Mortgagee's specific written consent. Exercise of rights under this paragraph and the application of any such rights, royalties, issues, profits, revenue, income or other benefits to such Indebtedness, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant hereto, but shall be cumulative and in addition to all other rights and remedies to Mortgagee;

     TOGETHER WITH a security interest in (i) all property, equipment and fixtures affixed to or located on the Mortgaged Property which, to the fullest extent permitted by law, shall be deemed fixtures and a part of the Mortgaged Property, (ii) all articles of personal property and all materials delivered to the Mortgaged Property for the use and operation of said property or for use in any construction being conducted thereon, and owned by Mortgagor; (iii) all contract rights, owned by the Mortgagor and utilized in connection with the Mortgaged Property, including construction contracts, service contracts, advertising contracts, purchase orders, equipment leases, all other contract rights associated with the Mortgaged Property, general intangibles, actions and rights of action, all deposits, prepaid expenses, permits, licenses, including all rights to insurance proceeds.
(iv) all right, title and interest of the Mortgagor in all trade names and trademarks hereinafter used in connection with the use of the Mortgaged Property, and (v) all proceeds, products, replacements, additions, substitutions, renewals and accessions of any of the foregoing. Mortgagor (Debtor) hereby grants to Mortgagee (Creditor) a security interest in all fixtures, rights of action and personal property described herein. This Mortgage is a self operative security agreement with respect to such property, but Mortgagor agrees to execute and deliver on demand such other security agreements, financing statements and other instruments as Mortgagee may request in order to perfect its security interest or to impose the lien hereof more specifically upon any of such property. Mortgagee shall have all the rights and remedies in addition to those specified herein of a secured party under the Uniform Commercial Code; which, together with any and all of the aforedescribed additional property and rights, now or hereafter acquired by Mortgagor, shall sometimes herein be collectively referred to as the "Mortgaged Property".

     PROVIDED, HOWEVER, that these presents are upon the condition that, if the Mortgagor shall pay, or cause to be paid to the Mortgagee the principal and interest payable in respect to the Note, at the times and in the manner stipulated therein and herein, all without any deduction or credit for taxes or other similar charges paid by the Mortgagor, and shall keep, perform and observe all and singular the covenants and promises in the Note, and any renewal, extension, consolidation or modification thereof, and in this Mortgage expressed to be kept, performed and observed by and on the part of the Mortgagor, all without fraud or delay then this Mortgage, and all the properties, interest and rights granted, bargained, sold, aliened, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, delivered, set over, warranted and confirmed, shall cease, terminate and be void, but shall otherwise remain in full force and effect.

                                      ARTICLE I.
                                      ----------

     1.1  Performance of Note and Mortgage.
          --------------------------------
          The Mortgagor will perform, observe and comply with all the provisions hereof and of the Note secured hereby, and will promptly pay to the Mortgagee the sum of money expressed in the Note with interest thereon and all other sums required to be paid by the Mortgagor pursuant to the provisions of the Note and the Mortgage on the day or days when payment shall become due, all without deduction or credit for taxes or other similar charges paid by the Mortgagor, time being of the essence for such payments.

     1.2  Warranty of Title.
          -----------------
           The Mortgagor covenants that it is the owner of the fee simple interest in and to the Mortgaged Property, has good and absolute title to all existing personal property hereby mortgaged and has full power and lawful right to convey and mortgage the same in the manner and form aforesaid. That the Mortgaged Property is free from all encumbrances except taxes for the current year and encumbrances set forth in the title policy issued simultaneously this date to the Mortgagor by ATTORNEYS' TITLE INSURANCE FUND, INC. The Mortgagor hereby agrees to make such further assurances to perfect the fee simple title to the Mortgaged Property in the Mortgagee as may reasonably be required. The Mortgagor does hereby fully warrant the title to the Mortgaged Property against the lawful claims for all persons whomsoever.

     1.3  Taxes, Liens, and Utility Charges.
          ---------------------------------

          a. The Mortgagor covenants and agrees to pay by December 1st of each year and to deliver to the Mortgagee, on or before December 31st of each year, tax receipts evidencing the payment of all lawfully imposed taxes upon the Mortgaged Property for the immediately preceding calendar year; to deliver to the Mortgagee receipts evidencing the payment of all liens, levies, and assessments for public improvements within thirty-(30) days after same shall become due and payable; and to pay or discharge within thirty (30) days after the due date, any and all governmental levies that may be made on the Mortgaged Property, on this Mortgage or the Note or in any other way resulting from the mortgage indebtedness secured by this Mortgage. Mortgagor shall have the right to contest the payment of ad valorem real property taxes pursuant to and in accordance with applicable state and local law, provided Mortgagor delivers to Mortgagee sufficient security, as solely determined by Mortgagee, to pay all such taxes and all interest and/or penalties that may accrue thereon.

          b. The Mortgagor shall not permit any mechanics', laborer's, statutory or other lien to be created or to remain outstanding upon any of the Mortgaged Property and shall, within ten (10) days from the date of the filing thereof, cause same to be released and discharged, or transferred to bond as permitted by law.

          C. The Mortgagor will pay when due and will not suffer to remain outstanding, any charges for utilities, whether public or private, with respect to the Mortgaged Property.

     1.4  Insurance.
          ---------

          a. The Mortgagor shall obtain, maintain and keep in full force and effect during the term of this Mortgage, with all premiums paid thereon, and without notice or demand, the following insurance with respect to the Mortgaged Property:

               (i) All-Risk (Special) Hazard Insurance ("All-Risk Hazard Insurance") reflecting coverage in such amounts as Mortgagee may require, but in no event less than 100% of the full replacement cost of the Mortgaged Property that includes: (A) a mortgage clause naming the Mortgagee as mortgagee, which clause shall be a "standard union" (also known as a "New York") mortgage clause which provides that the mortgagee's coverage will not be invalidated by a foreclosure or the acquisition of the Mortgage Property by a deed in lieu thereof, a change in ownership of the Mortgaged Property, a more hazardous use of the Mortgaged Property or a loss caused by the neglect of the owner of the Mortgaged Property, provided that the mortgagee pays any premium demanded should the owner of the Mortgaged Property fail to do so; in the event that the aforesaid mortgage clause (which creates a separate agreement between the insurance company and the mortgagee does not apply to that portion of the Mortgaged Property constituting personal property, the All-Risk Hazard Insurance Policy shall also contain a "Lender's Loss Payable Endorsement", which Endorsement shall, with respect to the personal property, create a similar separate agreement between the insurance company and the mortgagee as is created by the "standard union"/"New York" Mortgage clause; (B) a replacement cost endorsement, (C) a stipulated value/agreed amount endorsement, (D) boiler explosion coverage, if applicable, (E) sprinkler leakage coverage, if applicable, (F) vandalism and malicious mischief coverage, (G) twelve (12) months rent loss and business interruption coverage, and (H) flood insurance, if the Mortgaged Property is in a designated flood plain area. Such policy shall provide that any and all loss payments thereunder shall be payable to Mortgagee alone and not jointly with Mortgagor. In addition, consequential and resulting losses from an insured peril shall also be covered;

               (ii)  General Comprehensive Public Liability
Insurance ("Liability Insurance") against claims for bodily injury, death and property damage, occurring in, on, or about the Mortgaged Property, in such amounts as may be required by Mortgagee, but in no event less than $1,000,000.00 per occurrence for bodily injury and property damage. Such policy shall include an additional insured endorsement naming the Mortgagee;

               (iii)  Workers' Compensation Insurance ("Workers'
Compensation") in the statutory amount, naming the Mortgagor as the owner of the Mortgaged Property; and

               (iv) Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Mortgagee ("Other Insurance").

          b.  All policies of insurance required hereunder shall:
(i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated "A" or higher, Class XII or higher, according to the latest published Best's Key Rating Guide and which shall be otherwise acceptable to Mortgagee in all other respects, (ii) provide that the Mortgagee shall receive thirty (30) days' prior written notice from the insurer before a cancellation, modification, material chance or non-renewal of the policy becomes effective, (iii) be written with a deductible of not more than Sl,000.00 and for such amounts as are sufficient to prevent the Mortgagor from becoming a co-insurer thereunder, and (iv) be otherwise satisfactory to Mortgagee.

     1.5  Restoration Following Casualty.
          ------------------------------

          (a) (i) If all or any part of the Mortgaged Property shall be damaged or destroyed by a casualty covered by insurance under Paragraph 1.4 hereof, Mortgagor shall immediately give written notice thereof to Mortgagee and the appropriate insurer, and Mortgagee is authorized and empowered(but not obligated or required) to make proof of loss and to settle, adjust or compromise any claims for loss, damage or destruction under any policies of insurance required under this Mortgage. All proceeds of insurance as provided in Paragraph 1.4, shall be paid to Mortgagee and shall be applied first to the payment of all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Mortgagee in obtaining such proceeds, and Second. at the option of Mortgagee, either to the payment of the indebtedness secured by this Mortgage, whether or not due, in such order as Mortgagee may elect, or to the restoration, repair, or replacement of the Mortgaged Property.
If Mortgagee elects to apply the insurance proceeds to the restoration, repair or replacement of the Mortgaged Property, such proceeds shall be disbursed to Mortgagor as work progresses pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion, and Mortgagor shall promptly and diligently, regardless of whether there shall be sufficient insurance proceeds therefor, restore, repair and rebuild the Mortgaged Property to the equivalent of its condition immediately prior to the casualty. During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the terms, provisions and conditions of the Note and this Mortgage. The election by Mortgagee to apply the insurance proceeds to the restoration, repair or replacement of the Mortgaged Property shall not affect the lien of this Mortgage or affect or reduce the indebtedness secured hereby.

               (ii) Notwithstanding anything to the contrary contained in paragraph 1.5 (a)(i) hereof, Mortgagor may elect to restore, rebuild or replace the Mortgaged Property damaged or destroyed upon satisfaction in full of the following conditions:
(A) Mortgagee has determined in its discretion that such rebuilding will not impair the value of its collateral; (B) Mortgagor deposits with Mortgagee any funds in excess of available insurance necessary, in Mortgagee's discretion, to rebuild the Mortgaged Property; (C) Mortgagor rebuilds in accordance with plans approved by Mortgagee; and (D) the proceeds are disbursed to Mortgagor pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion, and (E) Mortgagor shall comply with the provisions of paragraph 1.5 (a)(i) hereof.

          (b) If all or any of the Mortgaged Property shall be damaged or destroyed by a casualty not covered by insurance required pursuant to the terms of this Mortgage or, if so covered, the insurer fails or refuses to pay the claim within thirty (30) days following the filing thereof, Mortgagor shall immediately give written notice thereof to Mortgagee and Mortgagor shall promptly and diligently, at Mortgagor's sole cost and expense, restore, repair and rebuild the Mortgaged Property to the equivalent of its condition immediately prior to the casualty. During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the terms, provisions and conditions of the Note and this Mortgage.

          (c) If any work required to be performed under subsections (a) or (b) above, or both, shall involve an estimated expenditure of more than $25,000.00, no such work shall be undertaken until plans and specifications therefor, prepared by an architect satisfactory to Mortgagee, have been submitted to and approved by Mortgagee.

     1.6  Condemnation.
          ------------
     If all or any part of the Mortgaged Property shall be damaged or taken through Condemnation (which term when used in this Mortgage shall include any damage or taking by any governmental authority, and any transfer by private sale in lieu thereof, either temporarily or permanently), the entire indebtedness secured hereby shall, at the option of the Mortgagee, become immediately due and payable if the Mortgagee in its sole discretion determines that its security under this Mortgage is impaired. The Mortgagee shall be entitled to all compensation, awards, and any other payments of relief therefore and is hereby authorized,. at its option, to commence, appear in and prosecute, in its own or the Mortgagor's name, any action or proceeding relating to any Condemnation, and to settle or compromise any claim in connection therewith. All such compensation, awards, damages, claims, rights of action and proceeds and the rights thereto are hereby assigned by the Mortgagor to the Mortgagee which, after deduction therefrom of all its expenses, including attorneys' fees, may release any monies so received by it without affecting the lien of this Mortgage or may apply the same in such manner as the Mortgagee shall determine, to the reduction of the sums secured hereby and any balance of such monies then remaining shall be paid to the Mortgagor. The Mortgagor agrees to execute such further assignments of any compensations, awards, damages, claims, rights of action and proceeds as the Mortgagee may require.

     1.7  Care of Property.
          ----------------

          a. The Mortgagor shall preserve and maintain the Mortgaged Property in good condition and repair. The Mortgagor shall not alter, chance remove or demolish any building presently on or hereafter existing on the Land with out the written consent of the Mortgagee; provided, however, that no consent of the Mortgagee shall be required with respect to: (i) any tenant improvements; or (ii) any alterations or changes costing less than, TWENTY FIVE THOUSAND AND NO/100 ($25,000.00) DOLLARS (excluding any costs of demolition). Mortgagor shall not permit, commit or suffer any waste, impairment or deterioration of the Mortgaged Property or of any part thereof, and will not take any action which will increase the risk of fire or other hazard to the Mortgaged Property or to any part thereof.

          b. Except as may be otherwise provided herein, no buildings, fixtures, personal property, or other part of the Mortgaged Property shall be removed, demolished or substantially altered without the prior written consent of the Mortgagee. The Mortgagor may sell or otherwise dispose of, free from the lien of the Mortgage, furniture, furnishings, equipment, tools, appliances, machinery, fixtures or appurtenances, subject to the lien hereof, which may become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of the Mortgaged Property, not exceeding in value at the time of disposition thereof the sum of FIVE THOUSAND AND NO/100 ($5,000.00) DOLLARS for any single transaction, or a total of TEN THOUSAND AND NO/1OO ($10,000.00) DOLLARS in any one year, upon replacement of same by, substituting for the same, other furniture, equipment, tools, appliances, machinery fixtures or appurtenances not necessarily of the same character, but of at least equal value to the Mortgagor and costing not less than the amount realized from the property sold or otherwise disposed of, which shall forthwith become, without further action, subject to the lien of this Mortgage.

          c. If the Mortgaged Property or any part thereof is damaged by fire or any other cause, the Mortgagor shall give immediate written notice of same of Mortgagee.

          d. The Mortgagee is hereby authorized to enter upon and to inspect the Mortgaged Premises at any time during normal business hours during the life of this Mortgage.

          e. The Mortgagor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Mortgaged Property or any part thereof.

         f. If all or any part of the Mortgaged Property shall be damaged by fire or other casualty, the Mortgagor shall promptly restore the Mortgaged Property to the equivalent of its original condition regardless Of whether or not there shall be any insurance proceeds therefor. If a part of the Mortgaged Property shall be physically damaged through condemnation, the Mortgagor shall promptly restore, repair or alter the remaining property in a manner satisfactory to the Mortgagee.

          g. If any work required to be performed under this Paragraph 1.7 of Article I shall involve an estimated expenditure of more than TWENTY FIVE THOUSAND AND NO/100 ($25,000.00)
DOLLARS, no such work shall be undertaken until plans and specifications therefor, prepared by an architect and/or engineer satisfactory to the Mortgagee, have been submitted to and approved by the Mortgagee.

     1.8  Mortgagee's Performance of Defaults.
          -----------------------------------
     If the Mortgagor shall be in default in the payment of any tax assessment, encumbrance or other imposition, or in its obligation to furnish insurance hereunder or performance or observance of any other covenant, condition or term in this Mortgage, the Mortgagee, may, at its option, without waiving or affecting its option to foreclose or any other rights to which the Mortgagee may be entitled hereunder, upon written notice to Mortgagor perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith, shall be secured hereby and shall be immediately repaid by the Mortgagor to the Mortgagee. with interest thereon at the Default Rate as hereinafter defined. Nothing contained herein shall be construed as requiring Mortgagee to advance or expend monies for any purposes mentioned in this Paragraph. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Mortgaged Property or any part thereof for the purpose of performing or observing any such defaulted covenant, condition or terms, without thereby becoming liable to the Mortgagor or to any person in possession holding the Mortgaged Property.

     1.9  Compliance With Hazardous Waste Law.
          -----------------------------------
     Mortgagor warrants and represents to Mortgagee after thorough investigations:

          a. That neither Mortgagor nor any other person to the Mortgagor's knowledge, after reasonable inquiry, has ever used the Mortgaged Property as a facility for the storage, treatment or disposal of any "Hazardous Substances", as that term is hereinafter defined, and

          b. That the Mortgaged Property is now and at all times hereafter will continue to be in full compliance with all federal, state and local "Environmental Laws" (as that term is defined hereinafter) including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Resource Conservation and Recovery Act ("RCRA"), 42 USC 6901, et seq., the Florida Resource Recovery and Management Act, Section 403.701, et seq.; Florida Statutes, the Pollutant Spill Prevention and Control Act, Section 376.011-376.17 and 376.19-376.21 Florida Statutes, as the same may be amended from time to time and all ordinances, regulations, codes, plans, orders and decrees now existing or in the future enacted, promulgated. adopted, entered or issued, both within and outside present contemplation of the Mortgagor and Mortgagee.

                                 ARTICLE II.
                                  DEFAULTS
                                  --------

     2.1  Event of Default.
          ----------------
     The term "Event of Default", wherever used in the Mortgage, shall mean any one or more of the following events:

          a.  Failure by the Mortgagor to pay, within fifteen
(15) days of the due date for such payment, all installments of principal and/or interest due under the Note, or any required deposits for taxes and assessments or insurance premiums due hereunder, or any other sums to be paid by Mortgagor hereunder or under any other instrument securing the Note.

          b. Failure by Mortgagor to duly keep, perform and observe any other covenant, condition or agreement in the Note, this Mortca2e, any other instrument securing the Note or any other instrument collateral to the Note or executed in connection with the sums secured hereby for a period of thirty (30) days after Mortgagee gives written notice specifying the breach. If the default cannot be cured within such thirty (30) day period, the commencement of appropriate action to cure the default and the diligent and continuing effort to cure the default shall operate to extend the curative period.

          c. In the event the financial condition of the Mortgagor materially and adversely changes from the Mortgagor's financial condition in effect as of the date hereof, and/or if Mortgagor fails to provide and, financial statements, tax returns and/or revenue and expense statements as required by this Mortgage.

          d. If Mortgagor (including any shareholder or partner of the Mortgagor) shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, wage earner's plan, assignment for the benefit of creditors, receivership, dissolution or similar relief under any present or future Federal Bankruptcy Act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Mortgagor or of all or any part of the properties of Mortgagor; or if within sixty (60) days after commencement of any proceeding against Mortgagor. seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, debtor relief or similar relief under any present or future Federal Bankruptcy Act, or of any other present or future federal, state or other statute or law, such proceeding shall not have been dismissed, or stayed on appeal; or if, within sixty
(60) days after the appointment, without the consent or acquiescence of Mortgagor, of any trustee, receiver, or liquidator of Mortgagor, or of all or any portion of the Mortgaged Property, such appointment shall not have been vacated or stayed on appeal or otherwise; or if within ten (10) days after the expiration of any such stay, such appointment shall not have been vacated.

          e. If foreclosure proceedings should be instituted on any mortgage superior or inferior to the Mortgage, or if any foreclosure proceeding is instituted on any lien of any kind which is not dismissed or transferred to bond within thirty (30) days of the service of foreclosure proceedings on the Mortgagor.

          f. Any default under any mortgage superior or inferior to this Mortgage not cured within the applicable cure periods therein contained.

     2.2  Acceleration of Maturity.
          ------------------------
     If an Event of Default shall have occurred and be continuing after the expiration of any applicable curative period, the Mortgagee may, at its sole option. declare the entire principal amount of the Note then unpaid, and the interest accrued thereon to be due and payable immediately, and upon such declaration such principal and interest shall forthwith become and be due and payable, as fully and to the same effect as if the date of such declaration were the date ori2inallv specified for the maturity of the unpaid balance of the Note.

     2.3  Mortgagee's Right to Enter and Take Possession, Operate and Apply
          Income.
          -----------------------------------------------------------------

          a. If an Event of Default shall have occurred, the Mortgagor, upon demand of the Mortgagee shall forthwith surrender to the Mortgagee the actual possession of the Mortgaged Property, and to the extent permitted by law the Mortgagee itself, or such officers or agents as it may appoint, may enter and take possession of all the Mortgaged Property, and may exclude the Mortgagor and its agents and employees wholly therefrom, and may have joint access with the Mortgagor to the books, papers and accounts of the Mortgagor.

          b. If the Mortgagor shall, for any reason, fail to surrender or deliver any such Mortgaged Property or any part thereof after such demand by the Mortgagee, the Mortgagee may obtain a judgment or decree conferring on the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of all or part of such Mortgaged Property to the Mortgagee, the entry of which such judgment or decree the Mortgagor hereby specifically consents to.

          c. The Mortgagor will pay to the Mortgagee, upon demand, all expenses of obtaining such judgment or decree and reasonable compensation to the Mortgagee, its attorneys and agents; and all such expenses and compensation shall, until paid, be secured by the lien of this Mortgage.

     2.4  Principal and Interest Become Due on Foreclosure.
          ------------------------------------------------
     Upon commencement of suit or foreclosure of this Mortgage, the unpaid principal of the Note, if not previously declared due, and the interest accrued thereon, shall at once become and be immediately due and payable.

     2.5  Application of Indebtedness Toward Purchase Price.
          -------------------------------------------------
     Upon any such foreclosure sale, pursuant to judicial proceedings, the Mortgagee may, if permitted by law, after allowing for the proportion of the total purchase price required to be paid in cash for the costs and expenses of the sale, compensation and other charges, in paying the purchase price, apply to the purchase price any portion of or all sums due to the Mortgagee under the Note and this Mortgage, in lieu of cash, to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon.

     2.6  Waiver of Appraisement, Valuation, Stay, and Extension.
          ------------------------------------------------------
     The Mortgagor agrees to the full extent permitted by law, that in case of a default on its part hereunder, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage or any appraisement, valuation, stay, or extension now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the property hereby conveyed, to the final and absolute putting into possession thereof, immediately after such sale; the purchasers thereof, and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the lien hereof and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property as an entirety.

     2.7  Receiver.
          --------
     If an Event of Default shall occur, then upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Mortgagee. the Mortgagee to the extent permitted by law and without regard to the value or adequacy of the security shall be entitled to apply for the appointment of a receiver to enter upon and take possession of the Mortgaged Property. The receiver shall collect all rents, revenues, issues, income, products and profits thereof, pending such proceedings and apply the same as the court may direct. The receiver shall have all rights and powers permitted under the laws of the state wherein the Real Property is situate and such other powers as the court making such appointment shall confer. The expenses, including receiver's fees, counsel fees, costs and agent's compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of, to manage and operate, the Mortgaged Property, to collect the rents, issues and profits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law, and may be exercised concurrent therewith or independently thereof. Mortgagee shall be liable to account only for such rents, issues and profits actually received by Mortgagee, whether received pursuant to this Paragraph 2.7 or Paragraph 2.3 above. Notwithstanding the appointment of any receiver, trustee or other custodian, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, or other instruments at the time held by, or payable or deliverable under the terms of this Mortgage to the Mortgagee.

     2.8  Suits to Protect the Mortgaged Property.
          ---------------------------------------
     The Mortgagee shall have power (a) to constitute and maintain such suits and proceedings as it may deem expedient to prevent any waste or impairment of the Mortgaged Property by any acts which be unlawful or any violation of the Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the income, revenues, rents and profits arising therefrom, and
(c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with, such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of the Mortgagee.

     2.9  Acceleration; Application of Monies by Mortgagee.
          ------------------------------------------------

          a. If default shall be made in the payment of any amount due under the Mortgage or the Note secured hereby, then, upon demand of the Mortgagee, the Mortgagor will pay to the Mortgagee the entire amount due and payable under the Note. If Mortgagor shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to sue for and to recover a judgment for the whole amount so due and unpaid together with costs, which shall include the reasonable compensation, expenses and disbursements of the Mortgagee's agents and attorneys either before, after or during the pendency of any proceedings for the enforcement of this Mortgage, including appellate proceedings. The right of the Mortgagee to recover such judgment shall not be affected by any taking, possession, or foreclosure sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Mortgage, or the foreclosure of the lien hereof.

          b. In case of a foreclosure sale of any of the Mortgaged Property and of the application of the proceeds of sale to the payment of the debt hereby secured, the Mortgagee shall be entitled to enforce payment of and to receive all amounts then remaining due and unpaid upon the Note, and the Mortgagee shall be entitled to recover a judgment for any portion of the debt remaining unpaid, with interest.

          c. The Mortgagor agrees, to the full extent that it may lawfully so agree, that no recovery of any such judgment by the Mortgagee and no attachment or levy of any execution upon any such judgment upon any of the Mortgaged Property or upon any other property shall in any manner or to any extent affect the lien of this Mortgage upon the Mortgaged Property or any part thereto for any liens, rights, powers or remedies of the Mortgagee hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before.

          d. Any monies thus collected by the Mortgagee or received by the Mortgagee under this Paragraph 2.9 shall be applied as follows:

              First to the payment of the reasonable attorneys' fees and expenses incurred by Mortgagee, its agents and attorneys, including but not limited to taxes paid, insurance premiums paid, receivers fees, etc.

              Second, toward payment of the amounts due and unpaid upon the Note.

     2.10  Delay or Omission No Waiver.
           ---------------------------
     No delay or omission of the Mortgagee or of any holder of the Note to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy nor shall be construed to be waiver of any such default, or acquiescence, herein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised by Mortgagee from time to time and as often as may be deemed expedient by the Mortgagee.

     2.11  Remedies Cumulative.
           -------------------
     No right, power or remedy conferred upon or reserved by the Mortgagee by this Mortgage, is intended to be exclusive of any right, power or remedy, but each and every such right, power and remedy shall be cumulative and current and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                                     ARTICLE III.
                              MISCELLANEOUS PROVISIONS
                              ------------------------

     3.1  No Transfer.
          -----------

     It is understood and agreed by Mortgagor that as part of the inducement to Mortgagee to make the loan evidenced by the Note, Mortgagee has considered and relied on the creditworthiness and reliability of Mortgagor. Subject to the provisions contained within paragraph 3.10 of this Mortgage, Mortgagor covenants and agrees not to sell, convey, transfer, lease, or encumber (including but not limited to, wrap-around mortgages) any interest in or any part of the Mortgaged Property without the prior written consent of the Mortgagee, and any such sale, conveyance, transfer, lease or encumbrance made without Mortgagee's prior written consent of the Mortgagee shall constitute an Event of Default hereunder. A contract to deed or agreement for deed, any issuance of additional corporate stock of the Mortgagor, or a transfer of any portion of the corporate stock of the Mortgagor (if a corporation) or any transfer of the partnership interests of the Mortgagor (if a Partnership) directly or indirectly (whether such attempted transfer shall be by direct transfer from such stockholder or partner, by encumbrance of such corporate stock or partnership interest by such stockholder or partner, or be the result of action by any party against such stockholder or partner) shall constitute a transfer pursuant to the provisions of this Paragraph. if any person should obtain an interest in all or any part of the Mortgaged Property, pursuant to the execution or enforcement of any lien, security interest or other right, whether superior, equal or subordinate to this Mortgage or the lien hereof, such event (absent the express approval of Mortgagee) shall be deemed to be a transfer by Mortgagor and an Event of Default hereunder. The provisions of this paragraph shall apply to each and every such encumbrance, conveyance, assignment, sale, transfer, or other disposition, regardless of whether or not the Mortgagee has consented to, or waived by its action or inaction its rights hereunder with respect to any such previous encumbrance, conveyance, assignment, sale, transfer or other disposition.

     3.2  Uniform Commercial Code.
          -----------------------
     The parties agree that this Mortgage is a security agreement under the Uniform Commercial Code for the purpose of creating a lien on the personal property and fixtures described herein.

     3.3  Maximum Rate of Interest.
          ------------------------
     Nothing herein contained nor in the Note secured hereby or any instrument or transaction related thereto, shall be construed or so operate as to require the Mortgagor, Maker, or any person liable for the payment of the Loan made pursuant to said Note, to pay interest in an amount or at a rate greater than the maximum allowed by law. Should any interest or other charges in the nature of the interest paid by the Mortgagor, Maker or any parties liable for the payment of the loan made pursuant to said Note, result in the computation of earning of interest in excess of the maximum rate of interest allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance. and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to the Mortgagor, Maker or any parties liable for the payment of the loan made pursuant to said Note, it being the intent of the parties hereto that under no circumstances shall the Mortgagor. Maker or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by law.

     3.4  Default Rate.
          ------------
     The Default Rate of interest shall be applicable subsequent to an Event of Default as defined in Paragraph 2.1 and where elsewhere provided for in this Mortgage. If he Default Rate shall be at the rate of eighteen percent (18.00%) per annum.

     3.5  Time is of the Essence.
          ----------------------
     It is specifically agreed that time is of the essence of this Mortgage and that no waiver of any obligation hereunder or of the obligation secured hereby shall at any time thereafter be held to be a waiver of the terms hereof or of the instrument secured hereby.

     3.6  Attorney's Fee and Expenses.
          ---------------------------
     Wherever provision is made herein for payment for reasonable attorney's or counsel's fees or expenses incurred by the Mortgagee, said provision shall include, but not be limited to, reasonable attorneys' or counsel's fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such proceedings arise before or after entry of a final judgment.

     3.7  Florida Contract.
          ----------------
     This Mortgage is made by the Mortgagor and accepted by Mortgagee in the State of Florida, with reference to the laws of such State, and shall be construed, interpreted, enforced and governed by and in accordance with such laws (excluding the principles thereof and governing conflicts of law), and Federal Law, in the event (and only in the event) Federal Law pre-empts State Law.

     3.8  Successors, Assigns Included in Parties.
          ---------------------------------------
     Whenever in this Mortgage one of the parties hereto is named or referred to, the successors and assigns of such party shall be included and all covenants and agreements contained in this Mortgage by or on behalf of the Mortgagor or by or on behalf of Mortgagee, shall bind and inure to the benefit of their respective successors and assigns whether so expressed or not. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

     3.9  Notice.
          ------

          a. Mortgagor. Any notice, demand or other instrument authorized by this Mortgagee to be served on or given to the Mortgagor may be served on or given to the Mortgagor, at:

                     307 South 21st Avenue
                     Hollywood, FL 33020

or at such other address as may have been furnished in writing to the Mortgagee by the Mortgagor.

          b. Mortgagee. Any notice, demand or other instrument authorized by this Mortgage to be served on or given to the Mortgagee may be served on or given to the Mortgagee, at:

                     307 South 21st Avenue
                     Hollywood, FL 33020

or at such other address as may have been furnished in writing to the Mortgagor by the Mortgagee.

     3.10  Partial Release of Condominium Units.
           ------------------------------------
     The Mortgagor, provided this Mortgage and the Note secured hereby are current and not in default, shall be entitled to release individual condominium units from the lien and operation of this Mortgage in conjunction with the sale of individual condominium units by the Mortgagor as follows:

          a. If a prior mortgage (the "Prior Mortgage") remains open and outstanding against the Mortgaged Property, then the Mortgagee shall release individual condominium units from the lien and operation of this Mortgage for no consideration, provided the net sales proceeds derived from the sale of the individual condominium units by the Mortgagor are tendered to the holder of the Prior Mortgage in order to secure the release of such individual condominium units from the lien and operation of the Prior Mortgage; and

          b. Subsequent to the date that the within Mortgage becomes a first mortgage upon the Mortgaged Property, individual condominium units shall be released from the lien and operation of the within Mortgage upon the tender to the Mortgagee of a release price equal to THIRTY THOUSAND AND NO/100 ($30,000.00) DOLLARS for each condominium unit to be so released.

     3.11  Special Provisions.
           ------------------

          a. The Mortgagee, notwithstanding any event of default under this Mortgage and/or under the Note, shall be prohibited from: (i) foreclosing this Mortgage; or (ii) accelerating the unpaid indebtedness evidenced by the Note, as long as the Prior Mortgage (and the Promissory Note secured thereby) is current and in good standing; and

          b. In the event the Prior Mortgage (and/or the Promissory Note secured thereby) shall be in default, the Mortgagee shall not accept any principal or interest payments due pursuant to the terms and provisions of the Note.

          c. In the event that a foreclosure action is instituted by the holder of the Prior Mortgage, Mortgagee agrees that Mortgagee shall not interpose any cross claims against Mortgagor in such action and any such claims shall be brought in a separate action by Mortgagee and Mortgagee further agrees that Mortgagee waives any and all defenses with regard to the foreclosure action of the Prior Mortgage other than the right to receive any overage in net proceeds in the event of a foreclosure sale.

     3.12  WAIVER OF TRIAL BY JURY.
           -----------------------
     EXCEPT AS PROHIBITED BY LAW, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL SEEK A JURY TRIAL ON ANY LAWSUIT, PROCEEDING, OR COUNTERCLAIM BASED UPON, OR ARISING OUT OF THIS MORTGAGE, THE NOTE SECURED HEREBY OR THE RELATIONSHIP BETWEEN THE MORTGAGOR AND THE MORTGAGEE. IF THE SUBJECT MATTER OF ANY SUCH LAWSUIT IS ONE IN WHICH THE WAIVER OF A JURY TRIAL IS PROHIBITED, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL PRESENT AS A PERMISSIVE COUNTERCLAIM IN SUCH A LAWSUIT, ANY CLAIM ARISING OUT OF THIS MORTGAGE OR THE NOTE SECURED HEREBY. FURTHERMORE, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL SEEK TO CONSOLIDATE ANY SUCH. ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

     IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal the day and year first above written.

Signed, Sealed and Delivered
in the presence of:                        LAKESHORE CLUB
DEVELOPMENT, INC., a
                                           Florida corporation
/S/ Cary Greenberg
--------------------------------------     By:       /S/ Harvey Birdman
                                           HARVEY BIRDMAN, Vice-President
Print Name: Cary Greenberg
/S/ Pam Ford                               Address: 307 South 21st Avenue
--------------------------------------              Hollywood, Florida 33020

Print Name: Pam Ford


STATE OF FLORIDA     )
                     ) SS:
COUNTY OF BROWARD    )

     The execution of the foregoing instrument was acknowledged before me this 30th day of August, 1998, by HARVEY BIRDMAN, as Vice-President of LAKESHORE CLUB DEVELOPMENT, INC., a Florida corporation, who is personally known to me and who did not take an oath.

My Commission Expires:                       /S/ Irene M. Alvarez
                                             Notary Public, State of Florida
                                             Print Name: Irene M. Alvarez

_____________________________________________________________________________
EXHIBIT 6(a).2  MORTGAGE AND SECURITY AGREEMENT BETWEEN LAKESHORE
CLUB DEVELOPMENT, LC, AND MORTGAGE INVESTMENT GROUP 24, LTD.,
DATED JUNE 30, 1999
_____________________________________________________________________________

This document prepared by and return to:

     GARY A. KORN, ESQ.
     Bedzow, Korn, Brown, Miller & Zemel, P.A.
     P.O. Box 8020
     Hallandale, Florida 33008-8020
     Phone:  (305) 935-6888 (Dade)
             (800) 935-6889 (Outside Dade)
     Fax No. (305) 936-9502                   (Reserved for Use by the Clerk)
==============================================================================


                            MORTGAGE AND SECURITY AGREEMENT

     THIS MORTGAGE is made as of the 30th day of June, 1999, between LAKESHORE CLUB DEVELOPMENT, L.C., a Florida limited liability company (hereinafter called the "Mortgagor"), and MORTGAGE INVESTMENT GROUP 24, LTD., a Florida Limited Partnership with offices at 307 South 21st Avenue, Hollywood, Florida 33020, as Mortgagee and Secured Party (hereinafter called the "Mortgagee").


                                        WITNESSETH:
                                        ----------

     WHEREAS, the Mortgagor is justly indebted to Mortgagee in the principal sum of FIVE HUNDRED THOUSAND AND N0/100 ($500,000.00) DOLLARS as evidenced by that certain promissory note ("Note") of even date herewith, executed by Mortgagor and delivered to Mortgagee, payable according, to the terms therein provided, with a maturity date of July 1, 2001, and by reference being a part hereof to the same extent as though set out in full herein.

     NOW THIS INDENTURE WITNESSETH, to secure the performance and observance by the Mortgagor of all of the covenants and conditions contained within this Mortgage, to secure the timely and complete payment of the indebtedness evidenced by the Note, and in order to charge the properties, interests and rights hereinafter described with such payment, performance and observance, and for and in consideration of the sum of TEN AND NO/100 ($10.00) DOLLARS paid by the Mortgagee to the Mortgagor, and for other valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the Mortgagor does hereby grant, bargain, sell, alien,, transfer, mortgage, hypothecate, pledge, deliver, set over, warrant and confirm unto the Mortgagee, its successors and assigns forever:

                                   THE MORTGAGED PROPERTY
                                   ----------------------

     Those certain pieces, parcels or tracts of land in which the Mortgagor has a fee simple interest, situate in the County of Polk and State of Florida (hereinafter called the "Land") described within Exhibit "A" attached hereto.

     TOGETHER WITH all lands, buildings, structures and improvements of every nature whatsoever now or hereafter situated on the Land, and all fixtures, machinery, equipment, furniture and other personal property of every nature whatsoever now or hereafter owned by the Mortgagor and located in or on the Land, buildings. structures or other improvements, betterments, renewals and replacements to any of the foregoing; and all of the right, title and interest of the Mortgagor in any such personal property or fixtures subject to a conditional sales contract, chattel mortgage or similar lien or claim to-ether with the benefit of any deposits or payments now or hereafter made by the Mortgagor or on Mortgagor's behalf.

     TOGETHER WITH all easements, rights of way, strips and gores of land, streets, ways, alleys, passages, sewer rights, rights, titles, interest, privileges, liberties, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining to any of the property hereinabove described, or which hereafter shall in any way belong, relate or be appurtenant thereto, whether now owned or hereafter acquired by Mortgagor, and the reversion and reversions, remainder and remainders, rents, issues, profits thereof, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, at law as well as in equity, of Mortgagor of, in and to the same, including, but not limited to, all judgments, awards of damages and settlements hereafter made resulting from condemnation proceedings or the taking, of the Mortgaged Property or any part thereof under the power of eminent domain, the alteration of the grade of any street, or for any damage (whether caused by such taking or otherwise to the Mortgaged Property or any part thereof, or to any rights appurtenant thereto, and all proceeds of any sales or other dispositions of the Mortgaged Property or any part thereof;

     TOGETHER WITH all rents, royalties, issues, profits, revenue, income and other benefits from the Mortgaged Property to be applied against the indebtedness secured hereby, provided however, that permission is hereby given to Mortgagor so long as no default has occurred hereunder, to collect, receive, take, use and enjoy such rents, royalties. issues, profits, revenue, income, licenses, foreclosures, concessions and other benefits as they become due and payable, but not in advance thereof. The foregoing assignment shall be fully operative without any further action on the part of either party and specifically Mortgagee shall be entitled, at its option upon the occurrence of a default hereunder, to all rents, royalties, issues, profits, revenue, income and other benefits from the Mortga2ed Property, whether or not Mortgagee takes possession of the Mortgaged Property. Upon any such notice or default hereunder, the permission hereby given to Mortgagor to collect such rents, royalties, issues, profits, revenue, income and other benefits from the Mortgaged Property shall terminate and such permission shall not be reinstated upon a cure of the default without Mortgagee's specific written consent. Exercise of rights under this paragraph and the application of any such rights, royalties, issues, profits, revenue, income or other benefits to such Indebtedness, shall not cure or waive any default or notice of default hereunder or invalidate any act done pursuant hereto, but shall be cumulative and in addition to all other rights and remedies to Mortgagee;

     TOGETHER WITH a security interest in (i) all property, equipment and fixtures affixed to or located on the Mortgaged Property which, to the fullest extent permitted by law, shall be deemed fixtures and a part of the Mortgaged Property, (ii) all articles of personal property and all materials delivered to the Mortgaged Property for the use and operation of said property or for use in any construction being conducted thereon, and owned by Mortgagor; (iii) all contract rights, owned by the Mortgagor and utilized in connection with the Mortgaged Property, including construction contracts, service contracts, advertising contracts, purchase orders, equipment leases, all other contract rights associated with the Mortgaged Property, general intangibles, actions and rights of action, all deposits, prepaid expenses, permits, licenses, including all rights to insurance proceeds.
(iv) all right, title and interest of the Mortgagor in all trade names and trademarks hereinafter used in connection with the use of the Mortgaged Property, and (v) all proceeds, products, replacements, additions, substitutions, renewals and accessions of any of the foregoing. Mortgagor (Debtor) hereby grants to Mortgagee (Creditor) a security interest in all fixtures, rights of action and personal property described herein. This Mortgage is a self operative security agreement with respect to such property, but Mortgagor agrees to execute and deliver on demand such other security agreements, financing statements and other instruments as Mortgagee may request in order to perfect its security interest or to impose the lien hereof more specifically upon any of such property. Mortgagee shall have all the rights and remedies in addition to those specified herein of a secured party under the Uniform Commercial Code; which, together with any and all of the aforedescribed additional property and rights, now or hereafter acquired by Mortgagor, shall sometimes herein be collectively referred to as the "Mortgaged Property".

     PROVIDED, HOWEVER, that these presents are upon the condition that, if the Mortgagor shall pay, or cause to be paid to the Mortgagee the principal and interest payable in respect to the Note, at the times and in the manner stipulated therein and herein, all without any deduction or credit for taxes or other similar charges paid by the Mortgagor, and shall keep, perform and observe all and singular the covenants and promises in the Note, and any renewal, extension, consolidation or modification thereof, and in this Mortgage expressed to be kept, performed and observed by and on the part of the Mortgagor, all without fraud or delay then this Mortgage, and all the properties, interest and rights granted, bargained, sold, aliened, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, delivered, set over, warranted and confirmed, shall cease, terminate and be void, but shall otherwise remain in full force and effect.

                                      ARTICLE I.
                                      ----------

     1.1  Performance of Note and Mortgage.
          --------------------------------
          The Mortgagor will perform, observe and comply with all the provisions hereof and of the Note secured hereby, and will promptly pay to the Mortgagee the sum of money expressed in the Note with interest thereon and all other sums required to be paid by the Mortgagor pursuant to the provisions of the Note and the Mortgage on the day or days when payment shall become due, all without deduction or credit for taxes or other similar charges paid by the Mortgagor, time being of the essence for such payments.

     1.2  Warranty of Title.
          -----------------
           The Mortgagor covenants that it is the owner of the fee simple interest in and to the Mortgaged Property, has good and absolute title to all existing personal property hereby mortgaged and has full power and lawful right to convey and mortgage the same in the manner and form aforesaid. That the Mortgaged Property is free from all encumbrances except taxes for the current year and encumbrances set forth in the title policy issued simultaneously this date to the Mortgagor by ATTORNEYS' TITLE INSURANCE FUND, INC. The Mortgagor hereby agrees to make such further assurances to perfect the fee simple title to the Mortgaged Property in the Mortgagee as may reasonably be required. The Mortgagor does hereby fully warrant the title to the Mortgaged Property against the lawful claims for all persons whomsoever.

     1.3  Taxes, Liens, and Utility Charges.
          ---------------------------------

          a. The Mortgagor covenants and agrees to pay by December 1st of each year and to deliver to the Mortgagee, on or before December 31st of each year, tax receipts evidencing the payment of all lawfully imposed taxes upon the Mortgaged Property for the immediately preceding calendar year; to deliver to the Mortgagee receipts evidencing the payment of all liens, levies, and assessments for public improvements within thirty-(30) days after same shall become due and payable; and to pay or discharge within thirty (30) days after the due date, any and all governmental levies that may be made on the Mortgaged Property, on this Mortgage or the Note or in any other way resulting from the mortgage indebtedness secured by this Mortgage. Mortgagor shall have the right to contest the payment of ad valorem real property taxes pursuant to and in accordance with applicable state and local law, provided Mortgagor delivers to Mortgagee sufficient security, as solely determined by Mortgagee, to pay all such taxes and all interest and/or penalties that may accrue thereon.

          b. The Mortgagor shall not permit any mechanics', laborer's, statutory or other lien to be created or to remain outstanding upon any of the Mortgaged Property and shall, within ten (10) days from the date of the filing thereof, cause same to be released and discharged, or transferred to bond as permitted by law.

          C. The Mortgagor will pay when due and will not suffer to remain outstanding, any charges for utilities, whether public or private, with respect to the Mortgaged Property.

     1.4  Insurance.
          ---------

          a. The Mortgagor shall obtain, maintain and keep in full force and effect during the term of this Mortgage, with all premiums paid thereon, and without notice or demand, the following insurance with respect to the Mortgaged Property:

               (i) All-Risk (Special) Hazard Insurance ("All-Risk Hazard Insurance") reflecting coverage in such amounts as Mortgagee may require, but in no event less than 100% of the full replacement cost of the Mortgaged Property that includes: (A) a mortgage clause naming the Mortgagee as mortgagee, which clause shall be a "standard union" (also known as a "New York") mortgage clause which provides that the mortgagee's coverage will not be invalidated by a foreclosure or the acquisition of the Mortgage Property by a deed in lieu thereof, a change in ownership of the Mortgaged Property, a more hazardous use of the Mortgaged Property or a loss caused by the neglect of the owner of the Mortgaged Property, provided that the mortgagee pays any premium demanded should the owner of the Mortgaged Property fail to do so; in the event that the aforesaid mortgage clause (which creates a separate agreement between the insurance company and the mortgagee does not apply to that portion of the Mortgaged Property constituting personal property, the All-Risk Hazard Insurance Policy shall also contain a "Lender's Loss Payable Endorsement", which Endorsement shall, with respect to the personal property, create a similar separate agreement between the insurance company and the mortgagee as is created by the "standard union"/"New York" Mortgage clause; (B) a replacement cost endorsement, (C) a stipulated value/agreed amount endorsement, (D) boiler explosion coverage, if applicable, (E) sprinkler leakage coverage, if applicable, (F) vandalism and malicious mischief coverage, (G) twelve (12) months rent loss and business interruption coverage, and (H) flood insurance, if the Mortgaged Property is in a designated flood plain area. Such policy shall provide that any and all loss payments thereunder shall be payable to Mortgagee alone and not jointly with Mortgagor. In addition, consequential and resulting losses from an insured peril shall also be covered;

               (ii)  General Comprehensive Public Liability
Insurance ("Liability Insurance") against claims for bodily injury, death and property damage, occurring in, on, or about the Mortgaged Property, in such amounts as may be required by Mortgagee, but in no event less than $1,000,000.00 per occurrence for bodily injury and property damage. Such policy shall include an additional insured endorsement naming the Mortgagee;

               (iii)  Workers' Compensation Insurance ("Workers'
Compensation") in the statutory amount, naming the Mortgagor as the owner of the Mortgaged Property; and

               (iv) Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Mortgagee ("Other Insurance").

          b.  All policies of insurance required hereunder shall:
(i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated "A" or higher, Class XII or higher, according to the latest published Best's Key Rating Guide and which shall be otherwise acceptable to Mortgagee in all other respects, (ii) provide that the Mortgagee shall receive thirty (30) days' prior written notice from the insurer before a cancellation, modification, material chance or non-renewal of the policy becomes effective, (iii) be written with a deductible of not more than Sl,000.00 and for such amounts as are sufficient to prevent the Mortgagor from becoming a co-insurer thereunder, and (iv) be otherwise satisfactory to Mortgagee.

     1.5  Restoration Following Casualty.
          ------------------------------

          (a) (i) If all or any part of the Mortgaged Property shall be damaged or destroyed by a casualty covered by insurance under Paragraph 1.4 hereof, Mortgagor shall immediately give written notice thereof to Mortgagee and the appropriate insurer, and Mortgagee is authorized and empowered(but not obligated or required) to make proof of loss and to settle, adjust or compromise any claims for loss, damage or destruction under any policies of insurance required under this Mortgage. All proceeds of insurance as provided in Paragraph 1.4, shall be paid to Mortgagee and shall be applied first to the payment of all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by Mortgagee in obtaining such proceeds, and Second. at the option of Mortgagee, either to the payment of the indebtedness secured by this Mortgage, whether or not due, in such order as Mortgagee may elect, or to the restoration, repair, or replacement of the Mortgaged Property.
If Mortgagee elects to apply the insurance proceeds to the restoration, repair or replacement of the Mortgaged Property, such proceeds shall be disbursed to Mortgagor as work progresses pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion, and Mortgagor shall promptly and diligently, regardless of whether there shall be sufficient insurance proceeds therefor, restore, repair and rebuild the Mortgaged Property to the equivalent of its condition immediately prior to the casualty. During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the terms, provisions and conditions of the Note and this Mortgage. The election by Mortgagee to apply the insurance proceeds to the restoration, repair or replacement of the Mortgaged Property shall not affect the lien of this Mortgage or affect or reduce the indebtedness secured hereby.

               (ii) Notwithstanding anything to the contrary contained in paragraph 1.5 (a)(i) hereof, Mortgagor may elect to restore, rebuild or replace the Mortgaged Property damaged or destroyed upon satisfaction in full of the following conditions:
(A) Mortgagee has determined in its discretion that such rebuilding will not impair the value of its collateral; (B) Mortgagor deposits with Mortgagee any funds in excess of available insurance necessary, in Mortgagee's discretion, to rebuild the Mortgaged Property; (C) Mortgagor rebuilds in accordance with plans approved by Mortgagee; and (D) the proceeds are disbursed to Mortgagor pursuant to a construction and disbursing agreement in form and content satisfactory to Mortgagee in its sole discretion, and (E) Mortgagor shall comply with the provisions of paragraph 1.5 (a)(i) hereof.

          (b) If all or any of the Mortgaged Property shall be damaged or destroyed by a casualty not covered by insurance required pursuant to the terms of this Mortgage or, if so covered, the insurer fails or refuses to pay the claim within thirty (30) days following the filing thereof, Mortgagor shall immediately give written notice thereof to Mortgagee and Mortgagor shall promptly and diligently, at Mortgagor's sole cost and expense, restore, repair and rebuild the Mortgaged Property to the equivalent of its condition immediately prior to the casualty. During the period of restoration and repair, Mortgagor shall continue to duly and promptly pay, perform, observe and comply with all of the terms, provisions and conditions of the Note and this Mortgage.

          (c) If any work required to be performed under subsections (a) or (b) above, or both, shall involve an estimated expenditure of more than $25,000.00, no such work shall be undertaken until plans and specifications therefor, prepared by an architect satisfactory to Mortgagee, have been submitted to and approved by Mortgagee.

     1.6  Condemnation.
          ------------
     If all or any part of the Mortgaged Property shall be damaged or taken through Condemnation (which term when used in this Mortgage shall include any damage or taking by any governmental authority, and any transfer by private sale in lieu thereof, either temporarily or permanently), the entire indebtedness secured hereby shall, at the option of the Mortgagee, become immediately due and payable if the Mortgagee in its sole discretion determines that its security under this Mortgage is impaired. The Mortgagee shall be entitled to all compensation, awards, and any other payments of relief therefore and is hereby authorized,. at its option, to commence, appear in and prosecute, in its own or the Mortgagor's name, any action or proceeding relating to any Condemnation, and to settle or compromise any claim in connection therewith. All such compensation, awards, damages, claims, rights of action and proceeds and the rights thereto are hereby assigned by the Mortgagor to the Mortgagee which, after deduction therefrom of all its expenses, including attorneys' fees, may release any monies so received by it without affecting the lien of this Mortgage or may apply the same in such manner as the Mortgagee shall determine, to the reduction of the sums secured hereby and any balance of such monies then remaining shall be paid to the Mortgagor. The Mortgagor agrees to execute such further assignments of any compensations, awards, damages, claims, rights of action and proceeds as the Mortgagee may require.

     1.7  Care of Property.
          ----------------

          a. The Mortgagor shall preserve and maintain the Mortgaged Property in good condition and repair. The Mortgagor shall not alter, chance remove or demolish any building presently on or hereafter existing on the Land with out the written consent of the Mortgagee; provided, however, that no consent of the Mortgagee shall be required with respect to: (i) any tenant improvements; or (ii) any alterations or changes costing less than, TWENTY FIVE THOUSAND AND NO/100 ($25,000.00) DOLLARS (excluding any costs of demolition). Mortgagor shall not permit, commit or suffer any waste, impairment or deterioration of the Mortgaged Property or of any part thereof, and will not take any action which will increase the risk of fire or other hazard to the Mortgaged Property or to any part thereof.

          b. Except as may be otherwise provided herein, no buildings, fixtures, personal property, or other part of the Mortgaged Property shall be removed, demolished or substantially altered without the prior written consent of the Mortgagee. The Mortgagor may sell or otherwise dispose of, free from the lien of the Mortgage, furniture, furnishings, equipment, tools, appliances, machinery, fixtures or appurtenances, subject to the lien hereof, which may become worn out, undesirable, obsolete, disused or unnecessary for use in the operation of the Mortgaged Property, not exceeding in value at the time of disposition thereof the sum of FIVE THOUSAND AND NO/100 ($5,000.00) DOLLARS for any single transaction, or a total of TEN THOUSAND AND NO/1OO ($10,000.00) DOLLARS in any one year, upon replacement of same by, substituting for the same, other furniture, equipment, tools, appliances, machinery fixtures or appurtenances not necessarily of the same character, but of at least equal value to the Mortgagor and costing not less than the amount realized from the property sold or otherwise disposed of, which shall forthwith become, without further action, subject to the lien of this Mortgage.

          c. If the Mortgaged Property or any part thereof is damaged by fire or any other cause, the Mortgagor shall give immediate written notice of same of Mortgagee.

          d. The Mortgagee is hereby authorized to enter upon and to inspect the Mortgaged Premises at any time during normal business hours during the life of this Mortgage.

          e. The Mortgagor will promptly comply with all present and future laws, ordinances, rules and regulations of any governmental authority affecting the Mortgaged Property or any part thereof.

         f. If all or any part of the Mortgaged Property shall be damaged by fire or other casualty, the Mortgagor shall promptly restore the Mortgaged Property to the equivalent of its original condition regardless Of whether or not there shall be any insurance proceeds therefor. If a part of the Mortgaged Property shall be physically damaged through condemnation, the Mortgagor shall promptly restore, repair or alter the remaining property in a manner satisfactory to the Mortgagee.

          g. If any work required to be performed under this Paragraph 1.7 of Article I shall involve an estimated expenditure of more than TWENTY FIVE THOUSAND AND NOIIOO ($25,000.00)
DOLLARS, no such work shall be undertaken until plans and specifications therefor, prepared by an architect and/or engineer satisfactory to the Mortgagee, have been submitted to and approved by the Mortgagee.

     1.8  Mortgagee's Performance of Defaults.
          -----------------------------------
     If the Mortgagor shall be in default in the payment of any tax assessment, encumbrance or other imposition, or in its obligation to furnish insurance hereunder or performance or observance of any other covenant, condition or term in this Mortgage, the Mortgagee, may, at its option, without waiving or affecting its option to foreclose or any other rights to which the Mortgagee may be entitled hereunder, upon written notice to Mortgagor perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith, shall be secured hereby and shall be immediately repaid by the Mortgagor to the Mortgagee. with interest thereon at the Default Rate as hereinafter defined. Nothing contained herein shall be construed as requiring Mortgagee to advance or expend monies for any purposes mentioned in this Paragraph. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Mortgaged Property or any part thereof for the purpose of performing or observing any such defaulted covenant, condition or terms, without thereby becoming liable to the Mortgagor or to any person in possession holding the Mortgaged Property.

     1.9  Compliance With Hazardous Waste Law.
          -----------------------------------
     Mortgagor warrants and represents to Mortgagee after thorough investigations:

          a. That neither Mortgagor nor any other person to the Mortgagor's knowledge, after reasonable inquiry, has ever used the Mortgaged Property as a facility for the storage, treatment or disposal of any "Hazardous Substances", as that term is hereinafter defined, and

          b. That the Mortgaged Property is now and at all times hereafter will continue to be in full compliance with all federal, state and local "Environmental Laws" (as that term is defined hereinafter) including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 USC 9601, et seq., the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Resource Conservation and Recovery Act ("RCRA"), 42 USC 6901, et seq., the Florida Resource Recovery and Management Act, Section 403.701, et seq.; Florida Statutes, the Pollutant Spill Prevention and Control Act, Section 376.011-376.17 and 376.19-376.21 Florida Statutes, as the same may be amended from time to time and all ordinances, regulations, codes, plans, orders and decrees now existing or in the future enacted, promulgated. adopted, entered or issued, both within and outside present contemplation of the Mortgagor and Mortgagee.

                                 ARTICLE II.
                                  DEFAULTS
                                  --------

     2.1  Event of Default.
          ----------------
     The term "Event of Default", wherever used in the Mortgage, shall mean any one or more of the following events:

          a.  Failure by the Mortgagor to pay, within fifteen
(15) days of the due date for such payment, all installments of principal and/or interest due under the Note, or any required deposits for taxes and assessments or insurance premiums due hereunder, or any other sums to be paid by Mortgagor hereunder or under any other instrument securing the Note.

          b. Failure by Mortgagor to duly keep, perform and observe any other covenant, condition or agreement in the Note, this Mortca2e, any other instrument securing the Note or any other instrument collateral to the Note or executed in connection with the sums secured hereby for a period of thirty (30) days after Mortgagee gives written notice specifying the breach. If the default cannot be cured within such thirty (30) day period, the commencement of appropriate action to cure the default and the diligent and continuing effort to cure the default shall operate to extend the curative period.

          c. In the event the financial condition of the Mortgagor materially and adversely changes from the Mortgagor's financial condition in effect as of the date hereof, and/or if Mortgagor fails to provide and, financial statements, tax returns and/or revenue and expense statements as required by this Mortgage.

          d. If Mortgagor (including any shareholder or partner of the Mortgagor) shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, wage earner's plan, assignment for the benefit of creditors, receivership, dissolution or similar relief under any present or future Federal Bankruptcy Act or any other present or future applicable federal, state or other statute or law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Mortgagor or of all or any part of the properties of Mortgagor; or if within sixty (60) days after commencement of any proceeding against Mortgagor. seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, debtor relief or similar relief under any present or future Federal Bankruptcy Act, or of any other present or future federal, state or other statute or law, such proceeding shall not have been dismissed, or stayed on appeal; or if, within sixty
(60) days after the appointment, without the consent or acquiescence of Mortgagor, of any trustee, receiver, or liquidator of Mortgagor, or of all or any portion of the Mortgaged Property, such appointment shall not have been vacated or stayed on appeal or otherwise; or if within ten (10) days after the expiration of any such stay, such appointment shall not have been vacated.

          e. If foreclosure proceedings should be instituted on any mortgage superior or inferior to the Mortgage, or if any foreclosure proceeding is instituted on any lien of any kind which is not dismissed or transferred to bond within thirty (30) days of the service of foreclosure proceedings on the Mortgagor.

          f. Any default under any mortgage superior or inferior to this Mortgage not cured within the applicable cure periods therein contained.

     2.2  Acceleration of Maturity.
          ------------------------
     If an Event of Default shall have occurred and be continuing after the expiration of any applicable curative period, the Mortgagee may, at its sole option. declare the entire principal amount of the Note then unpaid, and the interest accrued thereon to be due and payable immediately, and upon such declaration such principal and interest shall forthwith become and be due and payable, as fully and to the same effect as if the date of such declaration were the date ori2inallv specified for the maturity of the unpaid balance of the Note.

     2.3  Mortgagee's Right to Enter and Take Possession, Operate and Apply
          Income.
          -----------------------------------------------------------------

          a. If an Event of Default shall have occurred, the Mortgagor, upon demand of the Mortgagee shall forthwith surrender to the Mortgagee the actual possession of the Mortgaged Property, and to the extent permitted by law the Mortgagee itself, or such officers or agents as it may appoint, may enter and take possession of all the Mortgaged Property, and may exclude the Mortgagor and its agents and employees wholly therefrom, and may have joint access with the Mortgagor to the books, papers and accounts of the Mortgagor.

          b. If the Mortgagor shall, for any reason, fail to surrender or deliver any such Mortgaged Property or any part thereof after such demand by the Mortgagee, the Mortgagee may obtain a judgment or decree conferring on the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of all or part of such Mortgaged Property to the Mortgagee, the entry of which such judgment or decree the Mortgagor hereby specifically consents to.

          c. The Mortgagor will pay to the Mortgagee, upon demand, all expenses of obtaining such judgment or decree and reasonable compensation to the Mortgagee, its attorneys and agents; and all such expenses and compensation shall, until paid, be secured by the lien of this Mortgage.

     2.4  Principal and Interest Become Due on Foreclosure.
          ------------------------------------------------
     Upon commencement of suit or foreclosure of this Mortgage, the unpaid principal of the Note, if not previously declared due, and the interest accrued thereon, shall at once become and be immediately due and payable.

     2.5  Application of Indebtedness Toward Purchase Price.
          -------------------------------------------------
     Upon any such foreclosure sale, pursuant to judicial proceedings, the Mortgagee may, if permitted by law, after allowing for the proportion of the total purchase price required to be paid in cash for the costs and expenses of the sale, compensation and other charges, in paying the purchase price, apply to the purchase price any portion of or all sums due to the Mortgagee under the Note and this Mortgage, in lieu of cash, to the amount which shall, upon distribution of the net proceeds of such sale, be payable thereon.

     2.6  Waiver of Appraisement, Valuation, Stay, and Extension.
          ------------------------------------------------------
     The Mortgagor agrees to the full extent permitted by law, that in case of a default on its part hereunder, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage or any appraisement, valuation, stay, or extension now or hereafter in force, in order to prevent or hinder the enforcement or foreclosure of this Mortgage, or the absolute sale of the property hereby conveyed, to the final and absolute putting into possession thereof, immediately after such sale; the purchasers thereof, and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws, and any and all right to have the assets comprised in the security intended to be created hereby marshalled upon any foreclosure of the lien hereof and agrees that the Mortgagee or any court having jurisdiction to foreclose such lien may sell the Mortgaged Property as an entirety.

     2.7  Receiver.
          --------
     If an Event of Default shall occur, then upon the filing of a bill in equity or other commencement of judicial proceedings to enforce the rights of the Mortgagee. the Mortgagee to the extent permitted by law and without regard to the value or adequacy of the security shall be entitled to apply for the appointment of a receiver to enter upon and take possession of the Mortgaged Property. The receiver shall collect all rents, revenues, issues, income, products and profits thereof, pending such proceedings and apply the same as the court may direct. The receiver shall have all rights and powers permitted under the laws of the state wherein the Real Property is situate and such other powers as the court making such appointment shall confer. The expenses, including receiver's fees, counsel fees, costs and agent's compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of, to manage and operate, the Mortgaged Property, to collect the rents, issues and profits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law, and may be exercised concurrent therewith or independently thereof. Mortgagee shall be liable to account only for such rents, issues and profits actually received by Mortgagee, whether received pursuant to this Paragraph 2.7 or Paragraph 2.3 above. Notwithstanding the appointment of any receiver, trustee or other custodian, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, or other instruments at the time held by, or payable or deliverable under the terms of this Mortgage to the Mortgagee.

     2.8  Suits to Protect the Mortgaged Property.
          ---------------------------------------
     The Mortgagee shall have power (a) to constitute and maintain such suits and proceedings as it may deem expedient to prevent any waste or impairment of the Mortgaged Property by any acts which be unlawful or any violation of the Mortgage, (b) to preserve or protect its interest in the Mortgaged Property and in the income, revenues, rents and profits arising therefrom, and
(c) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of or compliance with, such enactment, rule or order would impair the security hereunder or be prejudicial to the interest of the Mortgagee.

     2.9  Acceleration; Application of Monies by Mortgagee.
          ------------------------------------------------

          a. If default shall be made in the payment of any amount due under the Mortgage or the Note secured hereby, then, upon demand of the Mortgagee, the Mortgagor will pay to the Mortgagee the entire amount due and payable under the Note. If Mortgagor shall fail to pay the same forthwith upon such demand, the Mortgagee shall be entitled to sue for and to recover a judgment for the whole amount so due and unpaid together with costs, which shall include the reasonable compensation, expenses and disbursements of the Mortgagee's agents and attorneys either before, after or during the pendency of any proceedings for the enforcement of this Mortgage, including appellate proceedings. The right of the Mortgagee to recover such judgment shall not be affected by any taking, possession, or foreclosure sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the terms of this Mortgage, or the foreclosure of the lien hereof.

          b. In case of a foreclosure sale of any of the Mortgaged Property and of the application of the proceeds of sale to the payment of the debt hereby secured, the Mortgagee shall be entitled to enforce payment of and to receive all amounts then remaining due and unpaid upon the Note, and the Mortgagee shall be entitled to recover a judgment for any portion of the debt remaining unpaid, with interest.

          c. The Mortgagor agrees, to the full extent that it may lawfully so agree, that no recovery of any such judgment by the Mortgagee and no attachment or levy of any execution upon any such judgment upon any of the Mortgaged Property or upon any other property shall in any manner or to any extent affect the lien of this Mortgage upon the Mortgaged Property or any part thereto for any liens, rights, powers or remedies of the Mortgagee hereunder, but such lien, rights, powers and remedies shall continue unimpaired as before.

          d. Any monies thus collected by the Mortgagee or received by the Mortgagee under this Paragraph 2.9 shall be applied as follows:

              First to the payment of the reasonable attorneys' fees and expenses incurred by Mortgagee, its agents and attorneys, including but not limited to taxes paid, insurance premiums paid, receivers fees, etc.

              Second, toward payment of the amounts due and unpaid upon the Note.

     2.10  Delay or Omission No Waiver.
           ---------------------------
     No delay or omission of the Mortgagee or of any holder of the Note to exercise any right, power or remedy accruing upon any default shall exhaust or impair any such right, power or remedy nor shall be construed to be waiver of any such default, or acquiescence, herein; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised by Mortgagee from time to time and as often as may be deemed expedient by the Mortgagee.

     2.11  Remedies Cumulative.
           -------------------
     No right, power or remedy conferred upon or reserved by the Mortgagee by this Mortgage, is intended to be exclusive of any right, power or remedy, but each and every such right, power and remedy shall be cumulative and current and shall be in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                                     ARTICLE III.
                              MISCELLANEOUS PROVISIONS
                              ------------------------

     3.1  No Transfer.
          -----------

     It is understood and agreed by Mortgagor that as part of the inducement to Mortgagee to make the loan evidenced by the Note, Mortgagee has considered and relied on the creditworthiness and reliability of Mortgagor. Subject to the provisions contained within paragraph 3.10 of this Mortgage, Mortgagor covenants and agrees not to sell, convey, transfer, lease, or encumber (including but not limited to, wrap-around mortgages) any interest in or any part of the Mortgaged Property without the prior written consent of the Mortgagee, and any such sale, conveyance, transfer, lease or encumbrance made without Mortgagee's prior written consent of the Mortgagee shall constitute an Event of Default hereunder. A contract to deed or agreement for deed, any issuance of additional corporate stock of the Mortgagor, or a transfer of any portion of the corporate stock of the Mortgagor (if a corporation) or any transfer of the partnership interests of the Mortgagor (if a Partnership) directly or indirectly (whether such attempted transfer shall be by direct transfer from such stockholder or partner, by encumbrance of such corporate stock or partnership interest by such stockholder or partner, or be the result of action by any party against such stockholder or partner) shall constitute a transfer pursuant to the provisions of this Paragraph. if any person should obtain an interest in all or any part of the Mortgaged Property, pursuant to the execution or enforcement of any lien, security interest or other right, whether superior, equal or subordinate to this Mortgage or the lien hereof, such event (absent the express approval of Mortgagee) shall be deemed to be a transfer by Mortgagor and an Event of Default hereunder. The provisions of this paragraph shall apply to each and every such encumbrance, conveyance, assignment, sale, transfer, or other disposition, regardless of whether or not the Mortgagee has consented to, or waived by its action or inaction its rights hereunder with respect to any such previous encumbrance, conveyance, assignment, sale, transfer or other disposition.

     3.2  Uniform Commercial Code.
          -----------------------
     The parties agree that this Mortgage is a security agreement under the Uniform Commercial Code for the purpose of creating a lien on the personal property and fixtures described herein.

     3.3  Maximum Rate of Interest.
          ------------------------
     Nothing herein contained nor in the Note secured hereby or any instrument or transaction related thereto, shall be construed or so operate as to require the Mortgagor, Maker, or any person liable for the payment of the Loan made pursuant to said Note, to pay interest in an amount or at a rate greater than the maximum allowed by law. Should any interest or other charges in the nature of the interest paid by the Mortgagor, Maker or any parties liable for the payment of the loan made pursuant to said Note, result in the computation of earning of interest in excess of the maximum rate of interest allowed by applicable law, then any and all such excess shall be and the same is hereby waived by the holder hereof, and all such excess shall be automatically credited against and in reduction of the principal balance. and any portion of said excess which exceeds the principal balance shall be paid by the holder hereof to the Mortgagor, Maker or any parties liable for the payment of the loan made pursuant to said Note, it being the intent of the parties hereto that under no circumstances shall the Mortgagor. Maker or any parties liable for the payment of the loan hereunder, be required to pay interest in excess of the maximum rate allowed by law.

     3.4  Default Rate.
          ------------
     The Default Rate of interest shall be applicable subsequent to an Event of Default as defined in Paragraph 2.1 and where elsewhere provided for in this Mortgage. If he Default Rate shall be at the rate of eighteen percent (18.00%) per annum.

     3.5  Time is of the Essence.
          ----------------------
     It is specifically agreed that time is of the essence of this Mortgage and that no waiver of any obligation hereunder or of the obligation secured hereby shall at any time thereafter be held to be a waiver of the terms hereof or of the instrument secured hereby.

     3.6  Attorney's Fee and Expenses.
          ---------------------------
     Wherever provision is made herein for payment for reasonable attorney's or counsel's fees or expenses incurred by the Mortgagee, said provision shall include, but not be limited to, reasonable attorneys' or counsel's fees or expenses incurred in any and all judicial, bankruptcy, reorganization, administrative, or other proceedings, including appellate proceedings, whether such proceedings arise before or after entry of a final judgment.

     3.7  Florida Contract.
          ----------------
     This Mortgage is made by the Mortgagor and accepted by Mortgagee in the State of Florida, with reference to the laws of such State, and shall be construed, interpreted, enforced and governed by and in accordance with such laws (excluding the principles thereof and governing conflicts of law), and Federal Law, in the event (and only in the event) Federal Law pre-empts State Law.

     3.8  Successors, Assigns Included in Parties.
          ---------------------------------------
     Whenever in this Mortgage one of the parties hereto is named or referred to, the successors and assigns of such party shall be included and all covenants and agreements contained in this Mortgage by or on behalf of the Mortgagor or by or on behalf of Mortgagee, shall bind and inure to the benefit of their respective successors and assigns whether so expressed or not. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

     3.9  Notice.
          ------

          a. Mortgagor. Any notice, demand or other instrument authorized by this Mortgagee to be served on or given to the Mortgagor may be served on or given to the Mortgagor, at:

                     307 South 21st Avenue
                     Hollywood, FL 33020

or at such other address as may have been furnished in writing to the Mortgagee by the Mortgagor.

          b. Mortgagee. Any notice, demand or other instrument authorized by this Mortgage to be served on or given to the Mortgagee may be served on or given to the Mortgagee, at:

                     307 South 21st Avenue
                     Hollywood, FL 33020

or at such other address as may have been furnished in writing to the Mortgagor by the Mortgagee.

     3.10  Special Provisions.
           ------------------

          a. The Mortgagee, notwithstanding any event of default under this Mortgage and/or under the Note, shall be prohibited from: (i) foreclosing this Mortgage; or (ii) accelerating the unpaid indebtedness evidenced by the Note, as long as the Prior Mortgage (and the Promissory Note secured thereby) is current and in good standing; and

          b. In the event the Prior Mortgage (and/or the Promissory Note secured thereby) shall be in default, the Mortgagee shall not accept any principal or interest payments due pursuant to the terms and provisions of the Note.

          c. In the event that a foreclosure action is instituted by the holder of the Prior Mortgage, Mortgagee agrees that Mortgagee shall not interpose any cross claims against Mortgagor in such action and any such claims shall be brought in a separate action by Mortgagee and Mortgagee further agrees that Mortgagee waives any and all defenses with regard to the foreclosure action of the Prior Mortgage other than the right to receive any overage in net proceeds in the event of a foreclosure sale.

     3.11  WAIVER OF TRIAL BY JURY.
           -----------------------
     EXCEPT AS PROHIBITED BY LAW, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL SEEK A JURY TRIAL ON ANY LAWSUIT, PROCEEDING, OR COUNTERCLAIM BASED UPON, OR ARISING OUT OF THIS MORTGAGE, THE NOTE SECURED HEREBY OR THE RELATIONSHIP BETWEEN THE MORTGAGOR AND THE MORTGAGEE. IF THE SUBJECT MATTER OF ANY SUCH LAWSUIT IS ONE IN WHICH THE WAIVER OF A JURY TRIAL IS PROHIBITED, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL PRESENT AS A PERMISSIVE COUNTERCLAIM IN SUCH A LAWSUIT, ANY CLAIM ARISING OUT OF THIS MORTGAGE OR THE NOTE SECURED HEREBY. FURTHERMORE, NEITHER THE MORTGAGOR NOR THE MORTGAGEE SHALL SEEK TO CONSOLIDATE ANY SUCH. ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

     IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal the day and year first above written.

Signed, Sealed and Delivered
in the presence of:                        LAKESHORE CLUB
DEVELOPMENT, INC., a
                                           Florida corporation
/s/ Cary Greenberg
--------------------------------------     By:       /S/ Harvey Birdman
                                           HARVEY BIRDMAN, Vice-President
Print Name: Cary Greenberg
/S/ Pam Ford                               Address: 307 South 21st Avenue
--------------------------------------              Hollywood, Florida 33020

Print Name: Pam Ford


STATE OF FLORIDA     )
                     ) SS:
COUNTY OF BROWARD    )

     The execution of the foregoing instrument was acknowledged before me this 30th day of June, 1999, by HARVEY BIRDMAN, as Vice-President of LAKESHORE CLUB DEVELOPMENT, INC., a Florida corporation, who is personally known to me and who did not take an oath.

My Commission Expires:                       /S/ Irene M. Alvarez
   June 22, 2003                             Notary Public, State of Florida
                                             Print Name: Irene M. Alvarez
_____________________________________________________________________________
EXHIBIT 6(a).3  CONSOLIDATION PROMISSORY NOTE MADE BY LAKESHORE
CLUB DEVELOPMENT, LC, TO THE ORDER OF BANKATLANTIC, FSB, DATED
JUNE 30, 1999
_____________________________________________________________________________

                           CONSOLIDATION PROMISSORY NOTE
                           -----------------------------

$6,900,000.00                                       Fort Lauderdale, Florida
                                                              June 30 , 1999

     The undersigned, LAKESHORE CLUB DEVELOPMENT L. C., a Florida limited liability company, successor by merger with Lakeshore Club Development, Inc., a Florida corporation (hereinafter called "Maker"), promises to pay to the order of BankAtlantic, a Federal Savings Bank (hereinafter, together with any holder hereof, called "Payee"), at its office at 100 North Biscayne Boulevard, Second Floor, Miami, Florida 33132 or at such other place as Payee may from time to time designate, the principal sum of Six Million Nine Hundred Thousand and no/ 1 00 Dollars ($6,900,000.00), together with interest thereon from the date hereof at the interest rate set forth below, which sums are to be repaid as follows:

This Note shall bear interest at a floating rate equal to 1.5% above the "Prime Rate" as hereinafter defined, adjusted daily with any changes in the Prime Rate. Monthly payments of interest only shall be due and payable on the first day of each month from and after the date of execution of this Note beginning July 1, 1999 and continuing until October 1, 2001 (the "Maturity Date") at which time the entire principal balance of this Note together with all accrued and unpaid interest thereon shall be due and payable in full.

Minimum principal payments shall be due hereunder during each calendar quarter commencing with the 3 month period beginning July 1, 1999. Such minimum principal payments shall be no less than the amounts set forth in the Schedule of Minimum Quarterly Principal Payments attached as Exhibit A hereto and made a part hereof. In the event that Maker does not make such minimum principal payments within any quarterly period, Maker shall have a period of 120 days from the end of such quarter within which to make such principal reductions. In the event that in any quarter Maker makes principal reductions in excess of the required minimum principal payments (" Excess Payments "), such Excess Payments shall be credited against the minimum principal payments due for the subsequent quarter(s). Any principal payments which are credited towards a prior quarter shall not be credited towards the quarter in which received.

Maker shall have an option to extend the Maturity Date to October 1, 2002 (the "Extended Maturity Date") provided, however, that Maker satisfies the following conditions precedent : (i) Maker shall have paid all of the required minimum principal payments due hereunder; (ii) there shall have been no default by Maker under this Note or any of the related Loan Documents; and (iii) Maker shall give Payee written notice electing to exercise such extension option, which notice must be given no earlier than 90 days prior to the Maturity Date and no later than 30 days prior to the Maturity Date. In the event of any such extension, monthly payments of interest only shall continue to be due and payable at the floating interest rate determined in the same manner as set forth above. The entire principal balance together with all accrued and unpaid interest thereon shall be due and payable in full on the Extended Maturity Date.

Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. All payments hereunder shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and shall be applied first to interest and lawful charges and expenses then accrued and then to principal.

"Prime Rate" shall mean that certain rate of interest announced from time to time by Payee as its Prime Rate, which rate is purely discretionary and is not necessarily the best or lowest rate charged to borrowing customers of Payee. Payee shall not be required to notify Maker of any changes in the Prime Rate, which shall be reflected solely by the billing thereof to Maker. Regardless of the above, said interest rate shall never exceed the maximum rate permitted by applicable law.

In order to compensate Payee for loss and expense occasioned by handling the delinquent payments, which include but are not limited to the cost of processing and collecting delinquencies, Maker shall pay to Payee, in addition to any interest or other sums payable under this Note, a service charge equal to five percent (5 %) of the amount of any payment received by Payee ten
(10) days or more after the due date thereof.

This Note may be prepaid in whole or in part at any time without premium or penalty.

From and after the date upon which any payment of principal or interest hereunder becomes due and payable (whether by acceleration or otherwise) if the same is not timely paid, or upon the occurrence of any other default under this Note or any default under any of the Loan Documents, interest shall be payable on all sums outstanding hereunder, at the maximum rate permitted by applicable law, and shall be due and payable ON DEMAND.

This Note is secured by certain security documents encumbering the property described therein including, without limitation, the following:

A.  Mortgage Deed and Security Agreement.
B.  UCC-1 Financing Statements.
C.  Assignment of Rents, Leases and Deposits.
D.  Collateral Assignment of Rights and Agreements Affecting Real Estate.
E.  Collateral Assignment of Sales Contracts.
F.  Construction Loan Agreement.
G.  Associated affidavits, disclosures and miscellaneous loan documentation.

This Note, all documents listed above and any other documents executed in connection with this Note are hereinafter collectively referred to as the "Loan Documents".

     In the event of the continuation of any default in the payment of any interest or principal under this Note for a period of ten (10) days after such payment becomes due, or upon the occurrence of any other event of default under the terms and provisions of this Note or any of the Loan Documents, or any other documents delivered to Payee in connection with this loan, or any other obligation of Maker to Payee, then Payee may declare the entire unpaid principal amount outstanding hereunder, together with interest accrued thereon and any other lawful charges accrued hereunder, immediately due and payable.

     Maker and any endorsers, sureties, guarantors, and all others who are or at some future date may become liable for the payments required hereunder, grant a continuing first lien security interest in and to, and authorize Payee, in its sole discretion at any time after an event of default hereunder, in such order as Payee may elect, to apply to the payment of obligations due and owing hereunder, or to the payment of any and all indebtedness, liabilities and obligations of such parties to Payee, whether now existing or hereafter created, any and all monies, general or specific deposits, or collateral of whatsoever nature of any of the above noted parties, now or hereafter in the possession of Payee. All property described in this paragraph above, along with all property secured by the Loan Documents, including all proceeds thereof and rights in connection therewith, together with additions and substitutions, are hereinafter collectively referred to as the "Collateral".

     Additions to, releases, reductions or exchanges of or substitutions for the Collateral, payments on account of this loan or increases of the same, or other loans made partially or wholly upon the Collateral, may from time to time be made without affecting the provisions of this Note or the liabilities of any party hereto. If any of the Collateral is personal property, Payee shall exercise reasonable care in the custody and preservation of the Collateral in its possession, and shall be deemed to have exercised reasonable care if it takes such action for that purpose as Maker shall reasonably request in writing, but no omission to comply with any request of Maker shall of itself be deemed a failure to exercise reasonable care. Payee shall not be bound to take any steps necessary to preserve any rights in the Collateral against prior parties, and Maker shall take all necessary steps for such purposes. Payee or its nominee need not collect interest on or principal of any Collateral or give any notice with respect thereto.

     In the event Payee deems itself insecure or upon the happening of any of the following events, each of which shall constitute a default hereunder, all sums due hereunder shall thereupon or thereafter, at Payee's option, without notice or demand, become immediately due and payable: (a) failure of any Obligor (which term shall mean and include each Maker, Endorser, Surety, Guarantor or other party liable for payment of or pledging collateral or security under this Note) to pay any sum due hereunder or due by any Obligor to Payee under any other promissory note or under any security instrument or written obligation of any kind now existing or as to Maker, hereafter created; (b) occurrence of default under any of the Loan Documents or any other loan agreement or security instrument now or hereafter in effect which by its terms covers this Note or the indebtedness evidenced hereby; (c) death of either of the following two Obligors: Harvey Birdman or Herbert Hirsch; (d) filing of any petition under the Bankruptcy Code or any similar federal or state statute by or against any Obligor or the insolvency of any Obligor; (e) making of a general assignment by any Obligor for the benefit of creditors, appointment of or taking possession by a receiver, trustee or custodian or similar official for any Obligor or for any assets of any such Obligor or institution by or against any Obligor of any kind of insolvency proceedings or any proceeding for dissolution or liquidation of any Obligor; (f) entry of a judgment against any Maker or entry of ajudgment for an amount in excess of $25,000.00 as to either Harvey Birdman or Herbert Hirsch; (g) material falsity in any certificate, statement, representation, warranty or audit at any time furnished to Payee by or on behalf of any Obligor pursuant to or in connection with this Note, the Loan Documents or any loan agreement or security agreements now or hereafter in effect, which by its terms covers this Note for the indebtedness evidenced hereby or otherwise including any omission to disclose any substantial contingent or liquidated liabilities or any material adverse change in any facts disclosed by any certificate, statement, representation, warranty or audit furnished to Payee; (h) issuance of any writ of attachment or writ of garnishment or filing of any lien against any Collateral or the property of any Obligor; (i) taking of possession of any material Collateral or of any substantial part of the property of any Obligor at the instance of any governmental authority; 0) dissolution, merger, consolidation, or reorganization of any Obligor; (k) assignment or sale by any Obligor of any equity in any collateral securing payment of this Note without the prior written consent of Payee; (l) cancellation of any guaranty with respect hereto without the prior written consent of Payee hereof;
(in) the determination by Payee that a material adverse change has occurred in the financial condition of any Obligor from the condition set forth in the most recent financial statements of such Obligor heretofore furnished to Payee or from the condition of such Obligor as heretofore most recently disclosed to Payee in any manner; or (n) occurrence of any default under any of the Loan Documents or obligation of Maker or of any Obligor to Payee arising in connection with the Loan.

     Payee shall have all of the rights and remedies of a creditor, mortgagee and secured party under all applicable law. Without limiting the generality of the foregoing, upon the occurrence of any default hereunder, or, in the event Payee at any time deems itself insecure, Payee may, at its option, and without notice or demand (i) declare the entire unpaid principal and accrued interest accelerated and due and payable at once, together with any and all other liabilities of Maker or any of such liabilities selected by Payee; and (ii) set-off against this Note all monies owed by Payee in any capacity to Maker, whether or not due, and also set-off against all other liabilities of Maker to Payee all monies owed by Payee in any capacity to Maker, and Payee shall be deemed to have exercised such right of set-off, and to have made a charge against any such money immediately upon the occurrence of such default, although made or entered on the books subsequent thereto. To the extent that any of the Collateral is personal property and Payee elects to proceed with respect to it in accordance with the Uniform Commercial Code, then, unless that collateral, is perishable or threatens to decline speedily in value, or is of a type customarily sold o'n a recognized market, Payee will give Maker reasonable notice of the time and place of any public or private sale thereof. The requirement of reasonable notice shall be met if such notice is, at the option of Payee, hand delivered, sent via expedited courier, or mailed, postage pre-paid to Maker, at the address given to Payee by Maker, or at any other address shown on the records of Payee at least five (5) days before the time of sale. Upon disposition of any Collateral after the occurrence of any default hereunder, Maker shall be and shall remain liable for any deficiency; and Payee shall account to Maker for any surplus, but Payee shall have the right to apply all or part of such surplus (or to hold the same as reserve) against any and all other liabilities of Maker to Payee.

     Payee may, at any time, whether or not this Note is due: (i) pledge or transfer this Note and its interest in the Collateral, and pledgee or transferee shall, for all purposes, stand in the place of Payee hereunder and have all the rights of Payee hereunder; (ii) transfer the whole or any part of the Collateral into the name of itself or its nominee; (iii) vote the Collateral; (iv) notify Maker to make payment to Payee of any amounts due or to become due thereon; (v) demand, sue for, collect, or make any compromise or settlement it deems desirable with reference to the Collateral; (vi) take possession or control of any proceeds of the Collateral; and (vii) exercise all other rights necessary or required, in Payee's discretion, in order to protect its interests hereunder.

     In no event shall Payee be entitled to unearned or unaccrued interest or other charges or rebates, except as may be authorized by law, and should any interest or other charges paid by Maker or other parties liable for the payment of this Note result in the computation or earning of interest in excess of the maximum rate of interest that is legally permitted under applicable law, then any and all such excess shall be and the same is hereby waived by Payee, and any and all such excess shall be automatically credited against and reduce the balance due under this indebtedness, and the portion of said excess which exceeds the balance due under this indebtedness, shall be paid by Payee to Maker and parties liable for the payment of this Note. Payee may, in determining the maximum rate permitted under applicable law in effect from time to time, take advantage of (i) the rate of interest permitted by Chapter 665, Florida Statutes (Florida Savings Association Act), by reason of both 687.12, Florida Statutes (Interest Rates; Parity Among Licensed Lenders or Creditors), and 12 USC 85 and 86; and (ii) any other law, rule or regulation in effect from time to time available to Payee, which exempts Payee from any limit upon the rate of interest it may charge, or grants to Lender the right to charge a higher rate of interest than that permitted by Chapter 687, Florida Statutes.

     The provisions of this Note and the Loan Documents shall be construed according to the internal laws (and not the law of conflicts) of the State of Florida; except as set forth above, if Federal law would allow the payment of interest hereunder at a higher maximum rate than would be applicable under Florida law, in which case such Federal law shall apply to the determination of the highest applicable lawful rate of interest hereunder.

     No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other rights under this Note. Presentment, demand, protest, notice of dishonor and all other notices are hereby waived by Maker. Maker promises and agrees to pay all costs of collection and attorney's fees, which shall include reasonable attorneys' fees in connection with any suit, out of court, in trial, on appeal, in bankruptcy proceedings or otherwise, incurred or paid by Payee in enforcing this Note or preserving any right or interest of Payee hereunder. Any notice to Maker shall be sufficiently served for all purposes if placed in the mail, postage prepaid, addressed to, or left upon the premises at the address of Maker as provided to Payee.

     This Note is not assumable without Payee's prior written consent, which consent may be granted by Payee or denied by Payee, in Payee's sole and absolute discretion.

     Maker agrees that at Payee's option, Broward County or Dade
County, Florida shall be the proper venue for any and all legal proceedings arising out of this Note or any of the Loan
Documents.

     THIS PROMISSORY NOTE CONSTITUTES A CONSOLIDATION OF THE FOLLOWING PROMISSORY NOTES (COLLECTIVELY, THE "EXISTING NOTES"):
(A) THAT CERTAIN MODIFICATION PROMISSORY NOTE DATED OF EVEN DATE HEREWITH EXECUTED BY MAKER IN FAVOR OF PAYEE IN THE PRINCIPAL AMOUNT OF $6,000,000.00 AND (B) THAT CERTAIN FUTURE ADVANCE PROMISSORY NOTE DATED OF EVEN DATE HEREWITH, EXECUTED BY MAKER IN FAVOR OF PAYEE IN THE PRINCIPAL AMOUNT OF $900,000.00. PROPER DOCUMENTARY STAMP TAXES HAVE PREVIOUSLY BEEN PAID IN CONNECTION WITH THE EXECUTION OF THE EXISTING NOTES (AND THE PROMISSORY NOTES MODIFIED THEREBY, AS APPLICABLE), AND NO ADDITIONAL DOCUMENTARY STAMP TAX IS DUE IN CONNECTION WITH THE EXECUTION OF THIS PROMISSORY NOTE. THE ORIGINALS OF THE FOREGOING EXISTING NOTES ARE ATTACHED TO THIS PROMISSORY NOTE.

     Waiver of Trial by Jury. MAKER AND PAYEE HEREBY MUTUALLY, KNOWINGLY, WILLINGLY AND VOLUNTARILY WAIVE THEIR RIGHT TO TRIAL BY JURY, AND, NO PARTY, NOR ANY ASSIGNEE, SUCCESSOR, HEIR, OR LEGAL REPRESENTATIVE OF THE PARTIES (ALL OF WHOM ARE HEREINAFTER REFERRED TO AS THE "PARTIES ") SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THIS NOTE OR THE LOAN DOCUMENTS, OR ANY INSTRUMENT EVIDENCING, SECURING, OR RELATING TO THE INDEBTEDNESS AND OTHER OBLIGATIONS EVIDENCED HEREBY OR ANY RELATED AGREEMENT OR INSTRUMENT, ANY OTHER COLLATERAL FOR THE INDEBTEDNESS EVIDENCED HEREBY OR ANY COURSE OF ACTION, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS RELATING TO THE LOAN OR TO THIS NOTE. THE PARTIES ALSO WAIVE ANY RIGHT TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHFCH A JURY TRIAL HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY NEGOTIATED BY THE PARTIES. THE WAIVER CONTAINED HEREIN IS IRREVOCABLE, CONSTITUTES A KNOWING AND VOLUNTARY WAIVER, AND SHALL BE SUBJECT TO NO EXCEPTIONS. PAYEE HAS IN NO WAY AGREED WITH OR REPRESENTED TO MAKER OR ANY OTHER PARTY THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

                        LAKESHORE CLUB DEVELOPMENT L.C.,
                        a Florida limited liability company, successor by merger with Lakeshore Club Development, Inc., a Florida corporation

                        By:      /S/ Harvey Birdman
                            ---------------------------------------------
                           Harvey Birdman, Managing Member


                          (Corporate Seal)


STATE OF FLORIDA
COUNTY OF BROWARD

     The foregoing instrument was acknowledged before me this 30th day of June, 1999, by Harvey Birdman, as Managing Member of and on behalf of LAKESHORE CLUB DEVELOPMENT L. C., a Florida limited liability company, successor by merger with Lakeshore Club Development, Inc., a Florida corporation, who is personally known to me or who has produced a -------- driver's license as identification.(personally known is circled on original)


              /S/ Stacey A. Hernandez
          Typed/Printed Name:
          Notary Public - State of Florida
          My Commission Expires:
          Commission Number:

[Stamp appears as follows]             OFFICIAL NOTARY SEAL
                                       STACEY ANN HERNANDEZ
                                  NOTARY PUBLIC STATE OF FLORIDA
                                     COMMISSION NO. CC758307
                                 MY COMMISSION EXP. JULY 14, 2002





            Schedule of Minimum Quarterly Principal Payments

               Quarter                           Amount Due

              7/l/99-9/30/99                    $225,000.00
              10/l/99-12/31/99                  $787,500.00
              1/l/00-3/31/00                  $1,012,500.00
              4/l/00-6/30/00                    $675,000.00
              7/l/00-9/30/00                    $675,000.00
              10/l/00-12/31/00                $1,350,000.00
              1/l/01-3/31/01                  $1,462,500.00
              4/l/01-6/30/01                  $1,350,000.00
              7/l/01-9/30/01                  $1,350,000.00


                 EXHIBIT A TO CONSOLIDATION PROMISSORY NOTE

_____________________________________________________________________________
EXHIBIT 6(a).4  purchase mortgage between lakeshore club
development, lc, and cary lightsey and layne lightsey, dated december 31, 1998
_____________________________________________________________________________

                                              INSTR # 990000342
                                              OR BX 04159 PG 0595
                                              RECORDED 01/04/99 11:56 AM
Prepared by and return to:                    RICHARD M. WEISS CLERK OF COURT
Jacob C. Dykxhoom Esquire                     POLK COUNTY
Peterson & Myers, P.O. Box 1079               DOC TAX PD(F.S.201.08) 4,725.00
Lake Wales, FL 33859-1079                     INT. FAX PD (F. S.199) 2,700.00
                                              DEPUIY CLERK L Mujtaba




                                   PURCHASE MORTGAGE




     THIS PURCHASE MORTGAGE ("Mortgage") is made and given this December 31, 1998, by LAKESHORE CLUB DEVELOPMENT, L.C., a Florida limited liability company, ("Mortgagor"), whose mailing address is 307 South 21st Avenue, Hollywood, Florida 33020, to CARY LIGHTSEY and LAYNE LIGHTSEY ("Mortgagee"), whose mailing address is 1401 Tiger Lake Road, Lake Wales, Florida 33853
("Mortgagor" and "Mortgagee" are used for singular or plural, as context requirs.)

     WHEREAS, Mortgagor is indebted to Mortgagee in the principal amount of ONE MILLION THREE HUNDRED FIFRY THOUSAND ($1,350,000.00) DOLLARS, together with interest thereon, as evidenced by the Promissory note of even date herewith ("Note"), executed by Mortgagor and delivered to Mortgagee, the final payment of which is due on or before April 1, 2009, which by reference is made a part hereof to the same extent as though set out in fill herein.

     NOW, THEREFORE, in order to secure (a) the prompt and punctual repayment of the debt evidenced by the Note, with interest, and all advances, renewals, extensions and modifications; (b) the payment of all other sums, with interest, advanced under this Mortgage to protect the security of this Mortgage; (c) the performance by Mortgagor of all covenants and conditions in the Note, including any advances, renewals, extensions and modifications; and (d) the performance by Mortgagor of all covenants and conditions in this Mortgage, and all other instruments securing the Note; and in order to charge the properties, interests, and rights hereinafter described with such payment and performance; and for and in consideration of the sum of Ten Dollars and other valuable consideration, Mortgagor does hereby mortgage, pledge and assign to Mortgagee all of Mortgagor's estate, right title, and interest in, to and under all of the following described real property located in Polk County, Florida, to wit:

          See Exhibit "A" attached hereto and made a part hereof

hereinafter "Land", to have and to hold the same; together with:

     A. All the improvements now or hereafter located on the Land; all fixtures now or hereafter affixed or attached to the Land; all licenses and permits used or required in connection with use of the Land; all leases of the Land now or hereafter entered into and all right, title and interest of Mortgagor thereunder; each and every tenement, hereditament, easement, right, power, privilege, immunity, and appurtenance thereunto belonging or in anywise appertaining; and all the right, title, interest, and claim whatsoever in late as well as in equity of Mortgagor of, in, and to the same, and any part thereof, and

     B. All rents, issues, profits, revenue, income, and other benefits accruing from the Land, provided, however, that permission is hereby given to Mortgagor so long as no default has occurred hereunder to collect, receive, and use such benefits from the Land as they become due and payable, but not in advance thereof.

     The foregoing described Land and tangible and intangible personal property shall hereinafter be collectively referred to as the "Mortgaged Property". Mor4Mor hereby grants to Mortgagee a security interest in the foregoing described tangible and intangible personal property.

     PROVIDED ALWAYS, that if Mortgagor shall pay to Mortgagee the indebtedness evidenced by the Note at the times and in the manner stipulated therein, by this Mortgage, and by all other instruments securing the Note, including any renewal, extension, or modification thereof, and shall perform all obligations in the Note, this Mortgage, and 0 other instruments securing the Note, including any renewal, extension, or modification thereof, to be kept, performed, or observed by Mortgagor, then this Mortgage shall cease and be void, but shall otherwise remain in full force and effect.

     Mortgagor covenants and agrees with Mortgagee as follows:

     1.  Compliance with Note and Mortgage:
         ----------------------------------
         Mortgagor shall comply with all provisions of the Note, this Mortgage, and every other instrument securing the Note, and will promptly pay to Mortgagee all sums, including interest, required to be paid by Mortgagor under the Note, this Mortgage, and every other instrument securing the Note, when due and as provided in such instrument.

     2.  Warranty of Title:
         ------------------
         Mortgagor warrants that Mortgagor owns and has a good and marketable title to an indefeasible fee simple estate in the Land, subject to no lien, charge, or encumbrance; except the liens, exceptions and other matters set forth in the owner's title insurance policy insuring the Mortgagor's title to the Land, to be issued pursuant to the title insurance commitment issued by Commonwealth Land Title Insurance Company, under Commitment #BA981301, effective 12/22/98. Mortgagor covenants that this Mortgage is and will remain a valid and enforceable mortgage on the Mortgaged Property, subject only to the exceptions herein provided, and that Mortgagor has lawful authority to convey, mortgage, and encumber Mortgagor's interest in the Land as provided herein. Mortgagor will preserve such title and will forever warrant and defend the same to Mortgagee and will forever warrant and defend the validity and priority of the lien of this Mortgage against the claims of all persons and parties whomsoever, subject only to the exceptions herein provided.

     3.  Payment of Taxes and Liens:
         ---------------------------
         Mortgagor shall pay all the taxes, assessments, levies, liens, liabilities, obligations, and encumbrances of every nature now or hereafter imposed, levied, or assessed upon this Mortgage, the Mortgaged Property, or the indebtedness secured hereby, and shall produce evidence of such payment(s) upon Mortgagee's request, All such payments shall be made when due and payable according to law before they become delinquent and before any interest attaches or any penalty is incurred. Mortgagor shall not permit any mechanic's or materialman's lien to be created or to remain outstanding upon any of the Mortgaged Property and shall cause any such lien to be released or transferred by a surety bond. Mortgagor shall immediately pay and discharge any claim, lien, or encumbrance against the Mortgaged Property which may be or become superior to this Mortgage, except for the claims, liens and encumbrances set forth in Paragraph 2 above to which this Mortgage is expressly made subject, and Mortgagor shall not permit any default or delinquency on any other lien, encumbrance, or charge against the Mortgaged Property.

     4.  Care of Mortgaged Property:
         ---------------------------
         Mortgagor shall not remove or demolish any building or other property forming a part of the Mortgaged Property without the prior written consent of Mortgagee. Mortgagor shall not permit, commit, or suffer any waste, impairment, or deterioration of the Mortgaged Property or any' part thereof, and shall maintain the Mortgaged Property in good condition and repair. Mortgagee shall have the right to inspect the Mortgaged Property on reasonable notice to Mortgagor. Mortgagor shall comply with all laws, ordinances, regulations, covenants, conditions, and restrictions affecting the Mortgaged Property, and shall not cause or permit any violation thereof.

     5.  Mortgagee's Right to Make Certain Payments:
         -------------------------------------------
         If Mortgagor fails to pay or discharge any tax, assessment, lien, levy, liability, obligation, or encumbrance, as required by this Mortgage, or fails to maintain and repair the Mortgaged Property as herein agreed, or shall commit or permit waste; or if there shall be commenced any action or proceeding affecting the Mortgaged Property or the title thereto, or the interest of Mortgagee therein, including, but not limited to bankruptcy and reorganization proceedings; then Mortgagee may, at its option, pay or discharge the tax, assessment, lien, levy, liability, obligation, or encumbrance, or any part thereof, or make and pay for such repairs and take such steps as it deems advisable to prevent or cure such waste, and may appear in any such action or proceeding and retain counsel therein, and take such action therein as Mortgagee shall deem advisable, and for any such purposes Mortgagee may advance such sums of money, including all costs, reasonable attorney's fees, and other expenses as it deems necessary. Any such payment shall not waive or affect any option, lien, equity, or right of Mortgagee under or by virtue of this Mortgage. The full amount of each and every such payment shall be immediately due and payable, without demand, and shall bear interest at the rate set forth in the Note from the date thereof until paid and, together with such interest, shall be secured by the lien of this Mortgage. Nothing herein contained shall be construed as requiring Mor-tgagee to advance or expend monies for any of the purposes mentioned in this paragraph.

     6.  Payment of Expenses:
         --------------------
         Mortgagor shall pay all the costs, charges, and expenses, including reasonable attorneys' fees, disbursements, and cost of title examination incurred or paid at any time by Mortgagee due to the failure on the part of Mortgagor promptly and fully to perform, comply with, and abide by each and every stipulation, agreement condition, and covenant of the Note and this Mortgage. Such costs, charges, and expenses shall be immediately due and payable, whether or not there be notice, demand, attempt to collect, or suit pending. The full amount of each and every such payment shall bear interest at the rate set forth in the Note from the date thereof until paid. All such costs, charges, and expenses so incurred or paid, together with such interest, shall be secured by the lien of this Mortgage and any other instrument securing the Note.

     7.  Event of Default:
         -----------------
         Any one of the following shall constitute an event of default: (a) Failure by Mortgagor to pay, as and when due, any part of the indebtedness secured by this Mortgage; (b) nonperformance by the Mortgagor, or any guarantor of the Note, of any agreement with, or any term or condition of, the Note, this Mortgage, or any other instrument securing the Note; (c) the appointment of a receiver or liquidator, whether voluntary or involuntary, for the Mortgagor or any guarantor of the Note, or for any of their property; (d) the filing of a petition by or against the Mortgagor or any guarantor of the Note under the provisions of any state insolvency law or under the provisions of any Federal bankruptcy statute; (e) the making by the Mortgagor or any guarantor of the Note of an assignment for the benefit of creditors, and (o the reorganization or merger or consolidation of Mortgagor (or the making of any agreement therefor) without the prior written consent of Mortgagee.

     8.  Acceleration:
         -------------
         If an event of default shall have occurred, Mortgagee may declare the outstanding principal amount of the Note, the interest accrued thereon, and all other sums secured hereby to be immediately due and payable, and upon such declaration, such principal, interest, and other sums shall immediately be accelerated and become due and payable in their entirety without demand or notice; provided, however, acceleration will not occur and shall not be invoke unless a default in any payment shall continue for a period of thirty (30) days (with or without notice) or a default in any other manner shall continue uncured for a period of fifteen (1 5) days after notice or, in any event, for a period of thirty (3 0) days without notice..'

     9.  Remedies after Default:
         -----------------------
         Upon an event of default, Mortgagee may proceed by suit or suits at law or in equity or by any other appropriate proceeding or remedy to: (a) foreclose this Mortgage and sell, in whole or in separate lots or parcels, the Mortgaged Property under the judgment or decree of a court or courts of competent jurisdiction; (b) collect all rents, issues, profits, revenue, income, and other benefits from the Mortgaged Property; and (c) appoint a receiver to enter upon and take possession of the Mortgaged Property and to collect all rents, issues, profits, revenue, income, and other benefits thereof and apply the same as a court may direct and such receiver shall have all rights and powers permitted under law. The expenses (including receiver's fees, reasonable attorneys fees, and costs) incurred by Mortgagee pursuant to the remedies herein contained shall be secured by this Mortgage. Mortgagee shall (after the payment of all costs and expenses incurred) apply such rents, issues, profits, revenue, income and other benefits of the Mortgaged Property to reduce the indebtedness secured by this Mortgage. The remedies conferred upon or reserved to Mortgagee by this Mortgage shall be Mortgagor's only remedies upon an event of default.

     10. No Waiver:
         ----------
         No delay or omission of Mortgagee to exercise any right, power, or remedy accruing upon any event of default shall exhaust or impair any such right, power, or remedy or shall be construed to waive any event of default or to constitute acquiescence therein.

     11. Successors and Assigns Bound:
         ----------------------------
         Whenever one of the par-ties hereto is named or referred to herein, the heirs, successors, and assigns of such party shall be included. All covenants and agreements contained in this Mortgage, by or on behalf of Mortgagor or Mortgagee, shall bind and inure to the benefit of their respective heirs, successors, and assigns, whether or not so expressed,

     12. Miscellaneous:
         -------------
         In the event that any of the covenants, agreements, terms, or provisions contained in the Note, this Mortgage, or any other instrument securing the Note shall be invalid, illegal, or unenforceable in -any respect, the validity of the remaining covenants, agreements, terms, or provisions contained herein, in the Note, and in any other instrument securing the Note shall be in no way affected, prejudiced, or disturbed thereby.

     13. Attorneys' Fees:
         ----------------
         The term attorneys' fees as used in this Mortgage includes any and all legal fees of whatever nature including but not limited to fees resulting from any appeal of an interlocutory order or final judgment or any other appellate proceeding arising out of any litigation.

     14. Partial Release Provision:
         --------------------------
         During the term of this Mortgage, Mortgagor may request in writing the release of portions of the Land (a parcel or parcels) from the lien of this Mortgage. Mortgagee hereby agrees to release any such parcels from the lien of this Mortgage and deliver a partial release of this Mortgage in connection therewith (a "Release") within five (5) days of Mortgagor's request therefore; provided, however, Mortgagee shall receive payment of an amount calculated as follows in consideration for Mortgagee's delivery of the Release (the "Partial Release Payment'):

               Remaining principal balance of Note x 1.25 x
                  gross acreage of parcel to be released
               ----------------------------------------------
               Remaining gross acreage of Land encumbered
                   by the Mortgage (before the Release)

The Partial Release Payment shall be delivered to Mortgagee prior to the recording of the Release in the public records of Polk County, Florida. The parcels shall be released in the following chronological order: (a) Beginning with that part of Section 22, Township 30 South, Range 29 East, Polk County, Florida, contiguous to Leisure Lane or Fedhaven Circle; and (b) then northerly in Section 22 and into Section 15, or easterly and southerly in Section 22 and into Section 27; said parcel or parcels to be released to be determined by Mortgagor, provided, however, all parcels to be released hereunder shall be contiguous.

     15. Non-Recourse:
         -------------
         Notwidistanding any other provision of this Mortgage or the Note, Mortgagee agrees to look solely to the Mortgaged Property encumbered by this Mortgage for the satisfaction of the indebtedness represented by the Note, and shall not seek to impose liability upon the Mortgagor or the principals of Mortgagor for the sums owed under the Note or this Mortgage by way of a deficiency judgment or otherwise in the event of default under the terms of the Note or this Mortgage.

     IN WITNESS WHEREOF, this instrument has been executed on the date first above written.

Signed in the presence of:

/S/ Stacey Hernandez                  LAKESHORE CLUB DEVELOPMENT, L.C.
-------------------------------
Print Name: Stacey Hernandez

/S/ Anne Burke                        By:   /S/Harvey Birdman
-------------------------------          ---------------------------------
Print Name: Anne Burke                Harvey Birdman, as managing member





STATE OF FLORIDA                                           COUNTY
OF BROWARD

     The foregoing instrument was acknowledged before me this December 30th 1998, by Harvey Birdman, as managing member of LAKESHORE CLUB DEVELOPMENT, L.C., a Florida limited liability company, on behalf of said company. He is personally known to me or he produced a driver's license as identification.

                                     /S/ Irene M. Roberts
                                     ----------------------------
                                     Notary Public, State of Florida
     (seal)   IRENE M ROBERTS        My Commission expires: June 22, 1999
              My Commission CC478068
              Expires Jun. 22, 1999
              Bonded by HAI
              800-422-1555

---------------------------------------------

                                   EXHIBIT "A"

                                 MORTGAGE LEGAL

Parcel 2:
---------

Begin on the south boundary of Section 15, Township 30 South, Range 29 East, Polk County, Florida, at a point which lies 4311.27 feet West of the Southeast Corner thereof, said point lying on the East boundary of Lot 37 of LAKE HAVEN ACRES SUBDIVISION, as recorded in Plat Back 71, Page l2 , of the Public Records of Polk County, Florida; thence run N 0 degrees 27' 02" E, along said boundary, 1323.58 feet to the Northeast Corner of said Lot 37; thence run S 89 degrees 27' 40" E, along the South boundary of Lake Haven Estates-Phase Three (Plat Book 72, Page
46) and Lake Haven Estates-Phase Two (Plat Book 73, Page 6) of said Public Records, 1764.39 feet to a point; thence S 0 degrees 01' 05" E. 299.99 feet to the most Northerly Corner of the existing Spray Field site; thence S 46 degrees 52' 14" W, along the Northwesterly boundary of said site, 1480.62 feet to the South boundary of Section 15; thence N 89 degrees 32' 34" W, along said boundary, 694.25 feet to the Point of Beginning.


Parcel 3:
---------

All that part of Section 22, Township 30 South, Range 29 East,
Polk County, Florida, lying West of Walk-In-Water Creek more particularly described as follows:

Begin at the Southeast Corner of Section 22, and run N 89 degrees 33' 51" W, along the South boundary of Section 22, 3493.31 feet to the East boundary of the lands of Fedhaven Apartments Associates, Ltd.; thence N 2 degrees 58' 40" E, along said boundary, 740.76 feet to the South boundary of the Fedhaven Circumferential Road; thence Easterly on the arc of a curve to the left (Radius 1530.00 feet, Central Angle 71 degrees 53' 26", Chord 210.54 feet, Chord Bearing N 76 degrees 37' 23" E) 210.71 feet to a Point of Compound Curve; thence Northeasterly on the arc of a curve to the left (Radius 1180.00 feet, Central Angle 40 degrees 28' 30") 833.58 feet to a Point of Compound Curve; thence Northerly an the arc of a curve to the left (Radius 1830.00 feet, Central Angle 45 degrees 47' 30") 1462.56 feet to a Point of Compound Curve; thence Northwesterly on the arc of a curve to the left (Radius 1290.00 feet, Central Angle 29 degrees 30' 50")
664.50 feet to a Point of Tangent; thence N 43 degrees 06' 10" W,
180.46 feet to a Point of Curve; thence Westerly on the arc of a curve to the left (Radius 660.00 feet, Central Angle 51 degrees 45' 20") 596.18 feet to a Point of Compound Curve; thence Southwesterly on the arc of a curve to the left. (Radius 1150.00 feet, Central Angle 24 degrees 09' 53") 485.02 feet to a Point of Intersection with the North boundary of Leisure Lane East; thence N 31 degrees 01' 00" W, along said North boundary, 35.60 feet; thence Northwesterly, on said boundary, on the arc of a curve to the left (Radius 690.00 feet, Central Angle 36 degrees 47' 00")
442.97 feet to a Point of Compound Curve; thence Northwesterly, on said North boundary , on the arc of a curve to the left (Radius 6040.00 feet, Central Angle l degrees 32' 58") 163.34 feet to the southeast Corner of Lot 37 of LAKE HAVEN ACRES SUBDIVISION, as recorded in Plat Book 71, Page 12 , of the Public Records of Polk County, Florida, and run N O degrees 01' 50" E, along the East boundary of said Lot, 1484.26 feet to the North boundary of Section 22; thence run S 89 degrees 32' 24" E, along the North boundary of Section 22, 694.25 feet to the Northwesterly boundary of an existing Spray Field; thence S 46 degrees 52' 14" W, along said boundary, 439.33 feet; thence S 43 degrees 08' 03" E, along said boundary, 1814.05 feet; thence N 45 degrees 28' 00" E, along said boundary, 1347.87 feet; thence S 89 degrees 32' 34" E, along the boundary of the Sewage Treatment Plant Site, 1734.84 feet to the East boundary of Section 22; thence S 0 degrees 03' 05" W, along the East boundary of said Section, 4653.90 feet to the Point of Beginning.

LESS AND EXCEPT Fire Station Site described as follows:

Commence at the Point of Intersection of the North boundary of Leisure Lane East with the Northwesterly boundary of the Fedhaven Circumferential Road; thence run along said Northwesterly boundary on the arc of a curve to the right (Radius 1150.00 feet, Central Angle 6 degrees 47' 46", Chord Bearing N 64 degrees 22' 30" E) 136.41 feet to the Point of Beginning. From the Point of Beginning run N 18 degrees 58' 56" W, 150.00,feet; thence N 71 degrees 09' 47" E, 180.00 feet; thence S 18 degrees 58' 56" E,
155.46 feet the North boundary of the Circumferential Road; thence Westerly, along said boundary on the arc of a curve to the left (Radius 1150.00 feet, Central Angle 8 degrees 58' 46", Chord Bearing S 72 degrees 15' 46" W) 180.23 feet to the Point of Beginning,

Parcel 5:
---------

Part Of U.S. Gov't Lots 1 and 3, and all of Gov't Lot 2 (in
Section 27, Township 30 South, Range 29 East, Polk County,
Florida, lying West of Walk-In-Water Creek, and East of the lands of Fedhaven Apartments lake access, said access boundary being described art follows:

Begin on the North boundary (said North boundary bearing N 89 degrees 33' 5" W), at a point which lies 3493.31 feet West of the Northeast Corner of said Section 27, Township 30 South, Range 29 East, Polk County, Florida, and run S 2 degrees 08' 40" W, with the boundary of the Fedhaven lands, 420.00 feet, more or less , to the waters of Lake Weoyakapka.

LESS AND EXCEPT THE FOLLOWING DESCRIBED PARCEL:

All that Part of Section 22, Township 30 South, Range 29 East,
Polk County, Florida, lying North of Leisure Lane East and West of the Fedhaven Circumferential Road more particularly described as follows:

Commence at the Northwest Corner of Section 22, and run S 0 degrees 01' 33" W, along the Section Line, 1250.00 feet to a point an the Centerline of the Sanitary Sewer Force Main Easement, as recorded in O.R. Book 630, Page 74, of the Public Records of Polk County Florida; and run S 89 degrees 32' 00" E,
994.83 feet to the Point of Beginning.

From the Point of Beginning, continue along the Centerline of the Sanitary Sewer Force Main Easement, 575.25 feet; thence S 0 degrees 01' 50" W, parallel with the East Boundary of Lot 37 of Lake Haven Acres Subdivision, 402.07 feet, to the Northwest Corner of the Fire Station; thence S 18 degrees 58' 56" E, along the Fire Station's West Boundary, 150.00 feet to a Point on the Northwesterly Boundary of the Fedhaven Circumferential Road; thence run along said Boundary an the arc of a curve to the left (Radius 1150.00 feet, Central Angle 6 degrees 47' 47"), 136.41 feet to a Point of Intersection with the North Boundary of Leisure Lane East, thence N 31 degrees 01' 00" W, along said North Boundary of Leisure Lane East, 35.60 feet; thence Westerly along said North Boundary, on the arc of a curve to the left (Radius 690.00 feet, Central Angle 36 degrees 47' 00"), 442.97 feet to a Point of Compound Curve, thence continue, along said Boundary, on the arc of a curve to the left (Radius 6040.00 feet, Central Angle 1 degrees 32' 58") 163.33 feet to a Point on the East Boundary of Lot 37 of Lake Haven Acres Subdivision; thence N 0 degrees 01' 50" E, along said East Boundary, 234.09 feet to the Point of Beginning.

and is subject to an Easement 5.00 feet wide along its North
Boundary for Sanitary Sewer Force Main.

_____________________________________________________________________________
EXHIBIT 6(a).5  AGREEMENT FOR PURCHASE AND SALE BETWEEN COLONY
PLAZA DEVELOPMENT, INC. AND CYPRESS HOTEL MANAGEMENT COMPANY,
DATED OCTOBER 8, 1999
_____________________________________________________________________________

                          AGREEMENT FOR PURCHASE AND SALE
                          -------------------------------

     THIS AGREEMENT (the "Agreement") is made and entered into this 8th day of October, 1999, by and between COLONY PLAZA DEVELOPMENT, INC., a, Florida corporation (hereinafter referred to as the "Seller") and CYPRESS HOTEL MANAGEMENT COMPANY and/or its assigns (hereinafter referred to as the "Buyer").

                               W I T N E S S E T H:
                               --------------------

     WHEREAS, Seller is the owner, in fee simple, of that certain parcel of real property situate, lying and being in Orange
County, Florida, more particularly described within Exhibit "A" attached hereto to form a part hereof (the "Real Property");

     WHEREAS, the Buyer desires to purchase the Real Property from the Seller and the Seller desires to sell the Real Property to the Buyer, all subject to, the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants, stipulations and agreements hereinafter made and for other good and valuable considerations, the Seller and the Buyer hereby agree as follows:

SECTION I. - RECITALS. The recitals shall form a part hereof as if herein fully recited at length.

SECTION II. - SALE-PURCHASE
     2.1. The Seller agrees to sell and convey to the Buyer and the Buyer agrees to purchase from the Seller, the following described property, for the price and under the terms and conditions provided in this Agreement:
          2.1.1.  The fee simple title to the Real Property;
          2.1.2. All contract rights, riparian rights, casements, privileges, servitudes, appurtenances and other rights belonging to or inuring to the benefit of the Seller and pertaining to the Real Property;
          2.1.3. Seller's interest, if any, in and to any strips of land or roadways adjoining the Real Property;
          2.1.4. All tangible and/or intangible property and property rights owned by Seller pertaining to the Real Property (the "Tangible and Intangible Personal Property") including, but not limited to, any rights to water and sewer allocations, development rights, plat or temporary, plat or any other governmental approvals, credits for impact fees, payment for street lighting and other special taxing district credits or benefits;
          2.1.5. All of the right, title and interest of Seller in and to all permits and licenses pertaining to the Real Property (hereinafter collectively referred to as the "Permits");
          2.1.6. All of the right, title and interest of Seller in and to any approved site plans, temporary plat approvals, architectural plans, development orders, soil tests, engineering drawings, specifications, drawings, studies, and other information that relate to, or have been prepared for, the Real Property (the "Documents");
     All of the foregoing is herein collectively referred to as the "Property".
SECTION III. - PURCHASE PRICE.
------------------------------
     3.1. The purchase price (the "Purchase Price") for the Property shall be SIX HUNDRED TWENTY FIVE THOUSAND AND NO/100 ($625,000.00) DOILLARS.
SECTION IV. - TERMS OF SALE.
     4.1. Deposit. Within three (3) days from the date of the complete execution of this Agreement by the Seller and the Buyer (the "Effective Date"), the Buyer shall deliver a deposit, into escrow with the law firm of BEDZOW, KORN, BROWN, MILLER & ZEMEL, P.A.(the "Escrow Agent"), in the amount of SEVEN THOUSAND FIVE HUNDRED AND NO/1OO ($7,500.00) DOLLARS. All funds deposited with the Escrow Agent in accordance with this Agreement, together with all interest earned thereon, shall collectively be referred to herein as the "Deposit". Unless Seller receives the Deposit with interest thereon as a result of Buyer's default under this Agreement all interest earned upon the Deposit shall inure to the benefit of the Buyer and shall be paid to the Buyer at the closing of the within transaction.
     4.2. At Closing, the Buyer shall execute a Purchase Money Promissory Note (the "Purchase Money Promissory Note") in favor of the Seller in the original principal amount of FIVE HUNDRED TWENTY FIVE THOUSAND AND NO/1OO ($525,000,00) DOLLARS, bearing interest at the rate of seven percent (7.00 %) per annum. The Purchase Money Promissory Note shall be secured by a First Purchase Money Mortgage (the "Purchase Money Mortgage") encumbering the Property. Quarterly principal reduction payments in the amount of ONE HUNDRED THIRTY ONE THOUSAND TWO HUNDRED FIFTY AND N0/100 ($131,250.00) DOLLARS each, together with all interest which has accrued upon the unpaid principal balance of the Promissory Note, shall be due and payable throughout the term of the Purchase Money Promissory Note. The unpaid principal balance of the Purchase Money Promissory Note, together with all Interest accrued thereon, shall be due and payable on the date which will be one (1) year from the date of the execution of the Purchase Money Promissory Note.
     4.3. Balance of Purchase Price. The balance of the Purchase Price shall be due and payable by Buyer, at Closing, in the form of a cashier's check or by federally wire transferred funds, subject to all adjustments, prorations and credits provided for in this Agreement.
SECTION V. - EVIDENCE OF TITLE.
-------------------------------
          Within ten (10) days (the "Title Delivery Period") from the Effective Date, the Seller shall, at its sole cost and expense, furnish the Buyer with: (i) an owner's title insurance commitment (the "Commitment") from a title insurance company licensed to do business in the State of Florida; and (ii) legible copies of all instruments referred to in the Commitment as conditions and/or exceptions to title to the Property, including liens. For each day beyond the Title Delivery Period that the Seller fails to furnish the Commitment to the Buyer, the date of closing shall be extended for two (2) days. Buyer shall have twenty (20) days (the "Title Review Period") from the date of receipt of the Commitment to review the Commitment. If the Commitment reveals that title to the Real Property is not good, marketable and insurable in accordance with the standards adopted by The Florida Bar then Buyer shall, prior to the expiration of the Title Review Period, notify Seller, in writing, specifying the title defect(s). If the title defect(s) render title to the Real Property not good and unmarketable, Seller shall have sixty
(60) days from receipt of such notice within which to remove said title defects, and if Seller is unsuccessful in removing the title defects within said sixty (60) day period, the Buyer shall have the option to either: (1) accept the title to the Real Property as it then is without reduction in the Purchase Price or claim against Seller therefor; or (2) demand a refund of the Deposit, with all interest earned thereon, which shall forthwith be returned to Buyer by the Escrow Agent and thereafter Buyer and Seller shall be released from all further obligations under this Agreement; or (3) grant to Seller two (2) successive thirty (30) day extensions to cure title to the Real Property, in which event Seller shall proceed with diligence and use its best efforts to cure such title defects. (The Buyer has reviewed the terms and provisions contained within the Easement and Maintenance Agreement for Access, Ingress, Egress and Recreational Use dated February 17, 1996 (the "Easement Agreement"), entered into by and between COLONY PLAZA CONDOMINIUM ASSOCIATION, INC., a not-for-profit Florida corporation and the Seller, which Easement Agreement was filed for record on March 4, 1996 in official records Book 5021, at Page 1696, of the Public Records of Orange County, Florida. The Buyer acknowledges that the terms and provisions contained within the Easement Agreement are acceptable to the Buyer and that the Easement Agreement shall not constitute a defect in the title to the Real Property.) If, however, title to the Real Property is unmarketable because of liens and/or encumbrances in a liquidated amount that can be released or satisfied by the payment of money alone then, at the time of Closing, such liens shall be paid from the cash to close and the amount due Seller shall be reduced by such amount.
SECTION VI. - SURVEY.
---------------------
     The Seller, within ten (10) days from the Effective Date (the "Survey Delivery Period") shall, at Seller's expense, furnish the Buyer with a currently dated survey (the "Survey") of the, Real Property. If the Survey shows any encroachments on the Real Property, the same shall be treated as a defect in the title to the Real Property, and such title defect shall be governed by the provisions contained within Section V of this Agreement.
SECTION VII. - INSPECTION PERIOD.
---------------------------------
     7.1. Inspection Period. The Seller agrees that the Buyer shall have a period of thirty (30) days commencing from and after the Effective Date (the "Inspection Period") within which to conduct such investigations with respect to the Property, with respect to the feasibility of the proposed development of the Property, and with respect to the environmental condition of the Property, as the Buyer deems to be prudent and appropriate, in the Buyer's sole and unbridled judgment and discretion. If the Buyer determines, for any reason whatsoever, in the Buyer's sole and unbridled judgment and discretion, that the Buyer does not wish to acquire and develop the Property, then the Buyer shall have the right, at the Buyer's sole option, to terminate this Agreement by giving written notice of termination to the Seller and to the Escrow Agent prior to the expiration of the Inspection Period, whereupon the Buyer shall be entitled to receive the return of the Deposit, together with all interest earned thereon, and upon return of same, this Agreement shall be deemed terminated and of no further force and effect, and the Seller, Buyer and Escrow Agent shall be released and relieved from any liability or obligation hereunder, If, however, the Buyer does n6t timely exercise its right to rescind the within transaction, pursuant to the provisions contained within this Section VII, then the Buyer shall not, thereafter, be permitted to rescind this transaction pursuant to the provisions contained with this
Section VII. Further, in the event the Buyer does not elect to rescind this transaction Pursuant to the provisions contained ,within this Section VII, then the Buyer shall: (i) be deemed to be Purchasing the Property in an "AS IS" "WHERE IS" condition without relying upon any representation or warranty made on the part of the. Seller, except as specifically provided for in this Agreement; and (ii) within three (3) days from the date of the expiration of the Inspection Period tender an additional deposit to the Escrow Agent in the amount of SEVEN THOUSAND FIVE HUNDRED AND NO/1OO ($7,500,00) DOLLARS.
     7.2. During the Inspection Period and thereafter, the Buyer, its architects, surveyors, agent, and engineers shall have the right to go upon the Property and conduct any and all surveys, soil tests, soil borings and similar investigations as the Buyer shall require, provided that the Buyer shall indemnify and save the Seller harmless with respect to any liabilities, obligations, suits and demands arising out of or in connection with such activities, All such entry onto the Property shall be at the sole risk of Buyer and its engineers, architects or other agents and Seller shall have no liability for any injury sustained by Buyer or its engineers, architects or other agents nor shall Seller be liable for any damage to any equipment or other items used to perform any such physical inspections and investigations. The Buyer will immediately repair or cause to be repaired, any damage to the Property occasioned by such activities.
SECTION VII. - CLOSING DOCUMENTS.
---------------------------------
     At Closing, Seller shall execute and/or deliver to Buyer executed originals of the following documents:
     8.1. Warranty Deed, in recordable form, conveying and delivering to the Buyer the fee simple title of the Seller in and to the Property, free and clear of all liens, charges, encumbrances, clouds and defects whatsoever, with the exception of all easements and restrictive covenants of record and real property taxes for the year 1999 and thereafter.
     8.2. Mechanic's lien affidavit to the effect that, as of the date of Closing, there exist no unpaid bills for repair or materials furnished to the Property or any portion thereof by Seller which could be the subject matter of a mechanic's or materialmen's lien and further certifying that as of the date of Closing, no person, firm or entity is in possession of the Property or is entitled to possession thereof, except Seller. Said affidavit shall contain the following representation and warranty: "That there are no matters pending against Seller nor will Seller execute any instruments or do any act whatsoever which would or might give rise to a lien which would attach to the Property or which might, in any way, affect title to the Property to the detriment of Buyer from and after the date of Closing, or at any time thereafter."
     8.3.  Closing Statement.
     8.4. "Gap" Affidavit in form sufficient to allow the title agent to delete the "gap" exception from the Commitment.
     8.5.  Assignment of the Tangible and Intangible Personal
Property
     8.6.  Assignment of the Permits.
     8.7. A Non-Foreign Affidavit of the Seller confirming that Seller is not a foreign person or foreign entity within the meaning of Section 1445(f) of the Internal Revenue Code.
     8.8. Assignment of all of Seller's right, title and interest in and to the Documents.
     8.9. Any other documents reasonably necessary to consummate the transactions contemplated by this Agreement.
     At the time of Closing, Buyer shall execute and/or deliver to Seller executed originals of the following documents:
     8.10.  Closing Statement.
     8.11.  Purchase Money Promissory Note and Purchase Money
Mortgage.
     8.12. Any other documents reasonably necessary to consummate the transactions contemplated by this Agreement.
SECTION IX. - CLOSING AND POSSESSION.
-------------------------------------
     The transaction contemplated by this Agreement shall be closed (the "Closing") by express mail delivery, with all closing documents being delivered to the offices of BEDZOW, KORN, BROWN, MILLER & ZEMFL, P.A., commencing at 10:00 am, on the date which shall be thirty (30) days from the date of expiration of the Inspection Period, unless otherwise extended by other terms of this Agreement.
SECTION X. - REPRESENTATIONS OF SELLER.
---------------------------------------
     The Seller hereby warrants and represents the following to the Buyer with the full understanding that the Buyer will rely upon said representations and warranties in closing the transaction contemplated by this Agreement:
     10.1. That the Real Property is not in violation of, and the Seller has received no notice of, any violation of laws or municipal ordinances or of federal, state, county or municipal or other governmental agency regulations, orders or requirements relating to the Real Property and Seller has no reason to believe that any such notice may or will be received. Seller agrees that, if any such notice(s) is received by the Seller, prior to Closing, copies of such notice(s) will be immediately delivered to the Buyer and such notice(sO shall be regarded as a defect in the title to the Real Property.
     10.2. Seller has received no notice of any default or breach of any covenants, conditions, restrictions or easements affecting the Real Property and has no reason to believe that any such notice may or will be received. If notice of such default or breach is filed for record and/or is received by the Seller or the Buyer, pending Closing, such notice shall be regarded as a defect in the title to the Real Property.
     10.3. The Seller has the full right, power and authority to own and convey the Real Property without the need for further consents or authorizations, All necessary authorizations and approvals have been obtained authorizing the Seller to execute this Agreement and to consummate the transactions contemplated hereby. At Closing, the Seller will deliver certified copies of resolutions as may be necessary to evidence such authority.
     10.4. There are no suits (including, without limitation, condemnation or eminent domain proceedings) or other legal proceedings pending or threatened with respect to the Real Property. In this regard, the Seller hereby discloses that the Seller has received verbal inquiry from the City of Ocoee, Florida regarding a possible taking of the Property by the City of Ocoee.
     10.5. Seller is neither a foreign person nor a foreign corporation, as those terms are defined in Section 7701 of the Internal Revenue Code of 1054, as amended, and at Closing, the Seller will execute an affidavit evidencing same.
     10.6. Seller represents that Seller has received no written notice as to any pending special assessments which would affect the Real Property other than as set forth herein.
     10.7. Between the Effective Date and the date of Closing, the Seller wll not, without Buyer's prior written consent, create or permit to be created any new encumbrances on the Real Property. For the purposes of this subparagraph, the term "encumbrance" shall mean any liens, claims, options, mortgages, encroachments, leases, easements, covenants, conditions or restrictions.
     In the event that the Buyer becomes aware prior to Closing that any of the warranties or representations set forth in this
Section X, inclusive, are untrue (either at the time made or as the result of some change in facts occurring after the execution of this Agreement but prior to Closing), then the Buyer shall promptly give written notice thereof to Seller and, after receipt of such notice, Seller shall utilize its best efforts, including the institution and diligent prosecution of appropriate suits, to render such representation true and correct. Seller shall have thirty (30) days to render such representation true and correct and the Closing Date shall be extended by the number of days necessary to give Seller such time to perform. If Seller is unable to render all such representations true and correct by Closing, as same may have been extended as aforesaid, the Buyer may either: (i) terminate this Agreement and in such event all deposits, together with all interest earned thereon, placed hereunder by the Buyer shall forthwith be returned to the Buyer by the Escrow Agent and the Seller and the Buyer shall be relieved of all further obligations; or (ii) elect to close the contemplated transaction, notwithstanding the failure of such representation and warranty, in which event the Closing shall be deemed as a waiver by the Buyer of the failure of such representation and warranty.
SECTION XI. - REPRESENTATIONS BY BUYER.
---------------------------------------
     The Buyer hereby represents and warrants that the Buyer has the. fall right, power and authority to purchase the Property without the need for further consents or authorizations, All necessary authorization and approvals have been obtained authorizing the Buyer to execute this Agreement and to consummate the transactions contemplated hereby. At Closing, the Buyer will deliver certified copies of resolutions as may be necessary to evidence such authority.
SECTION XII. - CALCULATION OF TIME.
-----------------------------------
     Any reference herein to time periods of less than six (6) days shall, in the computation thereof, exclude Saturdays, Sundays and legal holidays and any time period provided for herein which shall end on a Saturday, Sunday or legal holiday, shall extend to 5:00 P.M. of the next business day.
SECTION XIII. - PRORATIONS AND ADJUSTMENTS.
-------------------------------------------
     Real property taxes and assessments affecting the Real Property shall be prorated at Closing, based upon the current year's assessment and if the exact amount of the tax is unknown at the time of Closing, the same shall be based upon the previous year's maximum discount amount and thereafter reprorated and adjusted within ten (10) days written notice by any party hereto to the other when the actual tax bills are issued (based on November tax payment);
SECTION XIV. - EXPENSES.
------------------------
     The following expenses associated with the closing of the transaction contemplated by this Agreement shall be paid for by the Seller:
     14.1.  The cost of obtaining the Commitment;
     14.2. The premium for issuance of the Owner's Policy of Title Insurance in favor of the Buyer; and
     14.3.  Seller's attorneys' fees.
     The following expenses associated with the closing of the transaction contemplated by this Agreement shall be paid for by the Buyer:
     14.4.  Documentary stamps upon the Warranty Deed; and
     14.5. Documentary stamps upon the Purchase Money Promissory Note, intangible tax upon the Purchase Money Mortgage and the cost of recordation of the Purchase Money Mortgage; and
     14.6.  Buyer's attorneys' fees.
SECTION XV. - SPECIAL ASSESSMENT LIENS.
---------------------------------------
     Certified. confirmed and ratified special assessment liens as of the date of Closing are to be paid by Seller. Pending liens as of the date of Closing shall be assumed by the Buyer, provided, however, that where the improvement has been substantially completed as of the date of Closing such pending lien shall be considered as certified, confirmed or ratified and Seller shall, at Closing, be charged an amount equal to the last estimate by the public body of the assessment for the improvement. Such estimate shall, at the request of either party to the transaction, be readjusted upon receipt of the actual billing.
SECTION XVI. - CONDEMNATION.
----------------------------
     In the event that the Real Property, or any portion thereof, is taken by eminent domain prior to Closing, or any governmental authority shall have notified Seller that it proposes to take the Real Property, or any portion thereof, by eminent domain proceedings, then and in that event, the following shall apply:
     16.1. In the event that the eminent domain proceeding shall affect only a minor portion of the Real Property then, and in that event, the Closing shall take place in accordance with the provisions of this Agreement and, at the time of Closing, Seller shall execute and deliver to Buyer an assignment of the condemnation award, in form and content reasonably satisfactory to the attorneys for the Buyer and deliver to Buyer any portion of the award already received by Seller.
     16.2. In the event that the eminent domain proceeding shall affect a major part of the Real Property (for the purposes hereof, a "major part of the Real Property" shall mean a taking which would, in Buyer's reasonable judgment, materially affect the future development and/or operation of the Real Property for the specific use intended by the Buyer) the and in that event, the Buyer of the Real Property shall have the option of either canceling this Agreement and receiving the return of the Deposit, together with all interest earned thereon, or proceeding with the Closing, in which event, at the time of Closing, Seller shall execute and deliver an assignment of the condemnation award to the Buyer in form and content reasonably satisfactory to the Buyer and deliver to Buyer any portion of the award already received by Seller.
SECTION XVII. - ATTORNEY'S FEES AND CONSTS.
-------------------------------------------
     In connection with any litigation, including appellate proceedings, arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorney's fees and costs which have been incurred by the prevailing party.
SECTION XVIII. - DEFAULT
------------------------
     18.1. If the Buyer shall default with respect to its obligations hereunder and such default shall not be cured by Buyer within ten (10) days after receipt of written notice from Seller specifying the nature of the default, then the Deposit, together with all interest earned thereon, shall be retained by the Seller as full and complete liquidated damages, Consideration for the execution of this Agreement and in fall settlement of any claims; whereupon all parties shall be relieved of all further obligations under this Agreement. In the event the Seller refuses to perform this Agreement and such failure and/or refusal shall not be cured by Seller within ten (10) days after receipt of written notice from Buyer specifying the nature of such failure or refusal, then Buyer shall have the right to seek specific performance of the Seller's obligations under this Agreement. In no event shall the Buyer have the right to seek to recover damages from the Seller in the event the Seller shall default with respect to Seller's obligation under this Agreement.
     18.2. The Provisions of this Section XVIII are not intended to preclude or eliminate any other rights and/or recourses as elsewhere set forth in this Agreement.
SECTION XIX. - NOTICES.
-----------------------
     Notice (the "Notice") to either party hereto shall be in writing and shall be deemed duly given if sent (i) by United States mail, certified or registered, return receipt requested, with postage prepaid and such notice shall be deemed received three (3) days after mailing (ii) by a reputable courier service (such as Federal Express) and such notice shall be deemed received the day delivered, or (iii) by telex or telecopy, in which event a photocopy of the Notice shall be sent by first class, registered or certified mail within twenty-four (24) hours after the telex or telecopy and such notice shall be deemed received the day sent by telex or telecopy, In each event, the Notice shall be addressed or sent by facsimile as follows:
     SELLER:          COLONY PLAZA DEVELOPMENT, INC.
                      307 South 21st Avenue
                      Hollywood, Florida 33020
                      Telephone No. (954) 922-6070
                      Facsimile No. (954) 921-5080
                      Attention: HARVEY BIRDMAN, Vice-President
     With a Copy to:  BEDZOW, KORN, BROWN, MILLER & ZEMEL, P.A.
                      20803 Biscayne Boulevard, Suite 200
                      Aventura, Florida 33180
                      Telephone No. (305) 935-6888
                      Facsimile No. (305) 936-9501
                      Attention: GARY A, KORN, Esquire

     BUYER:           CYPRESS HOTEL MANAGEMENT COMPANY
                      2750 North Orange Blossom Trail
                      Orlando, Florida 32804
                      Telephone No. (407) 839-3939
                      Facsimile No. (407) 649-4315
                      Attention: THOMAS E. McINTYRE, President

     With a Copy to:  CYPRESS COMPANIES
                      2250 North Orange Blossom Trail
                      Orlando, Florida 32804
                      Telephone No. (407) 839-3939
                      Facsimile No. (407) 649-4315
                      Attention: CATHERINE BUHALY IBOLD, Esquire

SECTION XX. - BROKERS.
----------------------
     The parties each represent and warrant to the other that no real estate broker, salesman or finder has been involved in this transaction. If a claim for brokerage in connection with the transaction is made by any broker, salesman or finder, claiming to have dealt through or on behalf of one of the parties hereto (the "Indemmitor"), said Indemnitor shall indemnify, defend and hold the other party hereunder, and such other party's officers, directors, partners, agents and representatives (collectively the "Indemnitee") harmless from all liabilities, damages, claims, costs, fees and expenses whatsoever (including reasonable attorney's fees and court costs) with respect to said claim for brokerage, The provisions of this paragraph shall survive the closing of the transactions contemplated by this Agreement.
SECTION XXI. - ESCROW AGENT.
----------------------------
     The Escrow Agent shall immediately deposit for collection and shall hold all Deposits delivered to Escrow Agent. The Escrow Agent shall not be accountable for the yield earned on such escrow account.
     If there is any dispute as to whether the Escrow Agent is obligated to deliver any monies which it holds or to whom said monies are to be delivered, the Escrow Agent shall not be obligated to make any delivery, but in such event the Escrow Agent may hold same until receipt by the Escrow Agent of an authorization in writing signed by all of the parties having an interest in such dispute directing the disposition of same; or, in the, absence of such authorization,. the Escrow Agent may hold such monies with interest thereon until the final determination of the rights of the parties pursuant to appropriate legal proceedings. If such written authorization is not given or such legal proceeding for determination not commenced and diligently continued, the Escrow Agent may bring an appropriate action or proceeding for leave to deposit the monies it holds in escrow in court, pending such determination. In the event the Escrow Agent places the monies it holds in escrow in the registry of the Court having jurisdiction with regard to this transaction and files an action of interpleader naming the parties hereto, the Escrow Agent shall be released and relieved from any and all further obligations and liability hereunder. The Escrow Agent shall not be responsible for any acts Or omissions except for willful misconduct or gross negligence. In the event of any dispute with regard to the monies which are being held by Escrow Agent, then with respect to the costs and expenses incurred by Escrow Agent in connection with the filing of an interpleader action (including, but not limited to, reasonable attorneys, and paralegals' fee for Escrow Agent's attorneys) the non-prevailing party hereby indemnities and holds Escrow Agent harmless from all loss, cost or expense including, but not limited to, attorneys' fees and court costs through all trial and appellate levels incurred by Escrow Agent in connection with this Agreement. The parties hereby recognize that the Escrow Agent is also representing the Seller with regard to this transaction and the Buyer hereby agrees that Escrow Agent may continue to represent the Seller following a dispute and in connection therewith and the Buyer shall not and is hereby estopped from objecting to the Escrow Agent representing the Seller with respect to this Agreement or with respect to any litigation with regard to this Agreement.
SECTION XXII. - MISCELLANEOUS
-----------------------------
     22.1. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and may not be amended, modified, altered or changed in any respect whatsoever except by further agreement in writing duly executed by the parties hereto.
     22.2. The captions and headings of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.
     22.3. This Agreement is to be deemed to be a confidential document and is not to be distributed by the Seller to any party without the consent of the Buyer. If this Agreement is not accepted by the Seller, then all copies of this Agreement are to be returned to the Buyer.
     22.4. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and personal representatives. Wherever the context permits, singular shall include the plural and vice versa and one gender shall include all genders.
     22.5. This Agreement shall be governed in its enforcement and construction and interpretation by the laws of the State of Florida.
     22.6. This Agreement may be executed in counterparts by the parties hereto and each shall be considered an original Insofar as the parties hereto are concerned but together said counterparts shall comprise only one agreement.
     22.7. The rights of the Buyer hereunder shall be freely assignable; provided that the assignee from the Buyer assumes all of the Buyer's duties and obligations under this Agreement by separate assumption agreement reasonably acceptable to the Seller.
     22.8. All of the Exhibits attached to this Agreement are incorporated herein by reference, and made a part of, this Agreement.
     22.9. In the, event any term or provision of this Agreement shall be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effects.
     22.10. Wherever reference is made in this Agreement to money or sums of money, or to dollars or amounts thereof, such reference shall be deemed to mean reference to United States currency and United States dollars, acceptable as legal tender within the United States of America.
     22.11. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both the Buyer and the Seller have contributed substantially and materially to the preparation of this Agreement.
     22.12. No waiver or any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is inserted and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

Signed, Sealed and Delivered          SELLER:
in the Presence of:                   COLONY PLAZA DEVELOPMENT, INC., a
                                      Florida corporation
/s/ Cary Greenberg
-----------------------------         By:  /S/ Harvey Birdman
Print Name: Cary Greenberg            HARVEY BIRDMAN, Vice-President

/S/ Pam Ford
-----------------------------
Print Name: Pam Ford

                                      BUYER:
                                      CYPRESS HOTEL MANAGEMENT COMPANY

 /S/ Byron N. Carter                  By:  /S/ Thomas E. McInTyre
Print Name: Byron N. Carter               THOMAS E. McINTYRE, President

 /S/ Mindy R. Klein
Print Name: MINDY R. KLEIN


           AMMENDMENT TO AGREEMENT FOR PURCHASE AND SALE

     THIS AMENDMENT TO AGREEMENT FOR PURCHASE AND SALE (the "Amendment") is made and entered into this 12 day of November, 1999, by and between OLONY PLAZA DEVELOPMENT, INC., a Florida corporation (hereinafter referred to as the "Seller") and CYPRESS HOTEL MANAGEMENT COMPANY and/or its assigns (hereinafter referred to as the "Buyer").

                               W I T N E S S E T H:
                               --------------------

     WHEREAS, the, Seller and the Buyer entered into and executed an Agreement for Purchase and Sale dated October 8, 1999 (the "Agreement"), pursuant to which the, Seller agreed to sell to the Buyer, and the Buyer agreed to purchase from the Seller, the Developer Retained Area owned by the Seller which is adjacent to COLONY PLAZA, a Condominium situate in the City of Ocoee, State of Florida; and

     WHEREAS, the Seller and the Buyer have agreed to amend and modify certain of the terms and provisions contained within the Agreement, in the manner hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the sum of TEN
AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed as follows:

     1. It is hereby agreed that the duration of the Inspection Period, as said term is described within Paragraph 7.1 of the Agreement, shall be extended and shall continue through and including 4:00 p.m. on Tuesday, November 30, 1999.

     2. The Buyer acknowledges receipt of the Commitment, as said term is described within Section V of the Agreement, on Tuesday, November 2, 1999.

     3. Paragraph 10.4 of the Agreement is hereby amended to read as follows:

            "There are no suits (including, without limitation condemnation or eminent domain proceedings) or other legal proceedings pending or threatened with respect to the Real Property, Seller bas not received any written or oral notice from any public or quasi-public authority having power of eminent domain or condemnation over the Real Property and has no reason to believe, that any such notice my or will be received.

     4. Except as herein modified and amended, each and every one of the terms, provisions, covenants and agreements contained within the Agreement shall remain unmodified and shall continue in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been entered into as of the date. first set forth hereinabove.

Signed, Sealed and Delivered          SELLER:
in the Presence of:                   COLONY PLAZA DEVELOPMENT, INC., a
                                      Florida corporation
/S/ Cary Greenberg
-----------------------------         By:  /S/ Harvey Birdman
Print Name: Cary Greenberg               HARVEY BIRDMAN, Vice-President
/S/ Pam Ford
-----------------------------
Print Name: Pam Ford

                                      BUYER:
                                      CYPRESS HOTEL MANAGEMENT COMPANY

 /S/ Catherine Iheld                  By:  /S/ Thomas E. McInTyre
Print Name: Catherine Iheld               THOMAS E. McINTYRE,
President

 /S/ Mindy R. Klein
Print Name: MINDY R. KLEIN


_____________________________________________________________________________
EXHIBIT 6(c).1 SAMPLE OF STOCK AGREEMENT RELATING TO THE OCTOBER 30,
1998 BONUS PLAN OFFERING
_____________________________________________________________________________

                                  STOCK AGREEMENT

     This Stock Agreement is entered into effective the 30th day of October, 1998, by and between SunVest Resorts, Inc. (the "Company"), and the undersigned individual more particularly described as "Recipient" on Exhibit "A" attached hereto and incorporated herein by reference (the "Recipient").

     Now, therefore, based on the mutual covenants, conditions and restrictions contained herein, the parties hereto agree as follows:

1. Stock. The Company shall pay, as soon as practicable upon signing this Stock Agreement, the Stock to the Recipient.

2. Nature of Stock. The Stock shall be paid, in kind, in the form of common stock of the Company (the "Shares"). Any Shares transferred pursuant to this Stock Agreement are intended to be issued pursuant to Rule 701 under the Securities Act of 1933 (the "Act").

3. Tax Effect. Recipient acknowledges to Company that (a) he/she shall seek independent advice regarding the income tax effects of the Stock and (b) he/she understands that the Shares received by him/her are restricted and may be resold primarily pursuant to Rule 144 under the Act.

4. Transfer of Shares. All Shares issued by the Company pursuant to this Stock Agreement shall be duly authorized, fully paid and non-assessable.

     In witness whereof, the parties have caused this Stock
Agreement to be signed effective October 30, 1998.

Company:                        Recipient:

SunVest Resorts, Inc.           ________________________________

by:                             ________________________________
    __________________________                Print Name
Title:
       _______________________
                                Address:
                                ________________________________
                                ________________________________
                                ________________________________


                          Exhibit A

Recipient                    Stock
                             100 Shares of Common Stock of
                             SunVest Resorts, Inc.

________________________________________________________________
EXHIBIT 10.1 CONSENT OF HIXSON, MARIN, POWELL & DESANCTIS, P.A.,
CPA'S
________________________________________________________________

            HIXSON, MARIN, POWELL & DESANCTIS, P.A.
                  CERTIFIED PUBLIC ACCOUNTANTS
      DAVID L. HIXSON, C.P.A. * RAYMOND F. MARIN, C.P.A.
     DONALD F. POWELL, C.P.A. * PETER V. DeSANCTIS, C.P.A.

16100 N. E. 10th AVENUE, SUITE B              3300 PGA BOULEVARD
NORTH MIAMI BEACH, FL 33162             GARDENS PLAZA, SUITE 601
DADE: (305) 944-7001                PALM BEACH GARDENS, FL 32410
BROWARD: (854) 920-1311                      TEL: (561) 824-5700
FAX: (305) 944-6637                          FAX: (561) 824-5702

RESPOND TO: []                                    RESPOND TO: []

       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


SunVest Resorts, Inc.
Hollywood, Florida

We hereby consent to the use in this Registration Statement on Form 10-SB of our report dated June 15, 1999, relating to the financial statements of SunVest Resorts, Inc., Hollywood, Florida, and to the reference to our Firm under the caption "Experts" in such Registration Statement.

 /s/ Hixson, Marin, powell & DeSanctis, P.A.
--------------------------------------------
HIXSON, MARIN, POWELL & DESANCTIS, P.A.

November 19, 1999
North Miami Beach, Florida
_____________________________________________________________________________
EXHIBIT 27 - Financial Data Schedule
_____________________________________________________________________________

Item Number    Item Description                            September 30
                                                         1999       1998
5-02(1)        Cash and cash items                     305,400    133,000
5-02(2)        Marketable securities                         0          0
5-02(3)(a)(1)  Notes and accounts receivable - trade 1,398,100  2,737,100
5-02(4)        Allowances for doubtful accounts         99,000     99,000
5-02(6)        Inventory                             8,974,500  2,634,500
5-02(9)        Total current assets                 10,894,000  5,696,100
5-02(13)       Property, plant and equipment         3,832,200    975,400
5-02(14)       Accumulated depreciation                145,000     63,000
5-02(18)       Total Assets                         15,118,000  6,421,300
5-02(21)       Total current liabilities             1,561,100    778,300
5-02(22)       Bonds, mortgages and similar debt    12.790,200  4,744,000
5-02(28)       Preferred stock - mandatory redemption        0          0
5-02(29)       Preferred stock - no mandatory redemption     0          0
5-02(30)       Common stock                            177,500    177,500
5-02(31)       Other stockholder's equity              579,600    579,600
5-02(32)       Total liabilities and
               stockholders' equity                   (830,700)(1,561,700)
5-03(b)1(a)    Net sales of tangible products        1,546,000  2,182,300
5-03(b)1       Total revenues                        2,341,600  2,515,600
5-03(b)2(a)    Cost of tangible goods sold           1,143,000  1,527,600
5-03(b)2       Total costs and expenses applicable
               to sales and revenues                   245,800    164,800
5-03(b)(3)     Other costs and expenses                857,100    609,000
5-03(b)(5)     Provision for doubtful accounts
               and notes                                10,000     10,000
5-03(b)(8)     Interest and amortization of debt discount    0          0
5-03(b)(10)    Income before taxes and other items      45,600   (264,200)
5-03(b)(11)    Income tax expense                       18,000   (111,700)
5-03(b)(14)    Income/loss continuing operations        11,200   (167,600)
5-03(b)(15)    Discontinued operations                       0          0
5-03(b)(17)    Extraordinary items                           0          0
5-03(b)(18)    Cumulative effect - changes in
               accounting principles                         0          0
5-03(b)(19)    Net income or loss                       11,200   (167,600)
5-03(b)(20)    Earnings per share - primary               0.00      (0.02)
5-03(b)(20)    Earnings per share - fully diluted         0.00      (0.02)